    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1997

                                                      REGISTRATION NO. 333-14339
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 6
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                             ------------------------

                           ALL-COMM MEDIA CORPORATION
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                   NEVADA                                          7389                             88-0085608
          (STATE OF INCORPORATION)                     (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
                                                        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            ------------------------

                        400 CORPORATE POINTE, SUITE 780
                         CULVER CITY, CALIFORNIA 90230
                                 (310) 342-2800
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                MR. BARRY PETERS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           ALL-COMM MEDIA CORPORATION
                        400 CORPORATE POINTE, SUITE 780
                         CULVER CITY, CALIFORNIA 90230
                                 (310) 342-2800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                      ROBERT A. ZUCCARO, ESQ.                                            IRWIN M. ROSENTHAL, ESQ.
                     JONES, DAY, REAVIS & POGUE                                    RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
                        599 LEXINGTON AVENUE                                               30 ROCKEFELLER PLAZA
                      NEW YORK, NEW YORK 10022                                           NEW YORK, NEW YORK 10112
                           (212) 326-3939                                                     (212) 698-7700

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the 'Securities Act') check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                                EXPLANATORY NOTE


     This registration statement (the 'Registration Statement') contains two prospectuses. The first prospectus (the 'Prospectus') relates to the underwritten public offering (the 'Underwritten Offering') of 2,100,000 shares of common stock, par value $.01 per share (the 'Common Stock') of All-Comm Media Corporation (the 'Company'), 1,750,000 of which are being offered by the Company and the remaining 350,000 of which are being offered by certain selling stockholders of the Company (the 'Selling Stockholders'), and 315,000 shares of Common Stock to cover over-allotments, if any, the first 124,173 shares of which are being offered by certain selling stockholders of the Company (the 'Over-Allotment Selling Stockholders') and the remaining 190,827 shares of which are being offered by the Company. The form of Prospectus in the exact form in which it is to be used after the effective date will be filed with the Securities and Exchange Commission (the 'Commission') pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the 'Securities Act'). The second Prospectus (the 'Delayed Prospectus') relates to the offering (the 'Delayed Offering') of 1,381,056 shares of Common Stock by certain selling stockholders of the Company (the 'Delayed Selling Stockholders') on a delayed basis following the Underwritten Offering, but not as part of the Underwritten Offering. Of the Delayed Shares, 1,291,588 shares will be subject to certain lock-up arrangements. Following the Prospectus are certain alternate pages of the Delayed Prospectus, including alternate front outside and back outside cover pages, an alternate 'The Offering' section of the 'Prospectus Summary,' an alternate 'Use of Proceeds' section, an alternate first page of the 'Shares Eligible for Future Sale' section and new sections entitled 'The Underwritten Offering' and 'Delayed Selling Stockholders and Plan of Distribution.' Each of the alternate pages for the Delayed Prospectus included herein is labeled 'Alternate Page for Delayed Prospectus.' All other sections of the Prospectus, other than 'Underwriting,' 'The Delayed Offering' and the legends for California and Washington residents, are to be used in the Delayed Prospectus. In addition, cross-references and pagination in the Prospectus will be adjusted in the Delayed Prospectus to refer to, include and/or delete the appropriate sections.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 21, 1997

PROSPECTUS

                                2,100,000 SHARES
                           ALL-COMM MEDIA CORPORATION                    [LOGO]
                                  COMMON STOCK


     This Prospectus relates to an offering (the 'Underwritten Offering') of 2,100,000 shares of common stock, par value $.01 per share (the 'Common Stock'), of which 1,750,000 shares are being offered by All-Comm Media Corporation ('All-Comm' or the 'Company') and 350,000 shares are being offered by certain stockholders of the Company (the 'Selling Stockholders'). The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. See 'Principal and Selling Stockholders.' The Common Stock is quoted on The Nasdaq SmallCap Market'SM' under the symbol 'ALCM.' On January 17, 1997 the last sale price of the Common Stock, as reported by The Nasdaq SmallCap Market'SM,' was $4 1/8 per share. See 'Price Range of Common Stock.' In addition, pursuant to a separate prospectus (the 'Delayed Prospectus'), 1,381,056 shares (the 'Delayed Shares') of Common Stock are being offered (the 'Delayed Offering') by certain selling stockholders of the Company (the 'Delayed Selling Stockholders') on a delayed basis from time to time, and not as part of the Underwritten Offering. Of the Delayed Shares, 1,291,588 shares will be subject to certain lock-up arrangements for a period of nine months after the date of this Prospectus, subject to earlier termination if the final Prospectus relating to the Underwritten Offering is not filed with the Securities and Exchange Commission (the 'Commission') by March 31, 1997 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the 'Securities Act'). Cruttenden Roth Incorporated (the 'Lead Representative') has indicated to the Company and certain representatives of the holders of an aggregate of 1,250,000 of the Delayed Shares subject to such lock-up arrangements that, upon consummation of the Underwritten Offering, it would be willing to release some or all of the Common Stock held or beneficially owned by such holders from the provisions of such lock-up arrangements prior to the expiration of such nine-month period under certain circumstances. As of the date of this Prospectus, there is no agreement (oral or written) with any of such holders as to the specific date that any release of shares from the provisions of such lock-up arrangements would be granted or as to the number of shares subject to such lock-up arrangements that would be so released. See 'The Delayed Offering' and 'Shares Eligible for Future Sale.'

  SEE 'RISK FACTORS' BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN MATERIAL
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED   UPON   THE   ACCURACY  OR   ADEQUACY   OF   THIS  PROSPECTUS.
      ANY  REPRESENTATION  TO   THE  CONTRARY  IS   A  CRIMINAL   OFFENSE.

                                                                  UNDERWRITING                                   PROCEEDS TO
                                               PRICE              DISCOUNTS AND           PROCEEDS TO              SELLING
                                             TO PUBLIC           COMMISSIONS(1)           COMPANY(2)            STOCKHOLDERS
 Per Share...........................            $                      $                      $                      $
  Total(3)...........................            $                      $                      $                      $

(1) Excludes (a) warrants (the 'Representatives' Warrants') to be issued to the Lead Representative and LT Lawrence & Co., Inc. (the 'Other Representative,' and together with the Lead Representative, the 'Representatives'), each in its individual capacity and not as representative of the underwriters (the 'Underwriters'), to purchase 210,000 shares of Common Stock at an exercise price per share equal to 120% of the initial price to public per share and
    (b) a non-accountable expense allowance payable to the Representatives equal to 3% of the gross proceeds of the Underwritten Offering. The Company has agreed to indemnify the Underwriters against, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. See 'Underwriting.'
(2) Before  deducting expenses payable by the  Company estimated to be $       ,
    including the Representatives' non-accountable expense allowance. See 'Underwriting.'
(3) The Company, certain of the Selling Stockholders and certain other stockholders (the 'Over-Allotment Selling Stockholders') have granted to the Underwriters options, exercisable within 45 days of the date hereof, to purchase, in the aggregate, up to 315,000 additional shares of Common Stock, upon the same terms and conditions as the shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise the over-allotment options in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company, Proceeds to Selling Stockholders and the proceeds to the Over-Allotment Selling Stockholders will be $ , $ , $ , $ and $ , respectively. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders and the Over-Allotment Selling Stockholders. See 'Principal and Selling Stockholders' and 'Underwriting.'
                            ------------------------
     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. It is expected that delivery of the shares will be made against payment therefor at the office of Cruttenden Roth Incorporated, 18301 Von Karman, Suite 100, Irvine, California 92612, on or
about January   , 1997.

                             ------------------------

    CRUTTENDEN ROTH                                  LT LAWRENCE & CO., INC.
     INCORPORATED
                                JANUARY   , 1997

[Photographs]

     IN CONNECTION WITH THE UNDERWRITTEN OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK ON THE OVER-THE-COUNTER MARKET OR OTHERWISE AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         FOR CALIFORNIA RESIDENTS ONLY

WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO (1) 'ACCREDITED INVESTORS' WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, ANY CORPORATIONS OR OTHER ENTITIES, WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY CORPORATION, PARTNERSHIP OR ORGANIZATION (OTHER THAN A CORPORATION, PARTNERSHIP OR ORGANIZATION FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, OR (4) ANY NATURAL PERSON WHO (A) HAS INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITY TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                         FOR WASHINGTON RESIDENTS ONLY

WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO WASHINGTON RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO (1) 'ACCREDITED INVESTORS' WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, ANY CORPORATIONS OR OTHER ENTITIES, WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, OR (3) ANY CORPORATION, PARTNERSHIP OR ORGANIZATION (OTHER THAN A CORPORATION, PARTNERSHIP OR ORGANIZATION FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES BEING OFFERED HEREBY. EACH WASHINGTON RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITY TO A WASHINGTON RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information, including the financial statements and the notes thereto, included elsewhere in this Prospectus. All-Comm conducts its business through two wholly-owned operating subsidiaries: Stephen Dunn & Associates, Inc. ('SD&A') and Metro Services Group, Inc. ('Metro'). SD&A was acquired by Alliance Media Corporation ('Alliance'), which was simultaneously acquired by the
Company, in April 1995. Metro was acquired by the Company in October 1996. References to 'All-Comm' and the 'Company' include All-Comm Media Corporation (and predecessor entities) and its consolidated subsidiaries, Alliance, SD&A and Metro, unless the context otherwise requires. Unless indicated otherwise, the information in this Prospectus assumes that the Underwriters' over-allotment options will not be exercised. The Company's fiscal year currently ends on June 30 of each year. However, the Company currently plans to change its fiscal year-end from June 30 of each year to December 31 of each year, effective with the fiscal year ended December 31, 1996. All share and per share information has been adjusted to reflect a one-for-four reverse stock split of the Common Stock effected August 22, 1995. On December 23, 1996, the Company and certain of its securityholders effected changes in the Company's outstanding capital stock and related securities as described below under 'The Recapitalization.' All information herein which gives effect to the Underwritten Offering, including pro forma as adjusted financial information, also gives effect to such recapitalization. Certain capitalized terms used in the Prospectus Summary are defined elsewhere in this Prospectus. Certain totals contained herein may not add due to rounding adjustments.


                                  THE COMPANY

     All-Comm provides database management services, custom telemarketing/ telefundraising services and other direct marketing services to a diverse group of approximately 600 clients located throughout the United States. These services include customer and market data analysis, database creation and analysis, data warehousing, merge/purge, predictive behavioral modeling, list processing, brokerage and management, data enhancement, other direct marketing information services and custom outbound telemarketing/telefundraising services. The Company believes its expertise in applying these direct marketing tools increases the productivity of its clients' marketing expenditures.

     The Company's services have enabled it to become a leading provider of direct marketing services to performing arts and cultural institutions in the United States. The Company's clients include Lincoln Center for the Performing Arts, Kennedy Center for the Performing Arts, Carnegie Hall, Boston Symphony, New York University and numerous public broadcasting stations. In addition, the Company renders database management and direct marketing services to such commercial clients as The Shubert Organization, Crain Communications, The CIT Group, Mitsubishi Electronics and UNOCAL. Since January 1996, the Company has begun providing services to new clients including Walt Disney Company, Avery Dennison and Countrywide Insurance. Giving effect to the Company's acquisition of Metro, on a pro forma basis, revenues for the Company's fiscal year ended June 30, 1996 were $24.0 million.

INDUSTRY OVERVIEW

     The use of direct marketing by businesses to target and communicate with customers has increased over the last few years due in part to the relative cost efficiency of direct marketing compared to mass marketing methods, as well as the rapid development of more powerful and more cost-effective information technology and data capture capabilities. According to the Direct Marketing Association (the 'DMA'), expenditures for direct marketing services in 1995 were approximately $134.0 billion, the largest component of which, $54.1 billion, was attributable to telemarketing. The DMA has estimated that annual telemarketing expenditures may grow to $78.9 billion by the year 2000. According to other industry sources, total expenditures for database management services in the United States, including services used by direct marketing and other industries, were estimated to have been $3.2 billion in 1993 and are projected to grow at a compound annual rate of 29% through 1998.

     The direct marketing industry is extremely fragmented. According to industry sources, there are almost 11,000 direct marketing service and database service businesses in the United States. The Company believes that most of such businesses are small, specialized companies which offer limited services and/or limited expertise and industry specialization. However, industry consolidation has increased in the last few years resulting in a greater number of large companies providing services similar to those provided by the Company. The Company believes that much of this consolidation is due to: (i) economies of scale in hardware, software and other marketing resources;
(ii) cross-selling services; and (iii) coordinating various components of direct marketing and media programs within a single, reliable environment. The Company believes these trends are likely to continue due in part to client demand for more cost-effective service to perform increasingly complex functions.

STRATEGY

     All-Comm's strategy to enhance its position as a value-added premium provider of database management, custom telemarketing/telefundraising services and other direct marketing services is to:

      Increase revenues by expanding the range of direct marketing services offered and by cross-selling;

      Deepen market penetration in new industries and market segments as well as those currently served by the Company;

      Develop existing and create new proprietary database software and database management applications;

      Increase capacity for telemarketing/telefundraising services and enhance on-site data and calling systems; and

      Pursue strategic acquisitions, joint ventures and marketing alliances to expand direct marketing services offered and industries served.

RECAPITALIZATION

     On December 23, 1996, the Company and certain of its securityholders effected changes in the Company's outstanding capital stock and related securities (the 'Recapitalization'). See 'The Recapitalization' and 'Certain Transactions.'

                            ------------------------
     The Company's principal executive offices are located at 400 Corporate Pointe, Suite 780, Culver City, California 90230 and its telephone number is
(310) 342-2800.

                                  THE OFFERING

Common Stock Offered by the Company................  1,750,000 shares(1)

Common Stock Offered by the Selling Stockholders...  350,000 shares(1)

Common Stock to be Outstanding Following the
  Underwritten Offering............................  10,008,108 shares(1)(2)(3)

Use of Proceeds....................................  The Company will  use the net  proceeds of the  Underwritten
                                                     Offering  for  capital  expenditures,  repayment  of certain outstanding indebtedness  and  general  corporate  purposes, including possible future acquisitions. The Company will not receive any of the proceeds from the sale of Common Stock by the  Selling  Stockholders  or  the  Over-Allotment  Selling
                                                     Stockholders in the Underwritten Offering or by the  Delayed
                                                     Selling  Stockholders in  the Delayed Offering.  See 'Use of
                                                     Proceeds' and 'The Delayed Offering.'

Dividend Policy....................................  The Company intends  to retain future  earnings, if any,  to finance  the  growth  and development  of  its  business and therefore does not anticipate  paying cash dividends on  the
                                                     Common  Stock  in  the  foreseeable  future.  See  'Dividend
                                                     Policy.'

The Nasdaq SmallCap Market'SM' Symbol..............  ALCM

Risk Factors.......................................  See 'Risk Factors' beginning on page 10 for a discussion  of certain  material  factors  that  should  be  considered  by prospective purchasers of the Common Stock.

------------


(1) Does not include up to 315,000 shares of Common Stock that may be sold by the Company, certain of the Selling Stockholders and the Over-Allotment Selling Stockholders pursuant to the Underwriters' over-allotment options. See 'Principal and Selling Stockholders' and 'Underwriting.' In satisfaction of certain pre-existing contractual arrangements with certain of its stockholders, the Registration Statement of which this Prospectus forms a part also includes a prospectus (the 'Delayed Prospectus') with respect to the Delayed Offering whereby 1,381,056 shares of Common Stock are being offered by the Delayed Selling Stockholders on a delayed basis pursuant to Rule 415 under the Securities Act, and not as part of the Underwritten Offering. See 'The Delayed Offering.'



(2) Does not include up to 5,380,927 shares of Common Stock issuable upon conversion or exercise of certain securities or other contractual rights, as follows: (i) warrants issued to holders of the Company's Series B Redeemable Convertible Preferred Stock, par value $.01 per share (the 'Series B Preferred Stock'), which are currently exercisable for 3,100,000 shares of Common Stock; (ii) the Representatives' Warrants, exercisable for 210,000 shares of Common Stock; (iii) warrants (the 'Lock-Up Warrants') to be issued upon consummation of the Underwritten Offering to certain stockholders of the Company as consideration for their agreement to certain lock-up arrangements, exercisable for an aggregate of up to 160,414 shares (the 'Lock-Up Shares') of Common Stock, depending on the extent to which the Underwriters' over-allotment options are exercised, if at all -- see 'Shares Eligible for Future Sale' and 'Underwriting;' (iv) all other outstanding options, warrants and other contractual rights, which are currently exercisable for an aggregate of 1,245,135 shares of Common Stock; (v) the promissory notes issued to the former shareholders of Metro (the 'Metro Notes') in connection with the Company's acquisition of Metro, which are currently convertible into an aggregate of 185,874 shares of Common Stock -- see 'Certain Transactions;' and (vi) 479,504 shares of Common Stock reserved for issuance but not yet issued under the Company's 1991 Stock Option Plan. See 'Management -- Stock Option Plan,' 'Description of Capital Stock'


                                                   (footnotes on following page)

(footnotes from previous page)

    and 'Underwriting.' Although no assurance can be given that any of the foregoing options, warrants or other contractual rights will be exercised, if all of such options, warrants and other contractual rights having exercise prices at or below the assumed initial price to public of $4 per share were exercised, the aggregate proceeds to the Company resulting therefrom would be approximately $11.2 million. The Company expects that it would use such proceeds, if any, for general corporate purposes, including possible future acquisitions.


(3) Includes 3,168,840 shares of Common Stock issued in connection with the Recapitalization. See 'The Recapitalization.'

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth (i) summary historical financial data of the Company as of June 30, 1996 and September 30, 1996, in the case of balance sheet data, and for the years ended June 30, 1995 and 1996 and the three months ended September 30, 1995 and 1996, in the case of operating data, and (ii) unaudited summary pro forma as adjusted financial data of the Company as of September 30, 1996, in the case of balance sheet data, and for the year ended June 30, 1996 and the three months ended September 30, 1996, in the case of operating data. The unaudited summary pro forma as adjusted financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations. The summary financial information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements and notes thereto included elsewhere in this Prospectus. See 'Index to Financial Statements.'


                                              YEAR ENDED JUNE 30,(1)           THREE MONTHS ENDED SEPTEMBER 30,(1)
                                        -----------------------------------    -----------------------------------
                                            HISTORICAL           PRO FORMA          HISTORICAL          PRO FORMA
                                        -------------------     AS ADJUSTED     ------------------     AS ADJUSTED
                                        1995(2)      1996          1996          1995       1996          1996
                                        -------     -------     -----------     ------     -------     -----------
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE AMOUNTS)
OPERATING DATA:(3)
Revenues.............................   $ 3,631     $15,889       $23,983       $3,926     $ 3,932       $ 6,148
Salaries and benefits................     3,139      12,712        14,690        3,162       4,953         5,480
Direct costs.........................       102         807         5,357          130         145         1,401
Selling, general and
  administrative.....................     1,121       1,843         2,804          387         545           787
Amortization of intangible assets....        65         362           812           90          96           208
Total operating costs and expenses...     4,887      16,350        24,470        3,914       5,907         8,115
Income (loss) from operations........    (1,256)       (460)         (487)          13      (1,975)       (1,967)
Total other income (expense).........     1,200        (493)         (493)         (96)        (15)          (15)
Loss from continuing operations
  before income taxes................       (56)       (953)         (980)         (83)     (1,991)       (1,982)
Net income (loss)....................   $   110     $(1,094)      $(1,150)      $ (136)    $(1,994)      $(1,991)
Weighted average common and common
  equivalent shares outstanding(4)... 1,807,540   3,068,278     9,801,118    3,016,028   3,214,884     9,947,724
Net income (loss) per common
  share(5)...........................   $  0.06     $ (0.36)      $ (0.12)      $(0.05)    $ (0.62)      $ (0.20)
                                        -------     -------     -----------     ------     -------     -----------
                                        -------     -------     -----------     ------     -------     -----------



                                                                                 JUNE 30,   SEPTEMBER 30, 1996(1)
                                                                                 1996(1)    ----------------------
                                                                                 -------                PRO FORMA
                                                                                 ACTUAL     ACTUAL     AS ADJUSTED
                                                                                 -------    -------    -----------
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:(3)
Cash and cash equivalents.....................................................   $ 1,393    $ 1,180      $ 4,380
Working capital...............................................................     1,651      1,580        4,390
Intangible assets at cost, net................................................     7,851      7,755       16,056
Total assets..................................................................    13,301     11,891       25,577
Long-term obligations to related parties less current portion(6)..............     1,517      1,342        1,342
Redeemable Convertible Preferred Stock........................................     1,306      1,667           --
Total stockholders' equity....................................................   $ 6,945    $ 6,745      $19,752


                                                        (footnotes on next page)

(footnotes from previous page)


(1) Each of SD&A and Metro had a fiscal year ending December 31 prior to its acquisition by the Company. The Company's fiscal year currently ends on June 30 of each year. However, the Company currently plans to change its fiscal year-end from June 30 of each year to December 31 of each year, effective with the fiscal year ended December 31, 1996.


(2) Reflects operations of Alliance and SD&A for the period beginning with the acquisition by the Company of Alliance on April 25, 1995.

(3) See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' for discussion of businesses discontinued and acquired in fiscal 1995 and 1996.

(4) Pro forma as adjusted data includes 1,814,000 shares of Common Stock issued to the former shareholders of Metro in connection with the Company's acquisition of Metro, 1,750,000 shares of Common Stock being sold in the Underwritten Offering by the Company and 3,168,840 shares of Common Stock issued in connection with the Recapitalization, but does not include up to 5,380,927 shares of Common Stock issuable upon conversion or exercise of certain securities or other contractual rights as described in footnote (2) under 'Prospectus Summary -- The Offering.'

(5) Primary and fully diluted income (loss) per common share are the same in all periods presented. See Note 2 of Notes to Consolidated Financial Statements of All-Comm.


(6) Pro forma as adjusted data includes the Metro Notes in an aggregate face amount of $1.0 million.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider all of the information in this Prospectus including the following risk factors.

LIMITED BUSINESS HISTORY; ABSENCE OF COMBINED OPERATING HISTORY; LACK OF CONSOLIDATED PROFITABLE OPERATIONS

     All-Comm may be considered to be a new company without an operating history because of: (i) the recent date of the acquisitions of All-Comm's operating subsidiaries, Metro and SD&A; (ii) the change in All-Comm's management and its board of directors (the 'Board of Directors' and each member thereof individually a 'Director') arising out of the Company's acquisition of Alliance on April 25, 1995; and (iii) the related sale in March 1995 of the Company's then principal operating business, Sports-Tech International, Inc. ('STI'). Accordingly, there can be no assurance that the Company will be able to successfully manage or integrate Metro and SD&A and their separate operations, employees and management or that the Company's overall operations will be successful. As of June 30, 1996 and September 30, 1996, the Company had an accumulated deficit of $6,125,500 and $8,119,981, respectively. On a consolidated basis, the Company had losses from operations of $0.5 million, $1.3 million and $2.0 million for the years ended June 30, 1996 and 1995 and the three months ended September 30, 1996, respectively. The Company generated losses due, in part, to costs in fiscal 1995 and 1996 and the first quarter of fiscal 1997 associated with increased legal, accounting and administrative expenses related to identifying, evaluating and negotiating potential acquisitions consistent with the Company's growth strategy and with the obtaining of financing for such acquisitions, some of which acquisitions were never consummated. In addition, in the first quarter of fiscal 1997, the Company incurred a non-recurring, non-cash charge of $1.7 million to compensation expense relating to options granted to two principal executive officers. Such charge was incurred because the exercise price of each such option, which was based upon the market price of the Common Stock on May 30, 1996 (the date which the Company intended as the effective date of the grant) rather than the market price on September 26, 1996 (the actual effective date of the grant), was lower than the market price of the Common Stock on September 26, 1996. See
'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview.' Although expenses related to the Company's growth strategy are likely to continue as the Company pursues new acquisitions, the Company believes that by implementing a plan to reduce overhead and administrative expenses and by including earnings generated by Metro and increasing earnings generated by SD&A, which reported net income of $0.4 million and $1.2 million, respectively, for the year ended June 30, 1996 (which in the case of Metro is unaudited), the Company has the ability to become profitable. No assurance can be given as to whether or when the Company will be able to attain profitability.

RISKS ASSOCIATED WITH ACQUISITION AND GROWTH STRATEGY

     As a key component of its growth strategy, the Company has pursued and intends to continue to pursue acquisitions of companies that provide direct marketing, interactive and other media services. The Company acquired SD&A in April 1995 and Metro in October 1996, for a total of approximately $15.0 million (not including any earn-out or other contingent payments that may be payable after the date of this Prospectus in connection therewith), and seeks to acquire additional companies. Execution of its growth strategy requires the Company's management to, among other things: (i) identify new industries and market segments to which the Company can provide its direct marketing services and in which the Company can successfully compete; (ii) identify acquisition candidates who are willing to be acquired at prices acceptable to the Company; (iii) consummate identified acquisitions; and (iv) obtain financing for future acquisitions. Certain risks are inherent in an acquisition strategy, such as dilution of outstanding equity securities, increased leverage and debt service requirements and the difficulty in combining different company cultures and facilities, any of which could materially adversely affect the Company's operating results or the market price of the Common Stock prevailing from time to time. The success of any completed acquisition will depend in part on the Company's ability to effectively integrate the acquired business, which integration may involve unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's financial and other resources.

     The Company is currently considering several acquisitions of companies that have a client base in certain targeted industries and/or a business focus on direct marketing services that complement or expand the Company's current range of direct marketing services in order to enlarge its core competencies, enable it to enter new industries and market segments and increase its potential for cross-selling. No agreement, definitive or otherwise, with respect to any of such potential acquisitions has been reached. From time to time the Company has, and in the future may continue to, enter into negotiations with respect to potential acquisitions for these purposes, some of which have resulted or may result in preliminary agreements. In the course of the Company's negotiations and/or due diligence, these negotiations and/or preliminary agreements may be abandoned or terminated. No assurance can be given that the Company will complete the acquisitions currently under consideration, that additional suitable acquisition candidates will be identified, that such future acquisitions will be financed and made on acceptable terms, or that future acquisitions, if completed, will be successful. In March 1996, the Company's agreement to acquire Bullseye Database Marketing, Inc. was terminated and, in February 1996, the Company abandoned its negotiations to acquire Forms Direct, Inc.

     The Company's business has changed significantly since the Company's acquisitions of Alliance and SD&A, which has placed demands on the Company's administrative, operational and financial resources. Any continued growth of the Company's client base and its services could place an additional strain on its capacity, management and operations. The Company's future performance and profitability will depend in part on its ability to successfully implement improved financial and management systems, to add capacity as and when needed and to hire qualified personnel to respond to changes in its business. The failure to implement such systems, add any such capacity or hire such qualified personnel may have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

COMPETITION

     Many of the Company's services, and service capabilities that the Company may acquire, are sold in highly competitive markets in the United States, including the markets for planning and developing direct marketing strategies and the implementation of various direct marketing programs that include gathering information and tracking and analysis of direct marketing campaigns. In addition, many formats, including television, radio and newspapers, compete for the marketing expenditures of the Company's clients. The Company competes with a number of entities, or divisions of entities, many of which have more extensive financial, technical, marketing and other resources than the Company and may be able to respond more quickly to new or emerging technologies and other competitive pressures. Some of these entities have growth strategies that involve the acquisition of companies which the Company may have identified as acquisition candidates. The Company also competes with in-house telemarketing and direct mail operations of certain of its clients or potential clients. See 'Business -- Competition.'

RAPID TECHNOLOGICAL CHANGE

     The market for the Company's services is characterized by rapidly changing technology and frequent new and enhanced services. The Company believes that its future success will be highly dependent upon its ability to enhance existing services and to develop and introduce new services to respond to changing client needs. There can be no assurance that the Company can successfully identify, develop and bring new and enhanced services to market in a timely manner, that such services will be commercially successful or that services or technologies developed by others will not render the Company's services non-competitive.

LIMITED PROPRIETARY PROTECTION

     The Company holds no registered patents, trademarks or copyrights. The Company depends in part upon its know-how and proprietary applications of computer programs and database information systems to differentiate its services from those of its competitors. The Company also relies on a combination of contract rights (including non-competition agreements with key employees) and trade secret laws to protect its know-how. There can be no assurance, however, that competitors will not obtain unauthorized access to the Company's know-how or that the Company's contractual or legal remedies will be sufficient to protect the Company's interests.

RISK OF EQUIPMENT FAILURE

     SD&A maintains a telemarketing calling center in Berkeley, California which contributed 16.7% and 13.1% of the Company's revenues in fiscal 1996 and the first quarter of fiscal 1997, respectively. Although SD&A maintains business interruption insurance and has not had a major failure of equipment at its Berkeley calling center, the risk of such failure does exist and, if the Company's back-up procedures prove inadequate, such failure could have a material adverse effect on the Company's business. Similarly, Metro maintains extensive computer processing equipment at its facilities in New York City, which equipment represents the substantial majority of its data services capability. Although back-up client files and databases are maintained off-site and Metro maintains business interruption insurance and has not had a major failure of its equipment, the risk of such failure does exist and, if Metro's back-up systems and databases prove inadequate, such failure could have a material adverse effect on the Company's business.

CYCLICALITY

     The direct marketing services industry relies upon marketing expenditures by clients. Such expenditures are dependent upon the level of economic activity, in general, and the specific industry of the client in respect of cyclical effects that may bear upon that industry. Various segments of the direct marketing industry, such as business to business or business to consumer activity, may be affected by business cycle conditions. Insofar as marketing budgets are related to availability of funds and general economic conditions, product manufacturers or service providers may choose to reduce expenditures for direct marketing services.

RELIANCE UPON SUBSIDIARIES

     The parent company's assets consist primarily of the stock of its subsidiaries. Accordingly, the Company's ability to meet its cash obligations is partially dependent upon the ability of its subsidiaries to make cash distributions to the Company. No assurance can be given that any or all of its subsidiaries will be able to make such cash distributions, or, if made, that such distributions will be adequate to meet the Company's financial obligations. Accordingly, the Company may be dependent upon external financing to continue its business plan.

DEPENDENCE ON LABOR FORCE

     As is common in the telemarketing industry, the Company's telemarketing/telefundraising services are labor-intensive and historically have been characterized by a high level of personnel turnover. Unskilled and semi-skilled employees typically work part-time and receive relatively modest hourly wages; skilled employees commonly work full-time and command higher wages. Increases in the turnover rate would result in higher recruiting and training costs. If the Company were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly modify its operations. The Company may not be able to continue to hire and retain a sufficient number of qualified personnel, which would have a material adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Personnel and Training.'

DEPENDENCE UPON KEY PERSONNEL

     The Company's decentralized management philosophy delegates day-to-day operating decisions to the subsidiary managers. As a result, the Company is highly dependent upon the effectiveness of a small group of people at the subsidiary level and a small group of people at the corporate level. The loss of any key person could have a significant bearing upon the Company's profitability, its ability to consummate future acquisitions and its ability to finance, manage or develop marketing programs. The Company's operational success is contingent upon its ability to retain and expand its staff of qualified personnel on a timely basis. There can be no assurance that adequate replacements could be found if the Company were to lose the services of any key employees. The Company is also dependent upon the specialized skills of certain other personnel and may need to hire additional skilled personnel if it experiences growth in its business. Competition for such personnel is intense and the inability to attract or maintain qualified employees could materially and adversely affect the Company's business, financial condition and results of operations.

     The Company does not maintain key person life insurance.

POSSIBLE DECLINE IN EFFECTIVENESS OF TELEMARKETING

     Although the telemarketing industry has grown significantly in the last five years, advances in new forms of direct marketing, such as the development of interactive commerce through television, computer networks, interactive media (including the Internet) and other media, could have an adverse effect on the demand for telemarketing as a form of direct marketing. As the industry continues to grow, telemarketing's effectiveness as a direct marketing tool may also decrease as a result of consumer saturation and consumer resistance to telemarketing generally. Although the Company attempts to monitor industry trends and to respond accordingly, the Company may not be able to anticipate and successfully respond to such trends in a timely manner.

DEPENDENCE ON RELATIONSHIPS WITH DATA COMPILERS

     The Company's database management services utilize both clients' proprietary information and information licensed by the Company from leading data compilers. Such licenses generally have a one year term. While such information is presently available to the Company from several sources, there can be no assurance that the Company will be able to economically access such information in the future. Failure to do so could have an adverse effect on the Company's business, financial condition and results of operations. See 'Business -- Services -- Database Management Services.'

DEPENDENCE ON TELEPHONE AND POSTAL SERVICE

     Certain aspects of the direct marketing services industry depend upon services provided by various local and long distance telephone companies and the United States Postal Service ('USPS'). Possible future modifications by the USPS of its rate structure or increases in the rates currently paid by the Company for local and long distance telephone service could have an adverse effect on the Company's operating expenses which, in turn, may materially adversely affect its operating results, to the extent that the Company is unable to pass any such increase through to its clients. Any significant interruption or capacity limitation in any such services could also have an adverse effect on the Company's business, financial condition and results of operations.

AMORTIZATION OF INTANGIBLE ASSETS


     Approximately $16.1 million, or 63%, of the Company's pro forma total assets as of September 30, 1996 consisted of goodwill and other intangible assets arising from the Company's acquisitions of Metro and SD&A. Such goodwill and other intangible assets represent the difference between the aggregate purchase price for the assets acquired and the amount of such purchase price allocated to the tangible assets so acquired for purposes of the Company's pro forma balance sheet. The goodwill is amortized over a 40-year period and the other intangible assets are amortized over a three- or five-year period, depending on the intangible asset, with the amounts amortized in a particular period constituting non-cash expenses that would decrease the Company's net income (or increase its net loss) in that period. The reduction in net income (or increase in net loss) resulting from the amortization of goodwill as a result of past or possible future acquisitions may have an adverse impact upon the market price of the Common Stock prevailing from time to time.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenues and operating results are subject to significant fluctuation between fiscal quarters. A significant portion of the Company's quarterly revenues is derived from new projects and contracts for direct marketing services, the timing of which is subject to a variety of factors outside the Company's control, such as client marketing budgets and modifications in client strategies. In part due to certain seasonal marketing patterns and subscriptions, the Company generated net losses during the second and third quarters of fiscal 1996 and the first quarter of fiscal 1997. Metro (which was not acquired until October 1996) generated net losses during its fiscal equivalents of the Company's third and fourth quarters of fiscal 1996. The Company cannot predict the degree to which, on a consolidated basis, these trends will continue. Additionally, the Company periodically incurs cost increases due to both hiring and training of new employees and computer capacity upgrades in anticipation of future growth. In addition, the size, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results from quarter to quarter. As a result, operating results for any fiscal quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. These fluctuations could adversely affect the market price of the Common Stock.

POSSIBLE NEED FOR ADDITIONAL FINANCING

     In addition to the management challenges presented by the continued implementation of the Company's growth strategy, future growth will require significant capital. The Company's acquisition of SD&A was financed with seller financing and the Company's acquisition of Metro was financed with both seller financing and equity. No assurance can be given that the Company will be able to finance possible future acquisitions on those or any other terms. Although the Company currently estimates that the net proceeds of the Underwritten Offering, together with cash generated from operations, will be sufficient to finance its current operations and planned capital expenditure requirements through fiscal 1998, there can be no assurance that the Company will not require additional capital at an earlier date, especially in light of the Company's acquisition program. The Company may, from time to time, seek additional funding through public or private financing, including debt or equity financing. There can be no assurance that adequate funding will be available as needed or, if available, on terms acceptable to the Company. If additional funds are raised by issuing equity securities, existing stockholders may experience dilution. Insufficient funds may require the Company to scale back or eliminate some or a significant part of its services or possible future acquisitions. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

LACK OF LONG-TERM CONTRACTS

     The Company's contracts or other arrangements with its clients are generally entered into on a project by project basis. Moreover, if the Company were to lose a long-standing client, replacing such client with a comparable client may require significant lead time. In addition, new client programs often begin with a pilot project that is smaller in scale and more limited in scope and has a smaller marketing budget than projects conducted with long-standing clients. Although the Company believes that historically SD&A and Metro have achieved satisfactory levels of client retention, no assurance can be given that the Company will be able to do so in the future.

POSSIBLE LIMITATION ON ABILITY TO DO BUSINESS WITH CERTAIN POTENTIAL CLIENTS

     The Company may determine from time to time in the exercise of its business judgment that it is not prudent to pursue business opportunities with or accept business from competitors of existing or potential clients or from groups which may have interests adverse to interests of the Company's clients. Although to date such considerations have not significantly impaired the Company's ability to do business with new clients, no assurance can be given that these considerations will not increase in the future and reduce opportunities that would otherwise be available to the Company.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of the Underwritten Offering, the Company will have 10,008,108 shares of Common Stock outstanding (10,189,935 shares if the Underwriters' over-allotment options are exercised in full). At such time, up to an additional 5,380,927 shares of Common Stock will be issuable upon the conversion or exercise of outstanding securities or other contractual rights, all of which are currently exercisable or convertible.



     Of the Common Stock outstanding as of the date of this Prospectus, 5,321,228 shares, including the 2,100,000 shares of Common Stock offered hereby (plus an additional 315,000 shares if the Underwriters' over-allotment options are exercised in full) and the 1,381,056 Delayed Shares being offered by the Delayed Selling Stockholders in the Delayed Offering, are freely tradeable without restriction under the Securities Act or are eligible for sale in the public market without regard to the availability of current public information, volume limitations, manner of sale restrictions or notice requirement under Rule 144(k) ('Freely Tradeable Shares'), except for any such shares held by or purchased from persons deemed to be 'affiliates' of the Company which are subject to certain resale limitations pursuant to Rule 144 under the Securities Act. The remaining 4,686,880 shares of Common Stock outstanding are 'restricted securities' within the meaning of Rule 144 ('Restricted Shares'). As of April 25, 1997, approximately 837,415 Restricted Shares may become eligible for sale pursuant to Rule 144, or continue to be eligible for sale under other exemptions from registration, under the Securities Act.



     Holders of an aggregate of up to 7,832,897 shares of Common Stock, consisting of up to 4,058,532 Restricted Shares outstanding as of the date of this Prospectus and up to 3,774,365 Restricted Shares issuable upon the conversion or exercise of other securities or other contractual rights then outstanding and then convertible or exercisable, in each case depending on the extent to which the Underwriters' over-allotment options are exercised, if at all, will have demand and/or piggyback rights to have such Restricted Shares registered under the Securities Act pursuant to various registration rights agreements with the Company. The Company, its Directors and officers and certain of its stockholders and holders of options, warrants, conversion or contractual rights to acquire Common Stock, who hold in the aggregate 1,291,588 of the Delayed Shares, all of which are Freely Tradeable Shares, and up to 10,202,092 Restricted Shares outright or issuable upon exercise of such rights, depending on the extent to which the Underwriters' over-allotment options are exercised, if at all, have agreed to certain lock-up arrangements. The Lead Representative may from time to time in its sole discretion release some or all of the stockholders who have agreed to such lock-up arrangements from the restrictions thereof. See 'Shares Eligible for Future Sale.'


     No prediction can be made as to the effect, if any, that future sales of additional shares of Common Stock or the availability of such shares for sale, either pursuant to exercised registration rights or under Rule 144, will have on the market price of the Common Stock prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the market price of the Common Stock prevailing from time to time and could impair the ability of the Company to raise capital through the sale of its equity securities.

MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Although the Common Stock is quoted on The Nasdaq SmallCap Market'SM', at times the Common Stock has been and may be thinly traded. Such quotation does not provide any assurance that an active public market for the Common Stock will develop or be sustained. If an active public market does not develop or is not sustained, the market price and liquidity of the Common Stock may be adversely affected. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations as well as general economic and market conditions may adversely affect the market price of the Common Stock prevailing from time to time.

GOVERNMENT REGULATION AND PRIVACY ISSUES

     The telemarketing industry has become subject to an increasing amount of federal and state regulation during the past five years. The federal Telephone Consumer Protection Act of 1991 (the 'TCPA') limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the 'TCFAPA') broadly authorizes the Federal Trade Commission (the 'FTC') to issue regulations prohibiting misrepresentations in telemarketing sales. The FTC's new telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation, prohibit a telemarketer from calling a consumer when that consumer has instructed the telemarketer not to contact him or her, prohibit a telemarketer from calling prior to 8:00 a.m. or after 9:00 p.m. and specifically address other perceived telemarketing abuses in the offering of prizes and the sale of business opportunities or investments. Violation of these rules may result in injunctive relief, monetary penalties or disgorgement of profits and can give rise to private actions for damages. While the FTC's new rules have not caused the Company to alter its operating procedures, additional federal or state consumer-oriented legislation could limit the telemarketing activities of the Company or its clients or significantly increase the Company's costs of regulatory compliance.

     Several of the industries which the Company intends to serve, including the financial services and healthcare industries, are subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of the Company's clients, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.

     In addition, the growth of information and communications technology has produced a proliferation of information of various types and has raised many new issues concerning the privacy of such information. Congress and various state legislatures have considered legislation which would restrict access to, and the use of, credit and other personal information for direct marketing purposes. The direct marketing services industry, including the Company, could be negatively impacted in the event any of these or similar types of legislation are enacted.

NO INTENTION TO PAY DIVIDENDS

     The Company does not intend to pay any cash dividends on its Common Stock for the foreseeable future. The Company has not paid cash dividends on any of its capital stock in at least the last six years. It is anticipated that future earnings, if any, will be used to finance future growth of the Company. In addition, there can be no assurance that operations will generate sufficient revenues to enable the Company to declare or pay dividends.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Amended and Restated Articles of Incorporation of the Company, as amended (the 'Restated Articles'), the by-laws of the Company, as amended (the 'By-Laws'), and certain employment agreements between the Company and certain executives may have the effect of hindering, delaying or deterring a third party acquisition of the Company which may, in turn, adversely affect the market price of the Common Stock. Pursuant to the terms of the Restated Articles, certain business combinations and reclassifications involving the Company require the approval of the holders of 75% of the outstanding Common Stock and the holders of a majority of the outstanding Common Stock not held by the potential acquiror. In addition, the Restated Articles establish a classified Board of Directors and provide that Directors may only be removed upon the affirmative vote of 75% of the outstanding Common Stock. See 'Management -- Board of Directors.' Furthermore, upon a change in control of the Company, each of the Company's Chief Executive Officer and President has the right to terminate his respective employment contract, whereupon he becomes entitled to severance payments equal to two year's salary. See 'Management -- Executive Compensation -- Employment Agreements.'

     The Company has unissued preferred stock, which could be issued to a third party selected by current management, or used as the basis for a stockholders' rights plan, which could have the effect of deterring a potential acquiror. Pursuant to the Restated Articles, shares of the Company's preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences (including the right to vote and the right to convert into Common Stock) as the Board of Directors may determine. Furthermore, certain provisions of the By-Laws may have the effect of limiting or delaying a change in control of the Company.

     The effect of such provisions, together with certain provisions of Nevada law limiting the voting rights of an acquiror of a controlling interest in a Nevada corporation (such as the Company), as well as restrictions on certain business combinations (including certain mergers and exchanges), may be to reduce the probability of, or the premiums that stockholders would receive in connection with, an acquisition of the Company. See 'Management -- Change in Control Provisions of the Restated Articles and Nevada Corporate Law.'

RISK OF DILUTION


     Purchasers of Common Stock in the Underwritten Offering will experience immediate substantial dilution in pro forma net tangible book value per share of Common Stock offered hereby in an amount estimated at $3.63 per share of Common Stock. See 'Dilution.'



     In addition, up to 5,380,927 shares of Common Stock are issuable upon conversion or exercise of certain securities of or other contractual rights granted by the Company, as described in footnote (2) to 'Prospectus Summary -- The Offering.' No assurance can be given that these options, warrants or contractual rights will or will not be exercised in whole or in part or at all. However, if all of such options, warrants and other contractual rights having exercise prices at or below the assumed initial price to public of $4 per share were exercised, purchasers of Common Stock in the Underwritten Offering would experience immediate substantial dilution in percentage voting power, pro forma net tangible book value, and earnings (loss), in each case per share of Common Stock offered hereby.


     The Company's acquisitions of SD&A and Metro involved, and possible future acquisitions may involve, the issuance of additional Common Stock and/or payments based on earnings formulas which could require the issuance of additional Common Stock. See 'Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources.' Moreover, certain employees and Directors of the Company have received, and may receive, options to purchase Common Stock at the discretion of the Board of Directors. No assurance can be given that any future share issuances will be at a valuation that would avoid potential dilution to existing stockholders.

LACK OF UNDERWRITING HISTORY

     LT Lawrence & Co., Inc. was organized in February 1992 and first registered as a broker-dealer in 1994. Prior to the Underwritten Offering, LT Lawrence & Co., Inc. has participated as a sole or co-manager in four public offerings. Prospective purchasers of the Common Stock offered hereby should consider the lack of experience of LT Lawrence & Co., Inc. in being a manager of an underwritten public offering. See 'Underwriting.'

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain Statements in the Prospectus Summary and under the captions 'Risk Factors,' 'Use of Proceeds,' 'Dilution,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations,' 'Business' and elsewhere in this Prospectus constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995 (the 'Reform Act'). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following general economic and business conditions: industry capacity; direct marketing and other industry trends; demographic changes; competition; the loss of any significant customers; changes in business strategy or development plans; availability and successful integration of acquisition candidates; availability, terms and deployment of capital; advances in technology; quality of management; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations; computer, telephone and postal costs; and other factors discussed in this Prospectus. See 'Risk Factors.'

                              THE DELAYED OFFERING


     The Company had previously entered into contractual arrangements with certain of its stockholders whereby it agreed to register certain securities owned by such stockholders for resale under the Securities Act. As a result of negotiations with these stockholders, the Company has agreed to satisfy certain of such obligations by registering the Delayed Shares, consisting of 1,381,056 shares of Common Stock, on behalf of the Delayed Selling Stockholders. Accordingly, the Registration Statement of which this Prospectus forms a part also includes the Delayed Prospectus with respect to the offering of the Delayed Shares by the Delayed Selling Stockholders on a delayed basis pursuant to Rule 415 under the Securities Act, and not as part of the Underwritten Offering. Of such Delayed Shares, 1,291,588 shares will be subject to certain lock-up arrangements for a period of nine months after the date of this Prospectus, subject to earlier termination if the final Prospectus relating to the Underwritten Offering is not filed with the Commission by March 31, 1997 pursuant to Rule 424(b) under the Securities Act. The Lead Representative has indicated to the Company and certain representatives of the holders of an aggregate of 1,250,000 of the Delayed Shares subject to such lock-up arrangements that, upon consummation of the Underwritten Offering, it would be willing to release some or all of the Common Stock held or beneficially owned by such holders from the provisions of such lock-up arrangements prior to the expiration of such nine-month period under certain circumstances. As of the date of this Prospectus, there is no agreement (oral or written) with any of such holders as to the specific date that any release of shares from the provisions of such lock-up arrangements would be granted or as to the number of shares subject to such lock-up arrangements that would be so released. See 'Shares Eligible for Future Sale.' The Company will not receive any proceeds from the sale of the Delayed Stock by the Delayed Selling Stockholders. Expenses of the Delayed Offering, other than selling commissions, will be paid by the Company. Sales of the Delayed Stock by the Delayed Selling Stockholders or the potential for such sales may have an adverse effect on the market price of the shares offered hereby. See 'Risk Factors -- Shares Eligible for Future Sale.'

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,750,000 shares of Common Stock offered by the Company hereby are estimated to be $5.0 million based on an assumed initial price to public of $4 per share of Common Stock, after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders or the Over-Allotment Selling Stockholders in the Underwritten Offering, or by the Delayed Selling Stockholders in the Delayed Offering.



     Of such net proceeds to the Company, approximately $2.8 million will be applied to expand the Company's business by investing approximately $1.7 million for technology (including computer systems, software and telemarketing equipment), approximately $0.8 million for technical support, sales and marketing personnel and approximately $0.3 million for advertising and promotion of the Company's services. In addition, approximately $1.0 million of such proceeds will be used to repay the promissory notes (the 'Series C Notes') issued to the former holders of the Company's Series C Redeemable Convertible Preferred Stock, par value $.01 per share (the 'Series C Preferred Stock'), issued in connection with the repurchase thereof as part of the Recapitalization, and approximately $1.0 million of such proceeds will be used to repay the Metro Notes. The Series C Notes bear interest at a rate of 8% per annum and are payable on demand at any time from and after the date of consummation of the Underwriitten Offering or any other underwritten public offering of Common Stock, and in any event mature June 7, 1998. The Metro Notes bear interest at a rate of 6% per annum, mature June 30, 1998 and are convertible at the option of the holders thereof into 185,874 shares of Common Stock, based on a conversion price of $5.38 per share. To the extent the Company does not use all or any portion of the $2.0 million of proceeds from the Underwritten Offering to repay the Metro Notes and/or the Series C Notes, such proceeds will be used to augment general working capital, including, without limitation, for marketing of the Company's services and new business development on behalf of SD&A and Metro. The balance will be used for general corporate purposes, including possible future acquisitions. Pending application of such net proceeds as described above, such net proceeds will be invested in short-term, interest-bearing money market instruments. The foregoing represents the Company's best estimate of the allocation of the net proceeds to the Company of the Underwritten Offering. Future events such as changes in economic or competitive conditions may result in the Company reallocating such proceeds. In addition, there can be no assurance that the Company's estimates will prove to be accurate or that unforeseen expenses will not occur.



     In addition, up to 5,380,927 shares of Common Stock are issuable upon conversion or exercise of certain securities or other contractual rights, as described in footnote (2) to 'Prospectus Summary -- The Offering.' Although no assurance can be given that any of these options, warrants or contractual rights will or will not be exercised in whole or in part or at all, if all of such options, warrants and other contractual rights having exercise prices at or below the assumed initial price to public of $4 per share were exercised, the aggregate proceeds to the Company resulting therefrom would be approximately $11.2 million. The Company expects that it would use such proceeds, if any, for general corporate purposes, including possible future acquisitions. The exercise of these options, warrants and contractual rights is not required as a condition to the sale of any of the shares of Common Stock being offered hereby or in the Delayed Offering and none of such securities is being offered either as part of the Underwritten Offering or as part of the Delayed Offering.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on The  Nasdaq  SmallCap  Market'SM'  under  the symbol 'ALCM.' Prior to August 1995, when the Company changed its name to All-Comm Media Corporation, the Common Stock was quoted under the symbol 'SPTK.' The following table sets forth the high and low sales prices for the Common Stock for the fiscal quarters indicated, as furnished by the National Association of Securities Dealers, Inc. ('NASD'), adjusted to reflect a one-for-four reverse stock split of the Common Stock effected August 22, 1995:


                                                                                  HIGH               LOW
                                                                              -------------     -------------

Fiscal 1997
     Third Quarter (through January 15)....................................  $4 1/4            $3 13/16
     Second Quarter........................................................   5 5/8             3 3/16
     First Quarter.........................................................   6 1/8             4 5/8
Fiscal 1996
     Fourth Quarter........................................................  $6 3/8            $2 1/8
     Third Quarter.........................................................   4 7/16            3
     Second Quarter........................................................   5                 1 7/8
     First Quarter.........................................................   8 1/4             3 5/8
Fiscal 1995
     Fourth Quarter.......................................................   $9 3/4            $6 1/2
     Third Quarter.........................................................   8                 5 1/4
     Second Quarter........................................................   6 3/4             3 1/2
     First Quarter.........................................................   6                 3


     As of December 23, 1996, there were approximately 850 registered holders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on any of its capital stock in at least the last six years. The Company intends to retain future earnings, if any, to finance the growth and development of its business and therefore does not anticipate paying cash dividends on the Common Stock for the foreseeable future. See 'Risk Factors -- No Intention to Pay Dividends.'

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company: (i) at September 30, 1996; (ii) pro forma to give effect to the acquisition of Metro as if it had occurred on September 30, 1996; and (iii) pro forma as adjusted to give effect to such acquisition, the Recapitalization, the Underwritten Offering and the application of the net proceeds to the Company therefrom as if each such event had occurred on September 30, 1996. The following table should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


                                                                                        SEPTEMBER 30, 1996
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                ACTUAL     PRO FORMA    AS ADJUSTED
                                                                                -------    ---------    -----------
                                                                                          (IN THOUSANDS)
Long-term obligations to related parties less current portion(1).............   $ 1,342     $ 2,262       $ 1,342
                                                                                -------    ---------    -----------
Redeemable Convertible Preferred Stock, $.01 par value, consisting of:
     6,200 shares of Series B Convertible Preferred Stock issued and outstanding actual and pro forma; none issued and outstanding pro forma as adjusted; and
     2,000 shares of Series C Convertible Preferred Stock issued and outstanding actual and pro forma; none issued and outstanding pro
       forma as adjusted.....................................................     1,667       1,667        --
                                                                                -------    ---------    -----------
Stockholders' equity:
     Convertible Preferred Stock, $.01 par value; 50,000 shares authorized at
       September 30, 1996; 8,200 redeemable shares issued and outstanding actual and pro forma; none issued and outstanding pro forma as
       adjusted..............................................................     --          --           --
     Common Stock, $.01 par value; 36,250,000 shares authorized at September
       30, 1996; 3,303,207 issued and 3,291,407 outstanding; 5,117,207 issued and 5,105,407 outstanding pro forma; 10,036,047 issued and 10,024,247
       outstanding pro forma as adjusted(2)..................................        33          51           101
Additional paid-in capital...................................................    14,967      22,205        27,982
Accumulated deficit..........................................................    (8,120)     (8,120)       (8,195)
Less 11,800 shares of common stock in treasury, at cost......................      (135)       (135)         (135)
                                                                                -------    ---------    -----------
     Total stockholders' equity..............................................     6,745      14,001        19,752
                                                                                -------    ---------    -----------
          Total capitalization...............................................   $ 9,754     $17,930       $21,094
                                                                                -------    ---------    -----------
                                                                                -------    ---------    -----------


------------

*  Less than $1,000.


(1) The pro forma data include the Metro Notes in an aggregate face amount of $1.0 million, which notes have a stated interest rate of 6% and were discounted to $0.9 million to reflect an estimated effective interest rate of 10%. The pro forma as adjusted data assume repayment of the Metro Notes from the proceeds of the Offering.


(2) Includes the following issuances: (a) pro forma -- 1,814,000 shares of Common Stock issued to former shareholders of Metro in connection with the Company's acquisition of Metro and (b) pro forma as adjusted -- the shares described in clause (a) above plus the 1,750,000 shares being sold in the Underwritten Offering by the Company plus (i) the conversion of all 6,200 shares of Series B Preferred Stock into 2,480,000 shares of Common Stock,
    (ii) the exchange of 3,000,000 warrants issued in conjunction with the Series C Preferred Stock into 600,000 shares of Common Stock and the related repurchase of all 2,000 shares of Series C Preferred Stock for promissory notes in an aggregate principal amount of $1.0 million, (iii) the conversion of $145,753 in interest on the Series B Preferred Stock and the Series C Preferred Stock into 88,840 shares of Common Stock (calculated based on conversion on December 23, 1996) and (iv) cancellation at no cost to the Company of options exercisable for 300,000 shares of Common Stock granted to two principal executive officers. Also includes an additional 16,139 shares of Common Stock which have been approved for issuance but will not be issued until completion of appropriate documentation by the persons to whom such shares are to be issued. Does not include up to 5,380,927 shares of Common Stock issuable upon conversion or exercise of certain securities or other contractual rights as described in footnote (2) under 'Prospectus Summary -- The Offering.'

                                    DILUTION


     Purchasers of the Common Stock offered hereby will experience an immediate substantial dilution in the pro forma net tangible book value of their Common Stock from the assumed initial price to public of $4 per share.(1) As of September 30, 1996, after giving pro forma effect to the Metro acquisition, the Company had a deficit in pro forma net tangible book value of $(0.3) million or $(0.06) per share of Common Stock. The deficit in pro forma net tangible book value per share represents the amount by which total liabilities exceed total net tangible assets, divided by the number of outstanding shares of Common Stock. As of September 30, 1996, after giving effect to the application of the estimated net proceeds to the Company from the sale of the 1,750,000 shares of Common Stock by the Company at an assumed initial price to public of $4 per share, after deducting the estimated underwriting discounts and commissions and estimated expenses of the Underwritten Offering payable by the Company and after giving effect to the Recapitalization, the pro forma as adjusted net tangible book value of the Company would have been $3.7 million or $0.37 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $0.43 per share to existing stockholders and an immediate dilution of $3.63 per share to new investors purchasing shares in the Underwritten Offering. The following table illustrates the dilution per share as described above:



Assumed initial price to public.................................................................              $4.00
Deficit in pro forma net tangible book value before the Underwritten Offering...................   $(0.06)
Increase attributable to new investors..........................................................     0.43
                                                                                                   ------
Pro forma as adjusted net tangible book value after the Underwritten Offering...................               0.37
                                                                                                             ------
Dilution in pro forma net tangible book value to new investors..................................              $3.63
                                                                                                             ------
                                                                                                             ------


     Based on the foregoing assumptions, the following table sets forth, as of September 30, 1996, giving effect to the Underwritten Offering and the
Recapitalization, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company by the existing stockholders and the new investors purchasing shares of Common Stock in the Underwritten Offering and the average price per share paid by each group:


                                                            SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                                           -------------------    --------------------    PRICE PER
                                                             NUMBER        %        AMOUNT         %        SHARE
                                                           ----------    -----    -----------    -----    ---------
Existing stockholders(2)................................    8,274,247     82.5%   $18,352,056     72.4%     $2.22
New investors(2)........................................    1,750,000     17.5      7,000,000     27.6      $4.00
                                                           ----------    -----    -----------    -----
     Total..............................................   10,024,247    100.0%   $25,352,056    100.0%     $2.53
                                                           ----------    -----    -----------    -----
                                                           ----------    -----    -----------    -----



     In addition, up to 5,380,927 shares of Common Stock are issuable upon the exercise of certain options, warrants and other contractual rights. No assurance can be given that these options, warrants or contractual rights will or will not be exercised in whole or in part or at all. However, if all of such options, warrants and contractual rights having exercise prices at or below the assumed initial price to public of $4 per share were exercised, purchasers of the Common Stock in the Underwritten Offering would experience immediate and substantial dilution in percentage voting power, pro forma net tangible book value and earnings (loss), in each case per share of Common Stock.

------------
(1) The Underwritten Offering being made by the Company pursuant to this Prospectus is not the Company's initial public offering.

(2) Does not include up to 5,380,927 shares of Common Stock issuable upon conversion or exercise of certain securities or other contractual rights, as follows: (i) warrants issued to holders of Series B Preferred Stock, which are currently exercisable for 3,100,000 shares of Common Stock; (ii) the Representatives' Warrants, exercisable for 210,000 shares of Common Stock;
    (iii) the Lock-Up Warrants, exercisable for an aggregate of up to 160,414 shares of Common Stock, depending on the extent to which the Underwriters' over-allotment options are exercised, if at all -- see 'Shares Eligible for Future Sale' and 'Underwriting;' (iv) all other outstanding options, warrants and other contractual rights, which are currently exercisable for an aggregate of 1,245,135 shares of Common Stock; (v) the Metro Notes, which are currently convertible into an aggregate of 185,874 shares of Common Stock -- see 'Certain Transactions;' and (vi) 479,504 shares of Common Stock reserved for issuance but not yet issued under the Company's 1991 Stock Option Plan. See 'Management -- Stock Option Plan,' 'Description of Capital Stock' and 'Underwriting.'

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following unaudited Pro Forma Condensed Combined Balance Sheets have been prepared based upon the unaudited interim condensed consolidated balance sheet of the Company as of September 30, 1996 and the unaudited interim condensed balance sheet of Metro as of September 30, 1996 and give effect to:
(i) the Company's acquisition of Metro; (ii) the Recapitalization; and (iii) the application of the estimated net proceeds to the Company from the Underwritten Offering (after deducting underwriting discounts and commissions and estimated expenses of the Underwritten Offering payable by the Company), as if each had occurred as of September 30, 1996. The following unaudited Pro Forma Condensed Combined Statements of Operations for the fiscal year ended June 30, 1996 have been prepared based on the audited historical consolidated statement of operations of the Company for the year ended June 30, 1996 and the unaudited historical statements of operations of Metro for the last six months of the year ended December 31, 1995 and the six months ended June 30, 1996. The following unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended September 30, 1996 have been prepared based on the unaudited interim condensed consolidated statement of operations of the Company for such period and the unaudited interim condensed statement of operations of Metro for such period. All of such unaudited Pro Forma Condensed Combined Statements of Operations give effect to the acquisition of Metro, the Recapitalization and the Underwritten Offering as if each such event had occurred as of July 1, 1995. Pro forma adjustments for each such pro forma financial statement are described in the accompanying notes.
     The following unaudited pro forma condensed combined financial information is not necessarily indicative of the actual results of operations or financial condition of the Company that would have been reported if the events described above had occurred as of July 1, 1995 or September 30, 1996, as the case may be, nor does such information purport to indicate either the results of the Company's future operations or the Company's future financial condition. In the opinion of management, all adjustments necessary to present fairly such pro forma financial information have been made.
     The pro forma condensed combined financial information should be read in conjunction with 'Capitalization' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and with the financial statements and notes thereto included elsewhere in this Prospectus.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                            AS OF SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                   HISTORICAL                      PRO FORMA
                                                        --------------------------------    -----------------------
                                                        ALL-COMM MEDIA    METRO SERVICES
                                                         CORPORATION       GROUP, INC.      ADJUSTMENTS    COMBINED
                                                        --------------    --------------    -----------    --------
                                                      ASSETS
Current assets:
     Cash and cash equivalents.......................      $  1,180           $  349          $ 5,000 (A)  $ 4,380
                                                                                                 (150)(B)
                                                                                               (2,000)(E)
     Accounts receivable net of allowance for
       doubtful account of $6 for
       All-Comm Media Corporation....................         1,864            1,839               --        3,704
     Other current assets............................           561               55               --          616
                                                        --------------       -------        -----------    --------
                                                              3,606            2,243            2,850        8,699
     Property and equipment at cost, net.............           494              243               --          737
     Intangible assets at cost, net..................         7,755               --            8,150 (B)   16,056
                                                                                                  150 (B)
     Other assets....................................            36               50               --           86
                                                        --------------       -------        -----------    --------
          Total assets...............................      $ 11,891           $2,536          $11,150      $25,577
                                                        --------------       -------        -----------    --------
                                                        --------------       -------        -----------    --------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term borrowings...........................      $    102               --          $ 1,000 (D)  $   102
                                                                                               (1,000)(E)
     Trade accounts payable..........................           317           $2,189               --        2,506
     Accrued salaries and wages......................           421               --               --          421
     Other accrued expenses..........................           485               --               --          485
     Income taxes payable............................            --               10               --           10
     Capital lease obligation, current portion.......            --               59               --           59
     Long-term obligations to related party, current
       portion.......................................           700               --               --          700
     Related party payable...........................            --               25               --           25
                                                        --------------       -------        -----------    --------
          Total current liabilities..................         2,026            2,283               --        4,309
Long-term obligations to related party, less current
  portion............................................         1,342               --            1,000 (B)    1,342
                                                                                               (1,000)(E)
Capital lease obligation less current portion........            --              113               --          113
Other liabilities....................................           111               34              (84)(D)       61
                                                        --------------       -------        -----------    --------
          Total liabilities..........................         3,478            2,430              (84)       5,824
                                                        --------------       -------        -----------    --------
Redeemable convertible preferred stock...............         1,667               --           (1,667)(D)       --
                                                        --------------                      -----------
Stockholders' equity:
     Common stock....................................            33                1               18 (A)      101
                                                                                                   18 (B)
                                                                                                   (1)(B)
                                                                                                   32 (D)
     Additional paid-in capital......................        14,967               --            4,983 (A)   27,982
                                                                                                7,238 (B)
                                                                                                   75 (C)
                                                                                                 (948)(D)
                                                                                                1,667 (D)
     Retained earnings (accumulated deficit).........        (8,120)             105             (105)(B)   (8,195)
                                                                                                  (75)(C)
     Treasury stock..................................          (135)              --               --         (135)
                                                        --------------       -------        -----------    --------
          Total stockholders' equity.................         6,745              106           12,902       19,752
                                                        --------------       -------        -----------    --------
               Total liabilities and stockholders'
                 equity..............................      $ 11,891           $2,536          $11,150      $25,577
                                                        --------------       -------        -----------    --------
                                                        --------------       -------        -----------    --------


 See accompanying Notes to these unaudited pro forma condensed combined balance sheets.

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)

     The unaudited Pro Forma Condensed Combined Balance Sheets present the historical balance sheets of All-Comm and Metro and pro forma adjustments as if the Underwritten Offering and the acquisition of Metro by the Company had taken place as of September 30, 1996. The pro forma purchase accounting adjustments are summarized as follows:

          (A) Represents $7.0 million in cash proceeds to the Company from the Underwritten Offering of 1,750,000 shares of Common Stock at $4 per share, less estimated offering costs of $2.0 million.


          (B) Represents the purchase of Metro, which had net tangible assets of $0.1 million, for $8.2 million (1,814,000 shares of Common Stock valued at $4 per share and the Metro Notes in an aggregate face amount of $1.0 million). In connection with the acquisition, the Company obtained three year covenants not to compete from the former shareholders of Metro. Acquisition costs are estimated to be $0.2 million.

          The acquisition was accounted for as a purchase and assets and liabilities were recorded at fair market values, which approximated net book values. The purchase is summarized as follows (in thousands):


Value of stock paid.......................................................   $ 7,256
Promissory notes payable..................................................     1,000
                                                                             -------
     Total purchase price.................................................     8,256
Acquisition costs.........................................................       150
                                                                             -------
     Total cost...........................................................               8,406
Less fair market value of:
     Assets acquired......................................................    (2,536)
     Liabilities assumed..................................................     2,430
                                                                             -------
     Net tangible assets..................................................                (106)
                                                                                        ------
Costs in excess of tangible net assets....................................               8,300
Less estimated value of:
     Covenants not to compete.............................................                 650
     Proprietary software.................................................                 250
                                                                                        ------
Goodwill..................................................................              $7,400
                                                                                        ------
                                                                                        ------



          (C) Represents the estimated value of the Lock-Up Warrants to be issued by the Company in connection with the Underwritten Offering to certain stockholders of the Company as consideration for their agreement to certain modifications of their respective registration rights. See 'Shares Eligible for Future Sale.' The expense is non-recurring and will be charged in the fiscal quarter in which the Underwritten Offering is consummated.

          (D) Represents (i) conversion of all 6,200 shares of Series B Preferred Stock into 2,480,000 shares of Common Stock, (ii) exchange of 3,000,000 warrants issued in conjunction with the Series C Preferred Stock for 600,000 shares of Common Stock and the related repurchase of all 2,000 shares of Series C Preferred Stock for promissory notes in an aggregate principal amount of $1.0 million, which notes bear interest at 8% and are repayable on demand at any time from and after the date of consummation of the Underwritten Offering, or any other underwritten public offering of Common Stock, and in any event mature June 7, 1998, (iii) conversion of $145,753 in interest on the Series B Preferred Stock and the Series C Preferred Stock into 88,840 shares of Common Stock (calculated based on conversion on December 23, 1996) and (iv) cancellation at no cost to the Company of options exercisable for 300,000 shares of Common Stock granted to two principal executive officers.

          (E) Represents repayment of all $1.0 million of the Metro Notes and all $1.0 million of the Series C Notes from the proceeds of the Underwritten Offering.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED JUNE 30, 1996
                 AND THE THREE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                         YEAR ENDED JUNE 30, 1996
                      ---------------------------------------------------------------
                                 HISTORICAL                        PRO FORMA
                      --------------------------------    ---------------------------
                      ALL-COMM MEDIA    METRO SERVICES
                        CORPORATION      GROUP, INC.      ADJUSTMENTS       COMBINED
                      ---------------   --------------    -----------       ---------

Revenues.............   $    15,889         $8,094                --        $  23,983
                      ---------------       ------        -----------       ---------
Salaries and
  benefits...........        12,712          1,978                --           14,690
Direct costs.........           807          4,550                --            5,357
Selling, general and
  administrative.....         1,843            961                --            2,804
Professional fees....           626            181                --              806
Amortization of
  intangible
  assets.............           362             --        $      450 (A)          812
                      ---------------       ------        -----------       ---------
    Total operating
      costs and
      expenses.......        16,350          7,670               450           24,470
                      ---------------       ------        -----------       ---------
Income (loss) from
  operations.........          (460)           424              (450)            (487)
Gain from sale of
  land...............            --             --                --               --
Interest income......            12             --                --               12
Interest expense.....          (505)            --                               (505)
                      ---------------       ------        -----------       ---------
Income (loss) before
  income taxes.......          (953)           424              (450)            (980)
Provision for income
  taxes..............          (141)           (29)               -- (B)         (170)
                      ---------------       ------        -----------       ---------
Net income (loss)....   $    (1,094)        $  395        $     (450)       $  (1,150)
                      ---------------       ------        -----------       ---------
                      ---------------       ------        -----------       ---------
    Primary and fully
      diluted loss
      per share......        $(0.36)                                           $(0.12)
                             ------                                            ------
                             ------                                            ------
Weighted average
  common and common
  equivalent shares
  outstanding........     3,068,278                        6,732,840 (C)    9,801,118
                      ---------------                     -----------       ---------
                      ---------------                     -----------       ---------

                                  THREE MONTHS ENDED SEPTEMBER 30, 1996
                      -------------------------------------------------------------

                                HISTORICAL                       PRO FORMA
                      -------------------------------    --------------------------
                      ALL-COMM MEDIA   METRO SERVICES
                       CORPORATION      GROUP, INC.      ADJUSTMENTS      COMBINED
                      --------------   --------------    -----------      ---------
Revenues............. $     3,932          $2,216                         $   6,148
                      --------------       ------                         ---------
Salaries and
  benefits...........       4,953             527                             5,480
Direct costs.........         145           1,256                             1,401
Selling, general and
  administrative.....         545             242                               787
Professional fees....         168              69                               238
Amortization of
  intangible
  assets.............          96              --         $     112(A)          208
                      --------------       ------        -----------      ---------
    Total operating
      costs and
      expenses.......       5,907           2,095               112           8,115
                      --------------       ------        -----------      ---------
Income (loss) from
  operations.........      (1,975)            121              (112)         (1,967)
Gain from sale of
  land...............          90              --                                90
Interest income......          10              --                                10
Interest expense.....        (115)             --                              (115)
                      --------------       ------        -----------      ---------
Income (loss) before
  income taxes.......      (1,991)            121              (112)         (1,982)
Provision for income
  taxes..............          (4)             (5)                 (B)           (9)
                      --------------       ------        -----------      ---------
Net income (loss).... $    (1,994)         $  116         $    (112)      $  (1,991)
                      --------------       ------        -----------      ---------
                      --------------       ------        -----------      ---------
    Primary and fully
      diluted loss
      per share......      $(0.62)                                           $(0.20)
                           ------                                            ------
                           ------                                            ------
Weighted average
  common and common
  equivalent shares
  outstanding........   3,214,884                         6,732,840(C)    9,947,724
                        ---------                        -----------      ---------
                        ---------                        -----------      ---------


     See accompanying Notes to these unaudited pro forma condensed combined statements of operations.

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

     The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 1996 combine the results of operations of the Company for its fiscal year ended June 30, 1996 with the results of operations of Metro for the year then ended. The unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended September 30, 1996 combine the results of operations of the Company for the three months then ended with the results of operations of Metro for the three months then ended. The revenues and results of operations of the combined businesses included in such pro forma financial statements are not considered by management to be indicative of the anticipated results of the business for the periods subsequent to the acquisition of Metro by the Company, nor are they considered to be indicative of the results of operations which might have been attained for the period presented.

     All pro forma combined data assumes repayment from the proceeds of the Underwritten Offering of the Metro Notes and the Series C Notes. The pro forma purchase accounting adjustments reflect the effect on the combined results for the fiscal year ended June 30, 1996 and the three months ended September 30, 1996 as if the Underwritten Offering, the Recapitalization and the acquisition of Metro by the Company had taken place as of July 1, 1995. The adjustments are summarized as follows:

          (A) Reflects amortization of $8.3 million in excess of costs over the fair value of the net tangible assets acquired, including $0.7 million in the aggregate in covenants not to compete and $0.3 million in proprietary software. The covenants are amortized over their three year durations, the proprietary software over its expected benefit period of five years and the remainder of the excess of costs over fair value over its expected benefit period of 40 years.

          (B) Prior to its acquisition by All-Comm, Metro had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended (the 'Code') and, as a result, Metro's federal taxable income or loss and tax credits were passed through to Metro's former shareholders. Metro's provision for income taxes resulted from income taxes due on taxable income for states which did not recognize Metro's S corporation status. No pro forma tax provision has been made for federal taxes in the pro forma condensed combined statements of operations due to the availability of All-Comm's net operating loss carryforwards.


          (C) Pro forma primary and fully diluted earnings per share include the effect of issuance of (i) 1,814,000 shares of Common Stock in connection with the Company's acquisition of Metro, (ii) 1,750,000 shares of Common Stock in connection with the Underwritten Offering and (iii) 3,168,840 shares of Common Stock in connection with the Recapitalization, as if each such event had occurred on July 1, 1995. Pro forma net income (loss) attributable to common stockholders does not reflect a non-recurring dividend upon conversion of the Series B Preferred Stock and the Series C Preferred Stock and accumulated interest thereon in connection with the Recapitalization estimated to be $8.5 million. This charge is non-cash and does not impact net income (loss).

                            SELECTED FINANCIAL DATA
     The following selected financial data of the Company as of June 30, 1996, in the case of balance sheet data, and for the years ended June 30, 1995 and 1996, in the case of operating data, have been derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The following selected financial data of the Company as of September 30, 1996, in the case of balance sheet data, and for the three months ended September 30, 1995 and 1996, in the case of operating data, have been derived from the Company's unaudited interim condensed consolidated financial statements included elsewhere in this Prospectus. Operating results for the three months ended September 30, 1996 are not necessarily indicative of the results of operations for any subsequent period.
     The following selected financial data of Metro as of December 31, 1995, in the case of balance sheet data, and for the years ended December 31, 1994 and 1995, in the case of operating data, have been derived from Metro's audited financial statements included elsewhere in this Prospectus. The selected financial data of Metro presented below as of and for the nine months ended September 30, 1995 and 1996 have been derived from Metro's unaudited financial statements included elsewhere in this Prospectus. Metro's unaudited financial statements include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of Metro's financial position and results of operations for those periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations for any subsequent period.
     The data set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements and notes thereto included elsewhere in this Prospectus.

ALL-COMM MEDIA CORPORATION

                                                                                           THREE MONTHS ENDED
                                                             YEAR ENDED JUNE 30,(1)         SEPTEMBER 30,(1)
                                                            ------------------------    ------------------------
                                                             1995(2)         1996          1995          1996
                                                            ----------    ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

OPERATING DATA:(3)
     Revenues............................................   $    3,631    $   15,889    $    3,926    $    3,932
     Salaries and benefits...............................        3,139        12,712         3,162         4,953
     Direct costs........................................          102           807           130           145
     Selling, general and administrative.................        1,121         1,843           387           545
     Professional fees...................................          459           626           145           168
     Amortization of intangible assets...................           65           362            90            96
     Total operating costs and expenses..................        4,887        16,350         3,914         5,907
     Income (loss) from operations.......................       (1,256)         (460)           13        (1,975)
     Total other income (expenses).......................        1,200          (493)          (96)          (15)
     Loss from continuing operations before income
       taxes.............................................          (56)         (953)          (83)       (1,991)
     Provision for income taxes..........................          (75)         (141)          (53)           (4)
     Loss from continuing operations before discontinued
       operations........................................         (131)       (1,094)         (136)       (1,994)
     Net gain from discontinued operations...............          241            --            --            --
     Net income (loss)...................................   $      110    $   (1,094)   $     (136)   $   (1,994)
     Weighted average common and common equivalent shares
       outstanding.......................................    1,807,540     3,068,278     3,016,028     3,214,884
     Net income (loss) per common share(4)...............   $     0.06    $    (0.36)   $    (0.05)   $    (0.62)

                                                                                 JUNE 30, 1996    SEPTEMBER 30, 1996
                                                                                 -------------    ------------------
                                                                                           (IN THOUSANDS)

BALANCE SHEET DATA:(3)
     Cash and cash equivalents................................................      $ 1,393            $  1,180
     Working capital..........................................................        1,651               1,580
     Intangible assets at cost, net...........................................        7,851               7,755
     Total assets.............................................................       13,301              11,891
     Long-term obligations to related party less current portion..............        1,517               1,342
     Redeemable Convertible Preferred Stock...................................        1,306               1,667
     Total stockholders' equity...............................................      $ 6,945            $  6,745

------------


(1) SD&A had a fiscal year ending December 31 prior to its acquisition by the Company. The Company's fiscal year currently ends on June 30 of each year. However, the Company currently plans to change its fiscal year-end from June 30 of each year to December 31 of each year, effective with the fiscal year ended December 31, 1996.


(2) Reflects operations of Alliance and SD&A for the period beginning with the Company's acquisition of Alliance on April 25, 1995.

(3) See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' for discussion of businesses discontinued and acquired in 1995.

(4) Primary and fully diluted income (loss) per common share are the same for all periods presented. See Note 2 of Notes to Consolidated Financial Statements of All-Comm.

METRO SERVICES GROUP, INC.


                                                   YEAR ENDED DECEMBER 31,(1)  NINE MONTHS ENDED SEPTEMBER 30,(1)
                                                   --------------------------- --------------------------------
                                                       1994          1995          1995          1996
                                                   ------------- ------------- ------------- -------------
                                                                       (IN THOUSANDS)

OPERATING DATA:
     Revenues..................................... $    5,914    $    8,096    $  5,714      $  5,769
     Direct costs.................................      3,290         4,653       3,330         3,175
     Salaries and benefits........................      1,672         1,792       1,315         1,567
     Selling, general and administrative..........        868           899         652           746
     Total operating expenses.....................      5,964         7,520       5,448         5,662
     Income (loss) before provision for income
       taxes......................................        (50)           576        266           107
     Provision for income taxes(2)................          7            35          16             5
     Net income (loss)............................ $      (57)    $      541   $    250      $    101

                                                                          DECEMBER 31, 1995(1)    SEPTEMBER 30, 1996
                                                                          --------------------    ------------------
                                                                                        (IN THOUSANDS)

BALANCE SHEET DATA:
     Cash..............................................................          $    8                 $  349
     Working capital (deficit).........................................             178                    (40)
     Total assets......................................................           2,505                  2,536
     Total shareholders' equity (deficit)..............................          $  235                 $  106

------------

(1) Metro had a fiscal year ending December 31 prior to its acquisition by the Company.

(2) Prior to its acquisition by the Company, Metro had elected to be taxed under the provisions of Subchapter S of the Code and, as a result, Metro's federal taxable income or loss and tax credits were passed through to Metro's former shareholders. Metro's provision for income taxes resulted from income taxes due on taxable income for states which did not recognize Metro's S corporation status.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with All-Comm's, Metro's and SD&A's financial statements and notes thereto included elsewhere in this Prospectus and the other financial and operating information included elsewhere in this Prospectus. Certain statements under this caption 'Management's Discussion and Analysis of Financial Condition and Results of Operations' constitute 'forward-looking statements' under the Reform Act. See 'Risk Factors -- Special Note Regarding Forward-Looking Statements.' For a more complete understanding of the Company's operations, see 'Risk Factors' and 'Business.'

OVERVIEW

     The Company acquired Alliance, which simultaneously acquired SD&A, on April 25, 1995. Accordingly, the Company's consolidated statements of operations and consolidated statements of cash flows include the operations of Alliance and SD&A starting on April 25, 1995. Because the Company's fiscal year ends on June 30 of each year, only approximately two months of Alliance's and SD&A's operations were included in the Company's results of operations for fiscal 1995 but their results of operations for the entire year were included in fiscal 1996.

     In addition, because the Company acquired Metro in October 1996, Metro's operations are not included in any of the Company's historical consolidated financial statements contained in this Prospectus, but are included separately. See 'Index to Financial Statements.' For certain pro forma condensed combined financial information which gives effect to the acquisition of Metro, see 'Pro Forma Condensed Combined Financial Information.' In order to conform with industry standards and to provide for a more meaningful comparison between the Company's historical financial statements and such pro forma financial information (and future financial statements), the Company has reclassified certain accounts. See Note 2 of Notes to Consolidated Financial Statements of All-Comm.

     The Company has accounted for the acquisitions of Alliance and SD&A, and will account for the acquisition of Metro, under the purchase method of accounting.

     During 1991, under the prior management, the Company acquired a 100% interest in STI and changed the Company's name from Bristol Holdings, Inc. to Sports-Tech, Inc. In 1993, the Company acquired the business of High School Gridiron Report ('HSGR'). STI and HSGR supplied information services and technology as well as academic, athletic and video data to high school, college and professional coaches and student athletes. In November 1994, after a failed business strategy, the prior management of the Company discontinued these operations through the sale of STI and the cessation of the HSGR operation and the Company's consolidated financial statements were reclassified to report the net assets, operating results, gain on disposition and cash flows of these operations as discontinued operations. In August 1995, following the acquisitions of Alliance and SD&A, the Company again changed its name from Sports-Tech, Inc. to All-Comm Media Corporation.

     As a result of the Alliance and SD&A acquisitions and discontinued operations, the Company's results of operations for fiscal years 1995 and 1996 are not directly comparable and the Company's historical results of operations may not be indicative of future results.

     The Company's revenues in fiscal 1995 and fiscal 1996 and for the three months ended September 30, 1995 and 1996 consisted principally of fees earned by the Company from telemarketing and telefundraising campaigns conducted on-site at client locations and off-site at the Company's calling center in Berkeley, California. Revenues from on-site campaigns are recorded when pledged cash is received by the Company's clients. Revenues from operations at the Berkeley calling center are recorded when the services are provided. On-site telemarketing and telefundraising fees are generally based on an agreed upon percentage of amounts received by a client from a campaign. Off-site fees are typically based on an agreed upon amount per contact with a potential donor. During fiscal 1995 and 1996 and for the three months ended September 30, 1995 and 1996, the Company's margins relating to off-site campaigns were generally higher than margins relating to on-site campaigns.

     For fiscal 1995 and 1996 and for the three months ended September 30, 1995 and 1996, salaries and benefits were the Company's principal expense category and accounted for 86.5%, 80.0%, 80.5% and

126.0%,   respectively,  of  revenues,  and   64.2%,  77.8%,  80.8%  and  83.9%,
respectively, of total operating expenses. Salaries and benefits for the three months ended September 30, 1996 included a non-recurring, non-cash charge of $1.7 million to compensation expense relating to options granted to two principal executive officers. Although the Company intended that these options, half of which are exercisable at a price of $2.50 and half of which are exercisable at a price of $3.00, be granted as of May 30, 1996, at which time the market price of the Common Stock was $2.50, upon further research the Company determined that the corporate and other records relating to the grant of such options are not consistent with the Company's intent. Based on these records, the grant of the options was not effective until such grant was ratified by the Board of Directors on September 26, 1996 and, prior thereto, the agreements which purported to grant such options had no legal effect. Such charge was incurred because the exercise price of each such option, which was based upon the market price of the Common Stock on May 30, 1996 (the date which the Company intended as the effective date of the grant) rather than the market price on September 26, 1996 (the actual effective date of the grant), was lower than the market price of the Common Stock on September 26, 1996. On December 23, 1996, in connection with the Recapitalization, half of these options exercisable for 300,000 shares of Common Stock at an exercise price of $3.00 per share were canceled at no cost to the Company.

     Selling, general and administrative expenses were the Company's second most significant expense category in fiscal 1995 and fiscal 1996 and for the three months ended September 30, 1995 and 1996. Such expenses include the cost of services the Company provides to manage its operating subsidiaries, and in fiscal 1995 and for the three months ended September 30, 1995, its discontinued operations. These expenses include rent, depreciation, public relations costs, insurance premiums and costs relating to the identification and evaluation of potential acquisitions and financing sources (excluding professional fees).

     Direct costs include telephone, postage and other sales expenses relating to the Berkeley calling center and costs associated with advertising for staff for on-site campaigns. Professional fees include fees for outside consultants, accountants and attorneys principally related to acquisition and financing efforts and recurring audit and public reporting requirements.

     Amortization of intangible assets relates to intangible assets acquired in the simultaneous acquisitions of Alliance and SD&A on April 25, 1995. The purchase prices for these acquisitions were substantially in excess of the book value of the acquired assets. As a consequence, these acquisitions have generated  significant  goodwill  and  have  generated,  and  will  continue  to generate, significant levels of amortization. Although amortization is a non-cash charge, it decreases reported net income (or increases reported net losses). Accordingly, the faster the Company expands by making such acquisitions, the more likely it will be to incur additional amortization charges. See Notes 2 and 3 of Notes to Consolidated Financial Statements of All-Comm.

     Interest expense for fiscal 1995 and fiscal 1996 and for the three months ended September 30, 1995 and 1996 includes interest on indebtedness of the Company to the former owner of SD&A (the 'SD&A Seller Debt'). See 'Certain Transactions -- Transactions Under Current Management After Alliance Acquisition -- Transactions With Mr. Dunn.' In 1996, interest expense also includes amounts payable to the holders of the Series B Preferred Stock and the Series C Preferred Stock.

     As of September 30, 1996, the Company had consolidated net operating loss carryforwards of $2.0 million which may offset future income for U.S. federal income tax purposes. The Company incurs state income taxes on taxable income at the subsidiary level which cannot be reduced by losses incurred at the corporate level.

RESULTS OF OPERATIONS

     The following table sets forth for the fiscal periods indicated (i) information derived from the Company's audited historical consolidated statements of operations for the fiscal years ended June 30, 1995 and 1996, (ii) information derived from the Company's unaudited interim condensed consolidated statements of operations for the three months ended September 30, 1995 and 1996 and (iii) information derived from the unaudited historical statements of operations of Metro for the nine months ended September 30, 1995 and 1996, in each case expressed as a percentage of revenues.


                                                         ALL-COMM MEDIA      ALL-COMM MEDIA        METRO SERVICES
                                                          CORPORATION         CORPORATION           GROUP, INC.
                                                        ----------------    ----------------      ----------------
                                                                              THREE MONTHS          NINE MONTHS
                                                         YEAR ENDED              ENDED                 ENDED
                                                          JUNE  30,          SEPTEMBER 30,         SEPTEMBER 30,
                                                        ----------------    ----------------      ----------------
                                                        1995       1996     1995       1996       1995       1996
                                                        -----      -----    -----      -----      -----      -----
Revenues.............................................   100.0%     100.0%   100.0%     100.0%     100.0%     100.0%
                                                        -----      -----    -----      -----      -----      -----
Salaries and benefits................................    86.5       80.0     80.5      126.0       23.0       27.2
Direct costs.........................................     2.8        5.1      3.3        3.7       58.3       55.0
Selling, general and administrative..................    30.9       11.6      9.8       13.9       11.4       12.9
Professional fees....................................    12.7        3.9      3.7        4.3        2.7        3.0
Amortization of intangible assets....................     1.8        2.3      2.3        2.4         --         --
                                                        -----      -----    -----      -----      -----      -----
        Total operating costs and expenses...........   134.6      102.9     99.7      150.2       95.4       98.2
                                                        -----      -----    -----      -----      -----      -----
Income (loss) from operations........................   (34.6)      (2.9)     0.3      (50.2)       4.6        1.8
Other income (expense)...............................    33.1       (3.1)     2.4       (0.4)        --         --
Provision for income taxes...........................    (2.1)      (0.9)    (1.4)      (0.1)      (0.3)      (0.1)
                                                        -----      -----    -----      -----      -----      -----
Income (loss) from continuing operations before
  discontinued operations............................    (3.6)      (6.9)    (3.5)     (50.7)       4.4        1.8
Net gain from discontinued operations................     6.6         --       --         --         --         --
                                                        -----      -----    -----      -----      -----      -----
Net income (loss)....................................     3.0%      (6.9)%   (3.5)%    (50.7)%      4.4%       1.8%
                                                        -----      -----    -----      -----      -----      -----
                                                        -----      -----    -----      -----      -----      -----

ALL-COMM MEDIA CORPORATION
THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Revenues of $3,932,000 in the three months ended September 30, 1996 (the 'Current Period') increased by $6,000 over revenues of $3,926,000 in the three months ended September 30, 1995 (the 'Prior Period'). Revenues from on-site telemarketing and telefundraising campaigns totaled $3,417,000 and $3,421,000, respectively, or 86.9% and 87.1% of revenues in the Current and Prior Periods, respectively. Revenues from off-site campaigns totaled $516,000 and $505,000, respectively, or 13.1% and 12.9% of revenues, respectively, in the Current and Prior Periods. During the three months ended September 30, 1995 and 1996, the Company's margins relating to off-site campaigns were generally higher than margins relating to on-site campaigns.

     Salaries and benefits of $4,953,000 in the Current Period increased by $1,792,000 over the Prior Period total of $3,161,000. Salaries and benefits also increased as a percentage of revenues, from 80.5% in the Prior Period, to 126.0% in the Current Period. Telemarketing sales labor expense increased by $152,000 in the Current Period. This increase was largely due to the commencement of on-site campaigns for new clients in the Current Period (which generally require a higher labor expense in the early years). Off-site and administrative salaries at SD&A increased by $58,000, the majority of which, $32,000, was attributable to salaries of newly-hired telemarketing sales representatives to staff the relocated and expanded Berkeley calling center, and the balance of which included the salary of a newly-hired human resources director. These increases were partially offset by a $68,000 reduction in parent company administrative salaries in the Current Period as compared to the Prior Period. In addition, in the Current Period the Company incurred a non-recurring, non-cash charge of $1.7 million to compensation expense relating to options granted to two principal executive officers. Such charge was incurred because the exercise price of each such option, which was based upon the market price of the Common Stock on May 30, 1996 (the date which the Company intended as the effective date of the grant) rather than the market price on September 26, 1996 (the actual effective date of the grant), was lower than the market price of the Common Stock on September 26, 1996. See ' -- Overview.'

     Direct costs of $145,000 in the Current Period increased by $15,000 over direct costs of $130,000 in the Prior Period, primarily attributable to higher telephone costs incurred for off-site campaigns.

     Selling, general and administrative expenses of $545,000 in the Current Period increased by $158,000, or 41%, over comparable expenses of $387,000 in the Prior Period. Of the increase, $101,000 was attributable to SD&A and $57,000 to corporate administration. At SD&A, travel expense increased by $47,000 in the Current Period principally as a result of bringing campaign managers to Los Angeles for training on SD&A's new on-site software. Of the SD&A increase, $11,000 was a one-time moving and additional rent expense due to relocating the off-site calling center in August 1996 and the remaining increase of $43,000 resulted principally from an increase in printing, promotion and advertising expenses. At the parent company level, public relations expenses increased by $41,000 due to the hiring of a new firm in the Current Period. Parent company travel expenses increased by $12,000 due to increased acquisition and financing efforts. Directors fees of $9,000 were incurred for a September 1996 meeting; no such meeting was held in the Prior Period. Net decreases of $5,000 resulted from reductions in director and officer insurance premiums and other miscellaneous items.

     Professional fees of $168,000 in the Current Period increased by $23,000 over professional fees of $145,000 in the Prior Period. The Current Period included a non-recurring charge of approximately $76,000 in consulting fees attributable to the value of warrants acquired by former consultants during the period. The Prior Period included accounting and legal fees incurred for finalization of issues related to prior operations of the Company.

     Amortization of intangible assets of $96,000 in the Current Period increased by $6,000 over amortization of $90,000 in the Prior Period. Amortization of the goodwill and a covenant-not-to-compete associated with the Alliance and SD&A acquisitions on April 25, 1995 increased in the Current Period due to an increase in goodwill of $850,000 as of June 30, 1996 resulting from payments made to the former owner of SD&A based on the achievement of defined results of operations of SD&A for the year then ended.

     The Company recorded a net gain of $90,000 from the sale of its undeveloped parcel of land in Laughlin, Nevada in August 1996, which gain was recorded net of commissions and related selling expenses.

     Interest expense of $115,000 in the Current Period increased by $16,000 compared to $99,000 in the Prior Period due to amounts payable to the holders of the Series B Preferred Stock and the Series C Preferred Stock in the Current Period, principal payments on the SD&A seller debt and reductions in the interest rate.

     The provision for income taxes of $4,000 in the Current Period decreased by $49,000 compared to $53,000 in the Prior Period. Despite consolidated losses from continuing operations, the provision resulted from state and local taxes incurred on taxable income at the operating subsidiary level which could not be offset by losses incurred at the corporate level. As a result of the foregoing factors, the Company's net loss increased from $136,000 (or $0.05 per share) in the Prior Period to $1,994,481 (or $0.62 per share) in the Current Period.

ALL-COMM MEDIA CORPORATION
FISCAL YEARS ENDED JUNE 30, 1996 AND 1995

     Revenues of $15.9 million in fiscal 1996 increased by $12.3 million over fiscal 1995 revenues, principally due to the inclusion of a full year of operations of SD&A in fiscal 1996 as compared with the period from the date of acquisition (April 25, 1995) to June 30, 1995 in fiscal 1995. Fiscal 1996 revenues from off-site campaigns totaled $2.7 million (16.7% of revenues) and revenues from on-site telemarketing and telefundraising campaigns totaled $13.2 million (83.3% of revenues). During fiscal 1995 and 1996, the Company's margins relating to off-site campaigns were generally higher than margins relating to on-site campaigns.

     Salaries and benefits of $12.7 million in fiscal 1996 increased by $9.6 million over salaries and benefits of $3.1 million in fiscal 1995, principally due to the inclusion of a full year of operations of SD&A in fiscal 1996. As a percentage of revenues, however, salaries and benefits declined from 86.5% to 80.0% because, in fiscal 1995 and fiscal 1996, the Company had a full year of administrative salaries and benefits at the corporate level (including administrative salaries and benefits associated with the Company's former management prior to the acquisition of Alliance) but only approximately two months of revenues from the operations of SD&A in fiscal 1995.

     Direct costs of $0.8 million in fiscal 1996 increased by $0.7 million over direct costs of $0.1 million in fiscal 1995, principally due to the inclusion of costs associated with the Berkeley calling center operations for all of fiscal 1996 as well as $0.2 million in costs associated with advertising for staff for on-site campaigns in fiscal 1996.

     Selling, general and administrative expenses of $1.8 million in fiscal 1996 increased by $0.7 million, or 64.4%, over $1.1 million of such expenses in fiscal 1995, principally due to the inclusion of a full year of operations of SD&A in fiscal 1996. Professional fees of $0.6 million in 1996 increased by $166,323, or 36.2%, over professional fees of $0.5 million in fiscal 1995, principally due to legal and accounting fees incurred in connection with the evaluation of potential acquisitions and financing sources.

     Amortization of intangible assets of $0.4 million in fiscal 1996 increased by $0.3 million over amortization of approximately $65,000 in fiscal 1995, due to the amortization of the goodwill and a covenant-not-to-compete associated with the Alliance and SD&A acquisitions on April 25, 1995.

     The Company had other expense of $0.5 million in fiscal 1996 compared to other income of $1.2 million in fiscal 1995, a decrease of $1.7 million, principally due to increases in fiscal 1996 interest expense related to the SD&A Seller Debt. In fiscal 1995, the Company had nonrecurring net gains from sales of securities of $1.6 million, which were partially offset by a loan commitment fee of $0.3 million in connection with the original purchase of such securities. See 'Certain Transactions -- Transaction Under Former Management Prior to Alliance Acquisition -- Florida Gaming Corporation Loan.'

     The provision for income taxes in fiscal 1996 of $141,000 increased by approximately $66,000, or 88.1%, over the provision for income taxes of $75,000 in 1995. The provision for income taxes increased, despite losses from continuing operations, as a result of state and local taxes incurred on taxable income at the operating subsidiary level. Under applicable tax law, such taxes at the operating subsidiary level could not be offset by losses incurred at the corporate level.

     The gain on sale of, and loss from, discontinued operations in fiscal 1995 relates to the STI and HSGR operations which were either sold or closed in fiscal 1995 as a condition precedent to the acquisition of Alliance. No amounts related to discontinued operations were incurred in fiscal 1996.

     As a result of the foregoing factors, the Company had a net loss of $1.1 million in fiscal 1996 as compared to net income of $0.1 million in 1995.

METRO SERVICES GROUP, INC.
NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

     Metro generates revenues from the development and marketing of information-based services used primarily in direct marketing programs and fundraising campaigns. These services, which are usually integrated, include:
(i) database management, which includes updating and maintaining client databases; (ii) data processing; (iii) list services; and (iv) as an ancillary service (through outsourcing), creating, printing and mailing of brochures. See 'Business -- Services.' Metro recognizes revenues as services are performed. Revenues of $5.8 million for the first nine months of 1996 increased by $55,000, or 1.0% compared to $5.7 million for the first nine months of the prior year, notwithstanding the loss of Metro's two largest clients. Such clients were to be acquired by other firms during the first quarter of 1996 and, as a result, no longer required Metro's services. On a combined basis, those two clients accounted for 17.0%, 13.1% and 2.0% of Metro's revenues for the year ended
December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively. The loss of such revenues in the first nine months of 1996 was offset by $0.8 million in revenues from new clients during the same period. Subsequent to June 30, 1996, one such client resumed business with Metro after its proposed acquisition was not consummated.

     Salaries and benefits of $1.6 million for the nine months ended September 30, 1996 increased by approximately $0.3 million, or 19.2%, compared to $1.3 million for the first nine months of the prior year. The increase was primarily due to staffing increases in the 1996 period in connection with anticipated client activity as well as the opening of a Los Angeles sales office.

     Direct costs for Metro are principally the costs of lists and other data purchased for clients from third parties. Direct costs for Metro also include commissions payable to third party list owners for lists rented to clients, as well as printing and fulfillment costs incurred on behalf of clients. Direct costs of $3.2 million for the first nine months of 1996 decreased by $155,544, or 4.7%, from direct costs of $3.3 million for the comparable period in 1995 reflecting the approximately equal revenues in both years. As a percentage of revenues, direct costs decreased from 58.3% to 55.0%, which levels are consistent with historical patterns.

     Selling, general and administrative expenses for Metro are principally comprised of rent, promotion, insurance, utilities, and postage and delivery. Selling, general and administrative expenses of $0.8 million for the first nine months of 1996 increased by approximately $95,000, or 14.5%, from $0.7 million for the first nine months of 1995. The increase was principally the result of increases in promotional expenses relating to advertising and depreciation expenses related to fixed asset additions, partially offset by a decrease in rent expense relating to the expiration of a lease for the Company's former facilities which the Company had sublet at a loss.

     Prior to its acquisition by All-Comm, Metro had elected to be taxed under the provisions of Subchapter S of the Code and, as a result, Metro's federal taxable income or loss and tax credits were passed through to Metro's former shareholders. Metro's provision for income taxes resulted from income taxes due on taxable income for states which did not recognize Metro's S corporation status.

     Primarily as a result of the foregoing factors, Metro had net income of approximately $80,000 for the first nine months of 1996 compared to net income of approximately $0.2 million for the first nine months of 1995.

METRO SERVICES GROUP, INC.
YEARS ENDED DECEMBER 31, 1995 AND 1994

     Revenues of $8.1 million in 1995 increased by $2.2 million, or 36.9%, over revenues of $5.9 million in 1994, principally due to increases in revenues from database management and list brokerage, and increasing penetration of the financial services sector. In 1995, 17.0% of Metro's revenues were generated by two clients as compared to 10.9% in 1994.

     Salaries and benefits of $1.8 million in 1995 increased by $0.1 million, or 7.2%, over $1.7 million in 1994, principally due to merit pay increases in 1995. As a percentage of revenues, however, salaries and benefits decreased from 28.3% in 1994 to 22.1% in 1995, principally due to Metro's limiting its hiring activities in 1995 to active projects rather than hiring in anticipation of growth as had been done in 1994.

     Direct costs of $4.7 million in 1995 increased by $1.4 million, or 41.4%, from direct costs of $3.3 million in 1994, principally as a result of the related increases in revenues. As a percentage of revenues, however, direct costs increased from 55.6% in 1994 to 57.5% in 1995, which levels are consistent with historical patterns.

     Selling, general and administrative expenses of $0.9 million in 1995 increased by approximately $31,000, or 3.6%, compared to the 1994 level, due in part to increased travel and entertainment expenses associated with the growth of Metro's out-of-state business.

     Prior to its acquisition by All-Comm, Metro had elected to be taxed under the provisions of Subchapter S of the Code and, as a result, Metro's federal taxable income or loss and tax credits were passed through to Metro's former shareholders. Metro's provision for income taxes resulted from income taxes due on taxable income for states which did not recognize Metro's S corporation status.

     Principally as a result of the foregoing factors, the Company had net income of $0.5 million in 1995 compared to a net loss of approximately $57,000 in 1994.

LIQUIDITY AND CAPITAL RESOURCES

ALL-COMM MEDIA CORPORATION

     The parent company's assets consist primarily of the stock of its subsidiaries. At September 30, 1996 and June 30, 1996, on a consolidated basis, the Company had cash and cash equivalents of $1.2 million and $1.4 million, respectively, and accounts receivable, net of allowances for doubtful accounts, of $1.9 million and $2.7 million, respectively. On August 16, 1996, the Company sold its land in Laughlin, Nevada for $1.0 million in cash.

     The Company generated losses from operations of $1.3 million in fiscal 1995, $0.5 million in fiscal 1996, and $2.0 million in the Current Period. These losses in the Current Period were due primarily to a non-recurring, non-cash charge of $1.7 million to compensation expense relating to options granted to two principal executive officers incurred by the Company. Such charge was incurred because the exercise price of each such option, which was based upon the market price of the Common Stock on May 30, 1996 (the date which the Company intended as the effective date of the grant) rather than the market price on September 26, 1996 (the actual effective date of the grant), was lower than the market price of the Common Stock on September 26, 1996. See ' -- Overview.' In April 1996, at the parent company level, the Company was unable to satisfy its payroll and other compensation obligations solely as a result of the prohibition on the upstreaming of cash from SD&A contained in the operating covenants agreement, terminated in June 1996, with Mr. Dunn, the seller of SD&A. The Company met these and its other liquidity requirements in fiscal 1995 and 1996 and the Current Period principally through financing activities in the form of private placements of Common Stock, preferred stock and warrants. In the Current Period, $0.5 million was used in the Company's financing activities. In fiscal 1996, the Company's financing activities provided $1.6 million. See Note 13 of Notes to Consolidated Financial Statements of All-Comm. At June 30, 1996, SD&A had a $0.5 million line of credit with a bank, which was fully drawn at such date. During the Current Period, the Company repaid $0.4 million on the line. The Company is exploring the possible replacement of such line of credit with a larger credit facility with a different institution. No assurance can be given that the Company will be able to obtain such a replacement credit facility, or that any such replacement credit facility will be larger than the existing facility.

     The Company used $0.4 million in cash for operating activities in the Current Period. Due to seasonal decreases in revenues and certain related expenses between the fourth and first fiscal quarters, at September 30, 1996, accounts receivable relating to the SD&A operation decreased $0.8 million and trade accounts payable and accrued liabilities decreased $0.9 million compared to levels at June 30, 1996, respectively. In part due to certain seasonal marketing patterns and subscriptions, revenues are expected to decrease during the second and third fiscal quarters. However, starting in October 1996, the Company will recognize the results of operations of Metro. The fourth calendar quarter, which is the Company's second fiscal quarter, has historically been Metro's strongest. The Company cannot predict the degree to which, on a consolidated basis, these trends will continue.

     In fiscal 1996, the Company used $0.9 million in cash for operating activities, principally due to net losses incurred during the first full year following the acquisition of SD&A. While the SD&A operations generated both income from operations and net income during fiscal 1996, such amounts were offset by legal, accounting and other expenditures of approximately $1.4 million incurred by the parent company in connection with the implementation of the Company's business strategy, including identification and evaluation of potential acquisitions and financing sources, and obligations associated with a prior registration statement and other remaining obligations associated with the activities of the prior management. The Company's management has satisfied substantially all known remaining payment obligations arising from activities of the prior management. Additional cash used in fiscal 1996 resulted from an increase in accounts receivable at SD&A of $0.6 million due to increases in sales.

     In the Current Period, net cash of $0.6 million was provided from investing activities. In fiscal 1996, the Company used $0.6 million in investing activities, most of which ($0.425 million) was a contingent cash payment to Mr. Stephen Dunn, the former shareholder and current President of SD&A, as a result of SD&A's meeting specified financial targets with respect to such fiscal year. Capital expenditures in fiscal 1996 of $0.1 million were principally leasehold improvements to increase the usable space at SD&A's offices. The Company moved its Berkeley calling center in August 1996 at a cost of approximately $0.1 million. Purchases of property and equipment of $0.2 million resulted primarily from the Company's relocation and expansion of its Berkeley calling center in August 1996. The Company intends to refinance approximately $0.14 million of the expansion and relocation costs through bank borrowings under SD&A's credit facility.

     On April 25, 1995, Alliance and SD&A were acquired for 1,025,000 shares of Common Stock valued at $2.7 million plus approximately $0.5 million of acquisition costs. Liabilities assumed as a result of such acquisitions totaled $6.7 million including the SD&A Seller Debt in the original aggregate principal amount of $4.5 million, payable with interest at prime over a four year period. Payments due in fiscal 1996 on the SD&A Seller Debt originally totaled $1.5 million, payable in quarterly installments. Additional contingent payments of up to $0.85 million per year over the three year period ending June 30, 1998 may be required to be made to Mr. Dunn based on achievement of defined results of operations of SD&A. At the Company's option, up to one half of the additional contingent payments may be made with restricted Common Stock of the Company subject to certain registration rights. SD&A achieved its defined results of operations during fiscal 1996 and $0.425 million was paid in cash and $0.425 million accrued in stock, as of June 30, 1996. See 'Certain Transactions -- Transactions Under Current Management After Alliance Acquisition -- Transactions with Mr. Dunn.'

     In October 1995, the Company increased its cash balances by entering into an option agreement whereby, in consideration of a cash payment to the Company of $0.15 million, an unaffiliated third party was granted an option to purchase the Company's undeveloped land in Laughlin, Nevada, for $2.0 million. The option agreement expired on April 8, 1996, and was extended until July 8, 1996. The Company bought back the option in July 1996 for $0.15 million, pursuant to a put provision in the option agreement. On August 16, 1996 the land was sold to another unaffiliated third party, by auction, for $1.0 million in cash. The Company received proceeds of $0.9 million from the sale, net of commissions and related selling expenses.

     In June 1996, the Company completed a private placement with certain accredited investors of 6,200 shares of Series B Preferred Stock for $3.1 million and 2,000 shares of Series C Preferred Stock for $1.0 million.

     In addition, the Company issued warrants to the holders of the Series B Preferred Stock to purchase a total of 3,100,000 shares of Common Stock at an exercise price of $2.50 per share exercisable for three years, starting with and subject to the availability of shares following stockholder authorization of additional common shares. The Company also issued warrants to holders of the Series C Preferred Stock to purchase 3,000,000 shares of Common Stock at an exercise price of $3.00 per share exercisable for three years, starting with and subject to the availability of shares following stockholder authorization of additional common shares.

     The proceeds of the sale of Series B Preferred Stock and the Series C Preferred Stock were used by the Company to pay approximately $2.0 million on account of the SD&A Seller Debt. The remaining $2.1 million of long-term obligations to Mr. Dunn are payable in 36 monthly principal payments of $58,333 plus interest at 8%, beginning September 19, 1996. In June 1996, the Company paid $0.8 million in connection with the repurchase of 10,000 shares of previously outstanding Series A Preferred Stock issued in the private placement in May 1996. The balance of the proceeds are being used for working capital and general corporate purposes.

     Due to contingent payments earned as of June 30, 1996 based on SD&A's earnings, amortization expense will increase by $22,000 in fiscal 1997. Additional contingent payments may be due at the end of fiscal 1997 and 1998, which will continue to increase amortization expense in subsequent years. Also, the acquisition of Metro in October 1996 will result in increased amortization expense during fiscal 1997, currently estimated to be $0.3 million in fiscal 1997.

     Due to prepayment and restructuring in June 1996, interest on the SD&A Seller Debt will decrease significantly in fiscal 1997. See 'Certain
Transactions -- Transactions Under Current Management After Alliance Acquisition -- Transactions with Mr. Dunn.'

     In July 1996, All-Comm publicly announced the proposed acquisition of Metro. The announcement contained a forward-looking statement that the Company expected Metro's revenues 'to be comfortably in excess of $10.0 million for the fiscal year ending June 30, 1997.' Such forward-looking statement is only an estimate and is not a guarantee of future results. Metro's revenues for such year may vary from the estimate and such variations may be material. Numerous factors, many of which are beyond the Company's control, could cause Metro's actual revenues for such year to be materially different from those expected at the time of the public announcement. Such factors include those listed under the heading 'Risk Factors,' in particular those under the subheadings 'Limited Operating History; Absence of Combined Operating History; Lack of Consolidated Profitable Operations,' 'Risks Associated with Acquisition and Growth Strategy,' 'Lack of Long-Term Contracts,' 'Government Regulation and Privacy Issues,' 'Rapid Technological Change,' 'Risk of Equipment Failure,' 'Cyclicality,' 'Competition,' 'Dependence upon Key Personnel' and 'Dependence on Relationships with Data Compilers.'

     In October 1996, in connection with the Metro acquisition, the Company issued the Metro Notes in an aggregate face amount of $1.0 million. Such notes bear interest at 6% per annum, are scheduled to mature June 30, 1998 and are convertible at the option of the holders thereof into 185,874 shares of Common Stock. The Company intends to repay the Metro Notes out of the proceeds of the Underwritten Offering. See 'Use of Proceeds.'



     In December 1996, in connection with the Recapitalization, the Company issued the Series C Notes in an aggregate principal amount of $1.0 million. Such notes bear interest at 8% per annum and are payable on demand at any time from and after the date of consummation of the Underwritten Offering, or any other underwritten public offering of Common Stock, and in any event mature June 7, 1998. The Company intends to repay the Series C Notes out of the proceeds of the Underwritten Offering. See 'The Recapitalization' and 'Use of Proceeds.'


     The Company believes that the net proceeds of the Underwritten Offering and funds available from operations, including the operations of Metro, and from the August 1996 sale of the Laughlin, Nevada land should be adequate to finance its operations and enable the Company to meet interest and debt obligations through its fiscal year ending June 30, 1998. In conjunction with the Company's acquisition and growth strategy, additional financing may be required to complete such acquisitions and to meet potential contingent acquisition payments. There can be no assurance, however, that such capital, if required, will be available on terms acceptable to the Company, if at all. See 'Risk Factors -- Possible Need for Additional Financing.'

     The Company generated losses due, in part, to costs in fiscal 1995 and 1996 and in the first quarter of fiscal 1997 associated with increased legal, accounting and administrative expenses related to identifying, evaluating and negotiating potential acquisitions consistent with the Company's growth strategy and with the obtaining of financing for such acquisitions, some of which acquisitions were never consummated. Although expenses related to the Company's growth strategy are likely to continue as the Company pursues new acquisitions, the Company believes that by implementing a plan to reduce overhead and administrative expenses and by including earnings generated by Metro and increasing earnings generated by SD&A, which reported net income of $0.4 million and $1.2 million, respectively, for the year ended June 30, 1996 (which in the case of Metro is unaudited), the Company has the ability to become profitable. No assurance can be given as to whether or when the Company will be able to attain profitability.


     The Company will incur a non-recurring non-cash charge estimated to be $75,000 in the fiscal quarter in which the Underwritten Offering is consummated, as a result of the issuance by the Company of warrants exercisable for an aggregate of up to 160,414 shares of Common Stock to certain stockholders of the Company as consideration for the agreement of such stockholders to certain lock-up arrangements. The estimated charge is based on the estimated fair value of such warrants. Such warrants are exercisable at an exercise price equal to the initial price to public of the Common Stock in the Underwritten Offering (except in the case of warrants exercisable for an aggregate of up to 9,386 shares of Common Stock to be issued to two stockholders, the exercise price of which is $1.00 above such initial price to public). In addition, up to 5,380,927 shares of Common Stock are issuable upon exercise of certain options, warrants or other contractual rights, depending on the extent to which the Underwriters' over-allotment options are exercised, if at all. Although no assurance can be given that any of such options, warrants or other contractual rights will or will not be exercised in whole or in part or at all, if all of such options, warrants and other contractual rights having exercise prices at or below the assumed price to public for the Common Stock of $4 per share were exercised, the aggregate proceeds to the Company resulting therefrom would be approximately $11.2 million. The Company expects that it would use such proceeds, if any, for general corporate purposes, including possible future acquisitions.


METRO SERVICES GROUP, INC.

     Metro's primary source of working capital is cash provided by operating activities. In the year ended December 31, 1995 and the first nine months of 1996, Metro generated cash from operating activities of approximately $39,000 and $0.7 million, respectively. The cash provided by operating activities in the first nine months of 1996 was generated largely from increases in collections of accounts receivable. Metro's days revenue in accounts receivable, which typically ranges from 70 days to 100 days, is expected to continue and is not expected to significantly impact the Company's liquidity. Cash at September 30, 1996 was approximately $0.3 million. Metro had no committed lines of credit at such date and does not have any current plans to obtain any such commitment.

     Metro's capital expenditures consist primarily of computer hardware, software and related equipment and office equipment. Investments in such fixed assets in 1995 and the first nine months of 1996 were approximately $43,000 and $0.2 million, respectively, including a purchase of computer equipment under a capital lease obligation. Metro expects to receive from All-Comm between $1.7 million and $2.0 million of the net proceeds of the Underwritten Offering for investments in such fixed assets, principally computer hardware and software.

     Prior to its acquisition by All-Comm, Metro had elected to be taxed under the provisions of Subchapter S of the Code and, as a result, Metro's federal taxable income or loss and tax credits were passed through to Metro's former shareholders. Metro's provision for income taxes resulted from income taxes due on taxable income for states which did not recognize Metro's S corporation status. In addition, in order to permit its shareholders to meet their tax obligations resulting from Metro's 1995 operations, during the first nine months of 1996 Metro paid dividends of approximately $0.2 million to its shareholders. As a result of All-Comm's acquisition of Metro, Metro is no longer an S corporation. During the first nine months of 1996, Metro advanced $50,000 to one of its shareholders. In addition, during the first nine months of 1996, Metro repaid a loan from a related party of $6,797. See 'Certain
Transactions   --   Transactions   Under  Current   Management   After  Alliance
Acquisition.'

NEW ACCOUNTING PRONOUNCEMENTS

     Financial and Accounting Standards Board ('FASB') Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived
Assets for Long-Lived Assets to be Disposed of,' which is effective for financial statements for fiscal years beginning after December 15, 1995, is not anticipated to have a material effect on the Company's consolidated financial statements.

     Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' ('SFAS 123'), which is effective for financial statements for fiscal years beginning after December 15, 1995, establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation cost for stock-based compensation under SFAS 123 or APB Opinion No. 25, 'Accounting for Stock Issued to Employees.' The Company has elected to continue the accounting treatment of such compensation pursuant to APB Opinion No. 25. However, effective for fiscal 1997 the Company is required to make pro forma disclosure of net income and earnings per share as if the provisions of SFAS 123 had been applied.

                                    BUSINESS

     All-Comm provides database management services, custom telemarketing/telefundraising services and other direct marketing services to a diverse group of approximately 600 clients located throughout the United States. These services include customer and market data analysis, database creation and analysis, data warehousing, merge/purge, predictive behavioral modeling, list processing, brokerage and management, data enhancement, other direct marketing information services and custom outbound telemarketing/telefundraising services. The Company believes its expertise in applying these direct marketing tools increases the productivity of its clients' marketing expenditures.

     The Company's services have enabled it to become a leading provider of direct marketing services to performing arts and cultural institutions in the United States. The Company's clients include Lincoln Center for the Performing Arts, Kennedy Center for the Performing Arts, Art Institute of Chicago, Carnegie Hall, New York Philharmonic, Los Angeles Philharmonic, Boston Symphony, New York University, UCLA and numerous public broadcasting stations. In addition, the Company renders database management and direct marketing services to such commercial clients as Crain Communications, The CIT Group, 3Com Corporation, Mitsubishi Electronics and UNOCAL. Since January 1996, the Company has begun providing services to new clients including Walt Disney Company, Avery Dennison, and Countrywide Insurance.

     The Company utilizes industry specific knowledge and proprietary database software applications to produce customized data management and direct marketing solutions. The Company's telemarketing/telefundraising services are conducted both on-site at client-provided facilities and also at the Company's calling center in Berkeley, California. The Company seeks to become an integral part of its clients' marketing programs and foster long-term client relationships thereby providing recurring revenue opportunities.

THE DIRECT MARKETING INDUSTRY

     Overview. Direct marketing is used for a variety of purposes including lead-generation, prospecting for new customers, enhancing existing customer relationships, exploring the potential for new products and services and establishing new products. Unlike traditional mass marketing aimed at a broad audience and focused on creating image and general brand or product awareness, successful direct marketing requires the identification and analysis of customers and purchasing patterns. Such patterns enable businesses to more easily identify and create a customized message aimed at a highly defined audience. Previous direct marketing activity consisted principally of direct mail, but now has expanded into the use of multiple mediums including telemarketing, print, television, radio, video, CD-ROM, on-line services, the Internet and a variety of other interactive marketing formats.

     The success of a direct marketing program is the result of the analysis of customer information and related marketing data. Database management capabilities allow for the creation of customer lists with specific, identifiable attributes. Direct marketers use these lists to customize messages and marketing programs to generate new customers whose purchasing patterns can be statistically analyzed to isolate key determinants. In turn, this enables direct marketers to continually evaluate and adjust their marketing programs, to measure customer response rates in order to assess returns on marketing expenditures and to increase the effectiveness of such marketing programs.

     Database management covers a range of services, including general marketing consultation, execution of marketing programs and the creation and development of customer databases and sales tracking and data analysis software. Data analysis software consolidates and analyzes customer profile information to find common characteristics among buyers of certain products. The results of such tracking and analysis are used to define and match customer and product attributes from millions of available database files for future direct marketing applications. The process is one of continual refinement, as the number of points of contact with customers increases, together with the proliferation of mediums available to reach customers.

     Telemarketing/telefundraising projects generally require significant amounts of customer information supplied by the client or third party sources. Custom telemarketing/ telefundraising programs seek to maximize a client's direct marketing results by utilizing appropriate databases to communicate with a specific audience. This customization is often achieved through sophisticated and comprehensive data analysis which identifies psychographic, cultural and behavioral patterns in specific geographic markets.

     Industry Growth. The use of direct marketing has increased over the last few years due in part to the relative cost efficiency of direct marketing compared to mass marketing, as well as the rapid development of more powerful and more cost-effective information technology and data capture capabilities. According to industry sources, over the next decade, demographic shifts and changes in lifestyle, combined with new marketing mediums, are expected to create higher demand by businesses for marketing information and services to provide businesses with direct access to their customers and a more efficient means of targeting specific audiences and developing long-term customer relationships. According to the DMA, expenditures for direct marketing services in 1995 were approximately $134.0 billion, the largest component of which, $54.1 billion, was attributable to telemarketing. The DMA has estimated that annual telemarketing expenditures may grow to $78.9 billion by the year 2000.

     Corporate marketing departments often lack the technical expertise to create, manage and control highly technical aspects of the direct marketing process. As a result, the Company believes that there is a growing trend among direct marketers to outsource direct marketing programs.

     Industry Consolidation. The direct marketing industry is extremely fragmented. According to industry sources, there are almost 11,000 direct marketing service and database service businesses in the United States. The Company believes that most of such businesses are small, specialized companies which offer limited services. However, industry consolidation has increased in the last few years resulting in a greater number of large companies providing services similar to those provided by the Company. See ' -- Competition.' The Company believes that much of this consolidation is due to: (i) economies of scale in hardware, software and other marketing resources; (ii) cross-selling of services; and (iii) coordinating various components of direct marketing and media programs within a single, reliable environment. The Company believes these trends are likely to continue due in part to client demand for more cost-effective service to perform increasingly complex functions.

GROWTH STRATEGY

     As clients for the Company's services demand more sophisticated database management services, custom telemarketing/telefundraising services and other direct marketing services, the Company believes there are significant growth opportunities to expand its business. Accordingly, the key elements of the Company's growth strategy are as follows:

     Expand the Range of Services Offered and Cross-Selling. The Company intends to offer a wider range of direct marketing services while maintaining its current level of quality and performance. To effect this strategy, the Company will focus on assembling a spectrum of direct marketing services, including expanding outbound custom telemarketing/telefundraising services, market research, training, marketing, consulting and database management services as well as an array of ancillary services. These services include electronic and other multimedia mediums, including the Internet, for inclusion within a client's marketing programs. The Company intends to utilize its technological and industry expertise to provide flexible integrated solutions to meet clients' specialized requirements and to improve coordination between database capabilities and value-added premium telemarketing services.

     Expand Market Penetration. The Company intends to capitalize on core competencies and industry specific expertise, particularly in the performing arts and cultural markets, which it believes will enable it to maintain a competitive advantage. For example, the live entertainment and events marketing industry spends substantial amounts on advertising and direct marketing programs which utilize many of the Company's services, such as audience analysis, customer profiling, database creation and management, list processing services, telemarketing and direct marketing support. The Company believes its expertise in database management and custom telemarketing will permit it, over time, to gain a larger market share.

     In addition, the Company believes that its developed expertise and experience, as well as its broad and well-known client base and quality service, will enable it to gain further acceptance in such industries as publishing, live entertainment and events marketing, public broadcasting, financial services (including credit card, home mortgage and home equity services), education, travel and leisure and healthcare.

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
     Develop Existing and Create New Proprietary Software and Database Management Applications. The Company intends to continue to develop existing and new proprietary customized data processing software products and services that allow enhancement of a client's direct marketing databases. These software products and services also improve the effectiveness of telemarketing programs and the management of client information. The Company intends to continue to expand its direct marketing service offerings, particularly with software designed to create and manage large relational and/or multidimensional databases, and its ability to integrate such data with different marketing programs developed in collaboration with its clients.

     Increase Capacity for Telemarketing/Telefundraising Services; Enhance On-Site Data and Calling Systems. The Company has recently expanded its calling center in Berkeley, California to accommodate more calling stations and upgraded technology in order to increase revenues, improve margins and increase efficiency. The Company intends to implement similar technological improvements at on-site locations through new technology configurations and software systems that link information with client databases and direct marketing programs and to further upgrade both the Berkeley calling center and other on-site locations as needed.

     Pursue Strategic Acquisitions, Joint Ventures and Marketing Alliances. The Company believes that as the direct marketing industry consolidates, breadth of skills, industry knowledge and size will become critical. As a result, the Company intends to expand its capabilities to increase industry knowledge and help clients to improve returns on marketing expenditures. Although the Company has not specifically identified any particular geographic market, the Company believes it can enter new geographic markets and increase penetration of targeted industries by acquiring companies with clients in such new geographic markets whose business focus will complement and/or expand the Company's current range of services. As a result, the Company seeks and is considering acquisitions in order to enlarge core competencies in database management and custom telemarketing/telefundraising services and to increase its potential for cross-selling and providing other direct marketing services. No agreement, definitive or otherwise, has been reached with respect to any acquisition currently being considered and no assurance can be given that the Company will complete either the acquisitions under consideration or any other acquisition, or that any acquisition, if completed, will be successful. See 'Risk Factors -- Risks Associated with Acquisition Strategy.'

     The Company also intends to continue to grow internally by investing in systems, technology and personnel development to enable clients to utilize, within a single environment, various services such as database creation, data warehousing, database management and decision support capabilities, list processing, modeling, and response measurement and analysis. Because these services provide the fundamental support systems for direct marketing and media selection processes, the Company seeks to expand its base of technology.

SERVICES

     The Company's operating businesses provide comprehensive database management services, custom telemarketing/telefundraising services and other direct marketing services. The principal advantages of these customized services include: (i) the ability to expand and adapt a database to the client's changing business needs; (ii) the ability to have services operate on a flexible basis consistent with the client's goals; and (iii) the integration with other direct marketing services of database management services and list processing services, which is necessary to keep a given database current. Some services offered by the Company are described below.

     Database Management Services. The Company's database management services begin with database creation and development. This includes both the planning stages and analytical processes to review all of the client's customer and operational files. Utilizing both proprietary and commercial software, the Company consolidates all of the separate information and relationships across multiple files and converts the client's raw information into a consolidated format. Once the client's customer data is consolidated and the database created, the data is enhanced using a wide selection of demographic, geographic, census and lifestyle information for over 95 million households and 153 million individuals to identify patterns and probabilities of behavior. The Company licenses this information from a variety of leading data compilers. See 'Risk Factors -- Dependence on Relationships with Data Compilers.'

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
     The combination of each client's proprietary customer information with external data files provides a customized profile of a client's customer base, enabling the client, through the use of the Company's behavior modeling and analysis services, to design a direct marketing program for its customers. Through the development of a scoring model, the client can segment its database and determine its best customers and prospects in each marketplace. The entire process results in a customized direct marketing program that can be targeted to distinct audiences with a high propensity to buy the client's products or services. Because of the dynamic nature and complexity of these databases, clients frequently request that the Company update such databases with the results of recent marketing programs and periodically perform list processing services as part of the client's ongoing direct marketing efforts.

     Data Processing. The Company's primary data processing service is to manage from the Company's data center all or a portion of a client's marketing information processing needs. After migrating a client's raw data to the Company's data center, the Company's technology allows the client to continue to request and access all available information from remote sites. The database can also be verified for accuracy and overlayed with external data elements to further identify specific consumer behavior.

     Other data processing services provided include migration (takeover and turnover) support for database maintenance or creation, merge/purge, data overlay and postal qualification. The Company also offers on-line and batch processing capacity, technical support, and data back-up and recovery.

     List Services. List processing includes the preparation and generation of comprehensive name and address lists which are used in direct marketing promotions. The Company's state-of-the-art data center in New York City and large volume processing capabilities allow the Company to meet the list processing needs of its clients through its advanced list processing software applications, list brokerage and list management operations. The Company customizes list processing solutions by utilizing a variety of licensed software products and services, such as Address Conversion and Reformat, Address Standardization and Enhanced Merge/Purge, as well as National Change of Address
(NCOA), Delivery Sequence File and Locatable Address Conversion System. Other licensed products include databases used for suppressions such as the DMA Mail Preference File and the American Correctional Association Prison Suppress File.

     The Company also offers an array of list acquisition techniques. Approximately 12,000 lists are available for rental in the list industry. The Company's account managers, most of whom are hired from existing Company accounts, use their industry experience as well as sophisticated computer profiles to recommend particular lists for customer acquisition campaigns. The Company acquires hundreds of millions of records annually for customer acquisition campaigns. The Company also manages over 75 lists for rental purposes on behalf of list owners.

     Database Product Development. To further leverage its database management and list processing services, the Company has developed a new product using client/server technology. The product is a scalable, three-tiered client/server data warehouse system that provides desktop, real-time decision support and marketing analysis to a non-technical user. This application is an intuitive, graphical user interface tool that offers both flexibility and the ability to access and analyze large customer files exceeding 100 million records. The incorporation of third-party software, relational and multidimensional database technology in an open system environment is intended to allow the Company's clients to take advantage of the latest developments in high-speed computing, utilizing both single and multi-processor hardware. See 'Risk Factors -- Rapid Technological Change.'

     Custom Telemarketing/Telefundraising Services. Custom telemarketing/ telefundraising services are designed according to the client's existing database and any other databases which may be purchased or rented on behalf of the client to create a direct marketing program or fundraising campaign to achieve specific objectives. After designing the program according to the marketing information derived from the database analysis, it is conceptualized in terms of the message content of the offer or solicitation, and an assessment is made of other supporting elements, such as the use of a direct mail letter campaign.

     Typically, a campaign is designed in collaboration with a client, tested for accuracy and responsiveness and adjusted accordingly, after which the full campaign is commenced. The full

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
campaign runs for a mutually agreed period, which can be shortened or extended depending on the results achieved.

     An important feature of the custom telemarketing/telefundraising campaign is that it can be implemented either on-site at a client-provided facility or at the Company's calling center in Berkeley, California. On-site campaigns are generally based on what is called a 'relationship' or 'affinity' sale. Telemarketing campaigns often require multiple calls whereby a caller must be knowledgeable about the organization and the subject matter and will seek to engage a prospect selected from the client's database in an extended conversation which serves to: (i) gather information; (ii) convey the offer, describe its merits and cost, and solicit gifts or donations; and (iii) conclude with a purchase, donation or pledge. Telefundraising from the Company's calling center usually involves campaigns that do not use the multiple call format, but instead use computer driven predictive dialing systems which are designed to maximize the usage rate for all telephones as the system works through the calling database.

     Market Analysis. The Company's market research services include problem conceptualization, program design, data gathering and results analysis. These services are conducted through telephone, mail and focus groups. Through the use of data capture technology, the Company is also able to obtain data from a statistically projectable sample of market survey contacts. The Company then tabulates and analyzes data using multi-variate statistical techniques, and produces detailed reports to answer clients' marketing questions and suggest further marketing opportunities.

     Direct Mail Support Services. The Company's direct mail support services include preparing and coordinating database services and custom telemarketing/telefundraising services for use in addressing and mailing materials to current and potential customers. The Company obtains name and address data from clients and other external sources, processes the data to eliminate duplicates, corrects errors, sorts for postal discounts and electronically prepares the data for other vendors who will address pre-printed materials.

MARKETING AND SALES

     The Company's marketing strategy is to offer customized solutions to clients' database management, telemarketing/telefundraising and other direct marketing requirements. Historically, the Company's operating businesses have acquired new clients and marketed their services by attending trade shows, advertising in industry publications, responding to requests for proposals, pursuing client referrals and cross-selling to existing clients. The Company targets those companies that have a high probability of generating recurring revenues because of their ongoing direct marketing needs, as well as companies which have large customer bases that can benefit from targeted direct marketing database services and customized telemarketing/telefundraising services.

     The Company markets its database management services, custom telemarketing/telefundraising services and other direct marketing services through a sales force consisting of both salaried and commissioned sales persons. In some instances, account representatives will coordinate a client's database management, custom telemarketing/telefundraising and/or other direct marketing needs to identify cross-selling opportunities.

     Account representatives are responsible for keeping existing and potential clients informed of the results of recent marketing campaigns, industry trends and new developments in the Company's technical database resources. Often, the Company develops an initial pilot program for new or potential clients to demonstrate the effectiveness of its services. Access to data captured during such pilot programs allows the Company and its clients to identify previously unrecognized target market opportunities and to modify or enhance the client's marketing effort on the basis of such information. Additionally, the Company is able to provide its clients with current updates on the progress of ongoing direct marketing programs.

     Pricing for database management services, custom telemarketing/ telefundraising services and other direct marketing services is dependent upon the complexity of the services required. In general, the Company establishes pricing for clients by detailing a broad range of service options and quotation proposals for specific components of a direct marketing program. These quotes are based in part on the volume of records to be processed and the level of customization required. Additionally, if the level of up-front customization is high, the Company charges a one-time development fee. Pricing for data

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
processing services is dependent upon the anticipated range of computer resource consumption. Typically, clients are charged a flat or stepped-up rate for data processing services provided under multi-year contracts. If the processing time, data storage, retrieval requirements and output volume exceed the budgeted amounts, the client may be subject to an additional charge. Minimum charges and early termination charges are typically included in contracts or other arrangements between the Company and the client.

     On-site telemarketing and telefundraising fees are generally based on a mutually agreed percentage of amounts received by the Company's clients from a campaign. Off-site fees are typically based on a mutually agreed amount per contact with a potential donor.

PERSONNEL AND TRAINING

     The Company believes that the quality and training of its employees is a key element of client satisfaction. The Company further believes that its strategy of recruiting personnel with industry specific experience, technical knowledge or affinities related to the client's purpose, particularly with respect to its custom telemarketing/telefundraising on-site calling services, attracts a more effective work force. The Company offers in-house and on-the-job training programs for personnel, including instruction on the nature and purpose of the specific projects, as well as regular briefings concerning regulatory matters and proper telemarketing and data capture techniques. Calls are typically made from a lead provided by the client or other third party sources. Callers are always required to identify themselves and the institution they represent, in advance of any dialogue. Since calls are meant to be non-intrusive and friendly, it often takes two or more calls to a customer to confirm a transaction.

     Approximately 80% of the Company's service representatives are part-time employees who are compensated on an hourly basis with a commission and/or performance bonus, which is typical for the telemarketing industry. The Company's use of calling facilities provided by a client relates in part to a high level of dedication to customer service and to the localized talent pool found by the Company to be most effective for employee retention. As of September 30, 1996, the Company had approximately 100 full-time employees. In addition, during peak periods, the Company has employed as many as 1,000 part-time or temporary employees. None of the Company's employees is represented by a labor union and the Company believes it has satisfactory relations with its employees.

CLIENT BASE

     The Company believes that its large and diversified client base is a primary asset which contributes to stability and the opportunity for growth in revenues. The Company has approximately 600 clients who utilize various database management services, custom telemarketing/telefundraising services and other direct marketing services. These clients are comprised of leading arts and cultural institutions, advocacy groups, and commercial companies in the publishing, live entertainment and events marketing, public broadcasting, financial services (including credit card, home mortgage and home equity services), education, travel and leisure and healthcare industries. No single client accounted for more than 6% of such total revenue in fiscal 1996 or in the three months ended September 30, 1996 on a pro forma basis.

QUALITY ASSURANCE

     Each of the Company's operating businesses has consistently emphasized service and employee training. In particular, the Company's quality assurance program with respect to its telemarketing/telefundraising services includes the selection and training of qualified calling representatives, the training and professional development of call center management personnel, monitoring of calls and sales verification and editing. Both the Company and its clients are able to perform real time on-site and remote call monitoring to maintain quality and efficiency. Sales confirmations may be recorded (with customer consent), and calls may also be monitored by management personnel to verify the accuracy and authenticity of transactions.

     The Company diligently pursues its policies of good practice and has had satisfactory experience with regulators concerning its activities. Although the telemarketing industry has had, in certain instances, a history of abusive practices, many of which have been targeted at the elderly or uneducated segments of the population, the individuals targeted by the Company generally consist of affinity group

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
members who are receptive to the calls, often volunteering valuable marketing information to the institution for which the representative is calling.

COMPETITION

     The direct marketing services industry is highly competitive and fragmented, with no single dominant competitor. The Company competes with companies that have more extensive financial, marketing and other resources and substantially greater assets than those of the Company, thereby enabling such competitors to have an advantage in obtaining client contracts where sizable asset purchases or investments are required. The Company also competes with in-house database management, telemarketing/telefundraising and direct mail operations of certain of its clients or potential clients.

     Competition is based on quality and reliability of products and services, technological expertise, historical experience, ability to develop customized solutions for clients, technological capabilities and price. The Company believes that it competes favorably, especially in the performing arts and cultural sectors. The Company's principal competitors in the database management services field are Acxiom, Inc., Dimac Corporation, Direct Marketing Technology, Fair - Isaac, Inc., Harte-Hanks Communications, Inc. and May & Speh, Inc. The Company's principal competitors in the custom telemarketing/telefundraising field are Arts Marketing, Inc. and Ruffalo, Cody & Associates, and, with respect to the operation of calling centers, The Share Group and Great Lakes Communications.

COMPETITIVE STRENGTHS

     Customized Premium Services. The Company believes a competitive advantage of its services is the custom nature and value-added component it provides within a client's overall marketing process. This customization arises from enhancing and integrating data provided by clients to achieve the most productive and cost-effective marketing program. The Company not only collaborates on message content but also assists its client in identifying which medium or mix of mediums is best suited to implement the client's marketing program.

     Long-Term Client Relationships and Recurring Revenue Streams. The Company has approximately 600 clients and believes the reason a majority of its clients have been clients for many years is because of the Company's ability to provide quality services on a customized basis. The Company has been able to gain knowledge of and experience with a client's customer base and market dynamics. The Company seeks recurring revenues by becoming an integral part of clients' marketing programs by offering a wide breadth of ongoing interrelated services. Although many of the Company's arrangements with clients are entered into on a project by project basis, it has been the Company's experience that its database management clients cannot easily change service providers due to the breadth and nature of the ongoing services provided. These services often become a key element of the clients' marketing operations and there are significant costs associated with making such a change. See 'Risk Factors -- Lack of Long-Term Contracts.'

     Continuity of Management, Industry Specific Expertise and Investment in Technical Personnel. The Company believes that its industry focused approach creates a competitive advantage over other providers of database management, custom telemarketing/telefundraising services and other direct marketing services who have a more generalized approach. The Company has hired and seeks to hire many individuals with industry specific experience who understand the nature of the clients' customers and the dynamics of the marketplace. The Company considers such personnel better able to apply the Company's proprietary software programs to meet the client's direct marketing and data processing needs.

     State-of-the-Art Technology. The Company's investment in state-of-the-art technology has enabled it to provide quality service to clients for whom the use of timely, accurate data is critical for the success of their direct marketing programs. This is particularly true with respect to the Company's database management services designed to drive higher response rates within a specific time period allotted for a marketing program. In addition, much outsourced data processing requires prompt turnaround time for marketing decisions.

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
TECHNOLOGICAL RESOURCES AND FACILITIES

     The Company maintains a state-of-the-art outbound telemarketing/ telefundraising calling center in Berkeley, California. The Berkeley calling center increases the efficiency of its outbound calling by using a computerized predictive dialing system supported by a UNIX-based call processing server system and networked computers. The predictive dialing system, using relational database software, supports 72 outbound telemarketers and maximizes calling efficiency by reducing the time between calls for each calling station and reducing the number of calls connected to wrong numbers, answering machines and electronic devices. The system provides on-line real time reporting of caller efficiency and client program efficiency as well as flexible and sophisticated reports analyzing caller sales results and client program results against Company and client selected parameters. The Berkeley calling center has the capacity to serve up to 15 separate clients or projects simultaneously and can produce 27,000 valid contacts per week (1,400,000 per year) or 3,400 calling hours per week (176,800 per year) on a single shift basis. A valid contact occurs when the caller speaks with the intended person and receives a 'yes,' 'no' or 'will consider' response. The existing platform can be expanded to accommodate 100 predictive dialing stations with a single shift capacity of approximately 1,900,000 valid contacts per year.

     The Company leases all of its real property. The Company leases facilities for its headquarters in Culver City, California. The Company also maintains sales and service offices in New York City and Los Angeles, California, its data center in New York City and its telemarketing calling center in Berkeley, California. The Company's administrative office for its telemarketing/ telefundraising operations in Los Angeles, California is located in office space leased from Mr. Dunn, which lease the Company believes is on terms no less favorable than those that would be available from independent third parties. See 'Certain Transactions -- Transactions Under Current Management After Alliance Acquisition -- Transactions with Mr. Dunn.' The Company believes that all of its facilities are in good condition and are adequate for its current needs through fiscal 1998. However, further increases in off-site telemarketing/telefundraising activities could necessitate the leasing of additional space for calling center expansion. If such additional space were to be needed, the Company believes it would be readily available at commercially reasonable rates and on commercially reasonable terms. The Company also believes that its technological resources, including the mainframe computer and other data processing and data storage computers and electronic machinery at its data center in New York City, as well as its related operating, processing and database software, are all adequate for its current needs through fiscal 1998. Nevertheless, the Company intends to expand its technological resources, including computer systems, software, telemarketing equipment and technical support with proceeds from the Underwritten Offering. See 'Use of Proceeds.' Any such expansion may require the leasing of additional operating office space.

INTELLECTUAL PROPERTY RIGHTS

     The Company relies upon its trade secret protection program and non-disclosure safeguards to protect its proprietary computer technologies, software applications and systems know-how. In the ordinary course of business, the Company enters into license agreements and contracts which specify terms and conditions prohibiting unauthorized reproduction or usage of the Company's proprietary technologies and software applications. In addition, the Company generally enters into confidentiality agreements with its employees, clients, potential clients and suppliers with access to sensitive information and limits the access to and distribution of its software documentation and other proprietary information. No assurance can be given that steps taken by the Company will be adequate to deter misuse or misappropriation of its proprietary rights or trade secret know-how. The Company believes that there is rapid technological change in its business and, as a result, legal protections generally afforded through patent protection for its products are less significant than the knowledge, experience and know-how of its employees, the frequency of product enhancements and the timeliness and quality of customer support in the usage of such products.

GOVERNMENT REGULATION AND PRIVACY ISSUES

     The telemarketing industry has become subject to an increasing amount of federal and state regulation during the past five years. The TCPA limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The TCFAPA broadly authorizes the FTC to issue regulations prohibiting misrepresentations in telemarketing sales. The FTC's new telemarketing sales rules prohibit misrepresentations of the cost, terms, restrictions, performance or duration of products or services offered by telephone solicitation, prohibit a telemarketer from calling a consumer when that consumer has instructed the telemarketer not to contact him or her, prohibit a telemarketer from calling prior to 8:00 a.m. or after 9:00 p.m. and specifically address other perceived telemarketing abuses in the offering of prizes and the sale of business opportunities or investments. Violation of these rules may result in injunctive relief, monetary penalties or disgorgement of profits and can give rise to private actions for damages.

     While the FTC's new rules have not caused the Company to alter its operating procedures, additional federal or state consumer-oriented legislation could limit the telemarketing activities of the Company or its clients or significantly increase the Company's costs of regulatory compliance.

     Several of the industries which the Company intends to serve, including the financial services, and healthcare industries, are subject to varying degrees of government regulation. Although compliance with these regulations is generally the responsibility of the Company's clients, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.

     In addition, the growth of information and communications technology has produced a proliferation of information of various types and has raised many new issues concerning the privacy of such information. Congress and various state legislatures have considered legislation which would restrict access to, and the use of, credit and other personal information for direct marketing purposes. The direct marketing services industry, including the Company, could be negatively impacted in the event any of these or similar types of legislation are enacted.

     Currently the Company trains its service representatives and other personnel to comply with the regulations of the TCPA, the TCFAPA and the FTC and the Company believes that it is in substantial compliance with all such regulations.

LEGAL PROCEEDINGS

     The Company is, and, from time to time may be, a party to routine legal proceedings incidental to its business. The outcome of these legal proceedings is not expected to have a material adverse effect on the consolidated financial condition, operating results or liquidity of the Company, based on the Company's current understanding of the relevant facts and law.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's executive officers, Directors and significant employees and their positions with the Company are as follows:

NAME                                   AGE                                 POSITION
------------------------------------   ---   ---------------------------------------------------------------------

Barry Peters........................   56    Chairman of the Board of Directors and Chief Executive Officer
E. William Savage...................   54    Director, President, Chief Operating Officer, Secretary and Treasurer
J. Jeremy Barbera...................   40    Director and Vice President of All-Comm and President and Chief
                                               Executive Officer of Metro
Stephen Dunn........................   46    Vice President of All-Comm and President and Chief Executive Officer
                                               of SD&A
Robert M. Budlow....................   35    Vice President of All-Comm and Executive Vice President and Chief
                                               Operating Officer of Metro
Scott A. Anderson...................   39    Chief Financial Officer
Thomas Scheir.......................   43    Vice President and Chief Operating Officer of SD&A
S. James Coppersmith................   63    Director
Seymour Jones.......................   65    Director
C. Anthony Wainwright...............   63    Director

     Mr. Peters has been Chairman of the Board and Chief Executive Officer of the Company since the acquisition of Alliance in April 1995 and has 26 years of experience in business development and corporate finance. Prior thereto, Mr. Peters served as Chairman and Chief Executive Officer of Alliance, which he co-founded, since its formation in 1994. Prior to the formation of Alliance, from 1972 to 1993, Mr. Peters served as the Managing Director of Vector Holdings, Inc. and its predecessor companies, an investment concern which specialized in sponsoring management groups for buyouts and restructurings of companies including: ESB Ray-O-Vac Corp., Time, Inc., Avco/Embassy Pictures Corp., Signal Companies, Inc., ITT Corporation, Borg-Warner Corporation and F. Schumacher & Co., Inc.

     Mr. Savage has been a Director and President, Chief Operating Officer, Secretary and Treasurer of the Company since the acquisition of Alliance in April 1995 and has 27 years of executive business experience with emphasis on operations, marketing and business development. Prior thereto, he served as President of Alliance, which he co-founded, since its formation in 1994. In addition, Mr. Savage has been serving since 1991 as a director and as President of Movie Theatre Associates, Inc. and Movie Theatre Holdings, Inc., a general partner and a limited partner, respectively, of Movie Theatre Investors Ltd., an investment partnership that owns and operates movie theatres.

     Mr. Barbera has been a Director and Vice President of the Company since October 1996 and President and Chief Executive Officer of Metro since its formation in 1987. Mr. Barbera has 15 years of experience in data management services, and over 20 years of experience in the entertainment marketing area.

     Mr. Dunn has been Vice President of the Company since September 1996 and has also been President and Chief Executive Officer of SD&A, which he co-founded, since its formation in 1983. Previously, Mr. Dunn served as a consultant for the Los Angeles Olympic Organizing Committee for the Olympic Arts Festival, as Director of Marketing for the New World Festival of the Arts, and as Director of Marketing for the Berkeley Repertory Theater.

     Mr. Budlow has been Vice President of the Company since October 1996 and Executive Vice President and Chief Operating Officer of Metro since 1990. He has 10 years of experience in database management services and subscription, membership and donor renewal programs.

     Mr. Anderson has been Chief Financial Officer of the Company since May 1996 and was Controller from May 1995 to May 1996 and a Director of the Company from May 1996 to August 1996. Prior thereto, from December 1994 to April 1995, he was associated with the accounting firm of Coopers & Lybrand L.L.P., and, from 1988 to 1994, he was a manager in the assurance department of an affiliate of the accounting firm of Deloitte & Touche, LLP. Mr. Anderson is a Certified Public Accountant.

     Mr. Scheir has been Vice President and Chief Operating Officer of SD&A since September 1996. Prior thereto, from 1990 to September 1996, he was Chief Financial Officer of SD&A, and from 1983 to

1990, he served as Business Manager of SD&A. Prior to joining SD&A, Mr. Scheir was List Manager with the San Francisco Symphony's marketing department.

     Mr. Coppersmith has been a Director of the Company since June 1996. Since 1994, Mr. Coppersmith has been Chairman of the Board of Trustees of Boston's Emerson College. Until his retirement in 1994, he held various senior executive positions with Metromedia Broadcasting where he managed its television operations in Los Angeles, New York, and Boston, and served as President and General Manager of Boston's WCVB-TV, an ABC affiliate owned by The Hearst Corporation. Mr. Coppersmith also serves as a director for WABAN, Inc., Sun America Asset Management Corporation, Chyron Corporation, Uno Restaurant Corp., Kushner/Locke, Inc., and The Boston Stock Exchange.

     Mr. Jones has been a Director of the Company since June 1996. Since September 1995, Mr. Jones has been a professor of Accounting at New York University. Prior thereto, from April 1974 to September 1995, Mr. Jones was a senior partner of the accounting firm of Coopers & Lybrand L.L.P. Mr. Jones has over 35 years of accounting experience and over 10 years of experience as an arbitrator and as an expert witness, particularly in the area of mergers and acquisitions.

     Mr. Wainwright has been a Director of the Company since August 1996 and also served as a Director of the Company from the acquisition of Alliance until May 1996. Prior thereto, he was a director of Alliance. Mr. Wainwright also has been Chairman and Chief Executive Officer of the advertising firm Harris Drury Cohen, Inc. since 1995. Prior thereto, from 1994 to 1995, he served as a senior executive with Cordiant P.L.C.'s Compton Partners, a unit of the advertising firm Saatchi & Saatchi World Advertising, and, from 1989 to 1994, as Chairman and Chief Executive Officer of Campbell Mithun Esty, a unit of the advertising firm Saatchi & Saatchi World Advertising, in New York. Mr. Wainwright also serves as a director of Gibson Greeting, Inc., Del Webb Corporation, American Woodmark Corporation and Specialty Retail Group, Inc.

BOARD OF DIRECTORS

  Classification of Board

     The Board of Directors of the Company currently consists of six members and is divided into three classes (designated Class I, Class II and Class III). Class I consists of Messrs. Peters and Savage, Class II consists of Messrs. Jones and Barbera and Class III consists of Messrs. Coppersmith and Wainwright, each of whom will serve until the annual meetings of the Company to be held for fiscal 1996, in the case of the Class I and Class II Directors, and for fiscal 1997, in the case of the Class III Directors. At the 1996 annual meeting of the Company, each of the Class I and Class II Directors will stand for re-election for terms which will expire in 1998, in the case of the Class I Directors, and 1999, in the case of the Class II Directors. At each annual stockholders' meeting, Directors nominated to the class of Directors whose term is expiring at that annual meeting will be elected for a term of three years, and the remaining Directors will continue in office until their respective terms expire. Accordingly, at each annual meeting at least two of the Company's six Directors will be elected, and each Director will be required to stand for election once every three years. In addition, the Restated Articles provide that Directors may only be removed upon the affirmative vote of 75% of the outstanding Common Stock.

  Compensation of Directors

     Directors who are not employees of the Company currently receive an annual retainer fee of $10,000 for serving on the Board of Directors and an annual retainer fee of $1,500 for serving as a member of any committee thereof. Such Directors will also be reimbursed for their reasonable expenses for attending board and committee meetings. Any Director who is also an employee of the Company is not entitled to any compensation or reimbursement of expenses for serving as a Director of the Company or a member of any committee thereof.

  Committees

     The Board of Directors has established two directorate committees -- an audit review committee (the 'Audit Committee'), comprised of Messrs. Coppersmith and Jones, and a compensation committee (the 'Compensation Committee'), comprised of Messrs. Coppersmith and Wainwright, all of whom are independent Directors and are not eligible to receive options or other rights under any employee stock or other benefit plan for so long as such Director is a member of the Compensation Committee (other than the right of each such Director to receive options exercisable for 15,000 shares of Common Stock granted in April of each year, if such Director is then serving in such capacity, pursuant to a resolution adopted by the Board of Directors). The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit, review the results thereof with the Company's independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices, and review and approve (with the concurrence of a majority of the independent Directors of the Company) transactions, if any, with affiliated parties. The functions of the Compensation Committee are to formulate the Company's policy on compensation of executive officers, to review and approve annual salaries and bonuses for all officers, to review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, and to administer the Company's stock option plans.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The following table (the 'Summary Compensation Table') provides information relating to compensation for the fiscal years ended June 30, 1996 and June 30, 1995 for the Chairman of the Board and Chief Executive Officer, each of the other executive officers of the Company whose compensation is required to be disclosed by the rules and regulations of the Commission during such years as shown in the table and, because the Company does not have four other executive officers whose compensation is required to be so disclosed, two key employees (collectively, the 'Named Executive Officers').

                                                              ANNUAL COMPENSATION
                                                    ----------------------------------------
                                       FISCAL
                                        YEAR
                                        ENDED                                 OTHER ANNUAL
NAME AND PRINCIPAL POSITION          JUNE 30,(1)    SALARY($)    BONUS($)    COMPENSATION($)
----------------------------------   -----------    ---------    --------    ---------------

Barry Peters .....................       1996        100,626          --              --
  Chairman of the Board and Chief        1995         26,442          --              --
  Executive Officer
E. William Savage ................       1996        100,626          --              --
  President, Chief Operating             1995         26,442          --              --
  Officer, Secretary and Treasurer
Stephen Dunn .....................       1996        228,462          --              --
  Vice President of All-Comm and         1995         42,308          --              --
  President and Chief Executive
  Officer of SD&A
Thomas Scheir ....................       1996        128,461          --              --
  Executive Vice President of SD&A       1995         21,635          --              --

                                           LONG-TERM COMPENSATION
                                   --------------------------------------

                                            AWARDS              PAYOUTS
                                   ------------------------    ----------
                                                 SECURITIES
                                   RESTRICTED    UNDERLYING
                                     STOCK        OPTIONS/        LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION        AWARDS($)      SARS(#)      PAYOUTS($)    COMPENSATION($)
---------------------------------- ----------    ----------    ----------    ---------------
Barry Peters .....................    32,058       150,000            --              --
  Chairman of the Board and Chief         --            --            --              --
  Executive Officer
E. William Savage ................    32,058       150,000            --              --
  President, Chief Operating              --            --            --              --
  Officer, Secretary and Treasurer
Stephen Dunn .....................        --         5,000            --              --
  Vice President of All-Comm and          --            --            --              --
  President and Chief Executive
  Officer of SD&A
Thomas Scheir ....................        --        12,500            --              --
  Executive Vice President of SD&A        --            --            --              --

------------

(1) Prior to the acquisition of Alliance in April 1995, none of the Named Executive Officers was an officer or employee of the Company. Therefore, compensation for each of the Named Executive Officers is shown only for the prior two fiscal years. In addition, because the acquisition of Alliance took place in April 1995, the compensation shown for each of the Named Executive Officers for the fiscal year ended June 30, 1995 reflects only two months of compensation in such fiscal year.

     In October 1996, the Company acquired Metro. Based on their current arrangements with the Company, if Messrs. Jeremy Barbera, Vice President of the Company and President and Chief Executive Officer of Metro, and Robert Budlow, Vice President of the Company and Executive Vice President of Metro, had been executive officers of the Company at the beginning of fiscal 1996, they would have been among the most highly compensated executive officers of the Company for such fiscal year. Based on their current arrangements with the Company, the Company expects that Messrs. Barbera and Budlow will be among the Company's most highly compensated executive officers for fiscal 1997. See 'Management -- Executive Compensation -- Employment Contracts.'

  Stock Option Grants

     The table below provides information relating to stock options granted to the Named Executive Officers during the fiscal year ended June 30, 1996.

                                                          INDIVIDUAL GRANTS(1)                            POTENTIAL REALIZABLE
                                     --------------------------------------------------------------      VALUE AT ASSUMED ANNUAL
                                      NUMBER OF        % OF TOTAL                                            RATES OF STOCK
                                      SECURITIES      OPTIONS/SARS                                       PRICE APPRECIATION FOR
                                      UNDERLYING       GRANTED TO       EXERCISE OR                          OPTION TERM(2)
                                     OPTIONS/SARS     EMPLOYEES IN     BASE PRICE($)     EXPIRATION    ---------------------------
NAME                                  GRANTED(#)     FISCAL YEAR(3)    (PER SHARE(4))       DATE            5%             10%
----------------------------------   ------------    --------------    --------------    ----------    ------------    -----------

Barry Peters......................      150,000            29%             $ 2.00         12/01/02       $122,130       $ 284,615
E. William Savage.................      150,000            29%               2.00         12/01/02        122,130         284,615
Stephen Dunn......................        5,000             1%               3.38         01/08/99          2,660           5,586
Thomas Scheir.....................       12,500             2%               2.00         12/01/02         10,178          23,718

------------

(1) Since June 30, 1996 through the date hereof, options currently exercisable for 300,000 shares of Common Stock have been granted to each of Mr. Peters and Mr. Savage. On December 23, 1996, in connection with the Recapitalization, options covering 150,000 of each such 300,000 shares were cancelled at no cost to the Company. No other additional options have been granted during this period to any of the Named Executive Officers.

(2) Potential realizable value was calculated using an assumed annual compounded growth rate over the term of the option of 5% and 10%, respectively. Use of this model should not be viewed in any way as a forecast of the future performance of the Common Stock, which will be determined by future events and unknown factors.

(3) During the fiscal year ended June 30, 1996, all employees and all non-employee Directors of the Company received stock options for a total of 525,003 shares of Common Stock.

(4) Exercise price is the closing sales price of the Common Stock as reported on The Nasdaq SmallCap Market'SM' on the date of the grant.

     The following table sets forth information regarding the exercise of options during the Company's fiscal year ended June 30, 1996 and the number and value of securities underlying unexercised stock options held by the Named Executive Officers as of June 30, 1996.

                                                                                        NUMBER OF
                                                                                        SECURITIES
                                                                                        UNDERLYING
                                                                                       UNEXERCISED     VALUE OF UNEXERCISED
                                                                                       OPTIONS/SARS        IN-THE-MONEY
                                                                                        AT FISCAL        OPTIONS/SARS AT
                                                                                           YEAR          FISCAL YEAR END
                                                              SHARES                      END(#)              ($)(1)
                                                            ACQUIRED ON     VALUE      ------------    --------------------
                                                             EXERCISE      REALIZED    EXERCISABLE/        EXERCISABLE/
NAME                                                            (#)          ($)       UNEXERCISABLE      UNEXERCISABLE
---------------------------------------------------------   -----------    --------    ------------    --------------------

Barry Peters.............................................      --             --         150,000/0           506,250/0
E. William Savage........................................      --             --         150,000/0           506,250/0
Stephen Dunn.............................................      --             --           5,000/0            10,000/0
Thomas Scheir............................................      --             --          12,500/0            42,188/0

------------

(1) Fair market value of $5 3/8 per share at June 30, 1996 was used to determine the value of in-the-money options.

  Stock Option Plan

     The following summary of the material features of the 1991 Stock Option Plan is qualified in its entirety by reference to the full text of the 1991 Stock Option Plan.

     Purpose, Participants, Effective Date and Duration. On April 15, 1992 the Company's stockholders ratified and approved the All-Comm Media Corporation (formerly, Bristol Holdings, Inc.) 1991 Stock Option Plan (the 'Stock Option Plan'). The purpose of the Stock Option Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent employees upon whose efforts and judgment the success of the Company is largely dependent, through stock ownership in the form of options to acquire Common Stock ('Options'). The Stock Option Plan will terminate 10 years from the date of its adoption, unless earlier terminated by the Board of Directors. Termination of the Stock Option Plan will not affect awards made prior to termination, but awards will not be made after termination.

     Eligibility. Officers, directors and employees of, and consultants to, the Company, its subsidiaries and other companies in which the Company holds a substantial ownership interest (collectively, the 'Optionees'), are eligible to be granted Options under the Stock Option Plan. Participation is solely at the discretion of the Option Plan Committee (as defined below under ' -- Administration').

     Shares Subject to the Stock Option Plan. The total number of shares of Common Stock that may be subject to Options under the Stock Option Plan (including any Options granted and outstanding as of December 23, 1996) may not exceed 1,450,000 or such other number as the Board of Directors may, in its sole discretion, determine from time to time, of which 479,504 remain available for issuance (the 'Reserved Shares'). These shares may be authorized but unissued shares or treasury shares. In the event of any change in the number or kind of
Common  Stock  outstanding  pursuant  to  a  reorganization,   recapitalization,
exchange of shares, stock dividend or split or combination of shares, appropriate adjustments to the Reserved Shares and the number of shares subject to outstanding grants or awards, in the exercise price per share of outstanding Options and in the kind of shares which may be distributed under the Stock Option Plan, will be made. Under the Stock Option Plan, there is no maximum or minimum number of shares that may be covered by Options granted to a single person. Shares will be deemed issued under the Stock Option Plan only to the extent actually issued pursuant to an award or settled in cash or shares. To the extent that an award under the Stock Option Plan lapses or is forfeited, any shares subject to such award will again become available for grant under the terms of the Stock Option Plan.

     As of December 23, 1996, Options for 809,807 shares of Common Stock had been granted and were outstanding under the Stock Option Plan at exercise prices ranging from $2.00 to $16.00, and 179,504 shares of Common Stock were available for grants of Options under the Stock Option Plan.

     Administration. The Stock Option Plan is administered by a committee appointed by the Board of Directors (the 'Option Plan Committee'). The Option Plan Committee consists of three or more persons appointed by the Board of Directors, each of whom may be a 'disinterested person' within the meaning of former Rule 16b-3(d)(3) promulgated by the Staff of the Commission under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), as such Rule was in effect prior to May 1, 1991. Because the Board of Directors has not appointed such an Option Plan Committee, as required by the terms of the Stock Option Plan, the term 'Option Plan Committee' refers to the entire Board of Directors.

     Subject to the terms of the Stock Option Plan, the Option Plan Committee has authority to:

          (i) construe and interpret the provisions of the Stock Option Plan or of any Option or Option Agreement (as defined below), adopt, amend and rescind all rules, regulations and procedures and otherwise make any determinations which it deems necessary or advisable for the administration of the Stock Option Plan, such interpretations, rule making and determinations to be final, conclusive and binding on all persons having any interest therein;

          (ii) determine who shall be granted Options;

          (iii) determine the number of shares with respect to which Options shall be granted and the exercise price per share of any Options granted; and

          (iv) subject to the terms of the Stock Option Plan, specify the terms and conditions of any Options granted, including, without limitation, (A) prescribing the date or dates on which an Option becomes exercisable, (B) providing that an Option accrues or becomes exercisable in installments over a period of years or upon the attainment of stated goals, or both, and
     (C) relating an Option to the continued employment of the Optionee for a stated period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted in the Stock Option Plan.

     Stock Options. The Option Plan Committee may grant awards to Optionees under the Stock Option Plan solely in the form of Options. With regard to each Option, the Option Plan Committee determines the number of shares of Common Stock subject to the Option, the exercise price of the Option, and the manner and time of exercise of the Option. Options granted under the Stock Option Plan are non-qualified stock options, which are not entitled to special tax treatment afforded 'incentive stock options,' as defined in Section 422 of the Code.

     The duration of the Options granted under the Stock Option Plan may be specified pursuant to each respective stock option agreement ('Option Agreement'), but in no event can any Option be exercisable after the expiration of 10 years after the date of grant. The Option Plan Committee, in its discretion, may provide that any Option is exercisable during its entire duration or during any lesser period of time. The option exercise price may be paid in cash, by certified or cashier's check, by money order, surrender of Common Stock, or a combination of the foregoing. The Stock Option Plan includes provisions that limit the duration of an Option following the termination of employment of an Optionee for a reason other than death, disability (as defined) or cause (as defined) and that terminate unexercised Options upon termination of the Optionee's employment for cause (as defined). The resale of securities obtained under the Stock Option Plan is subject to limitations of the Securities Act and must be sold in connection with a registration statement or pursuant to Rule 144 of the Securities Act. In addition, the Stock Option Plan is not qualified under Section 401(a) of the Code.

     As a condition of any sale or issuance of shares of Common Stock upon exercise of any Option, the Stock Option Committee may require such agreements or undertakings, if any, as the Stock Option

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
Committee may deem necessary or advisable to assure compliance with any federal or state securities law or regulation including, but not limited to, the following: (a) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that such Optionee is acquiring the shares to be issued to such Optionee for investment and not with a view to, or for sale in connection with, the distribution of any such shares; and (b) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Stock Option Committee, necessary or appropriate to comply with the provisions of any law or regulation deemed by the Stock Option Committee to be applicable to the issuance of the shares and are endorsed upon the share certificates. Furthermore, an Option is only transferable by the Optionee by will or the laws of descent and distribution.

     The following description of the federal income tax consequences of Options is general and does not purport to be complete.

     Tax Treatment of Options. An Optionee realizes no taxable income when an Option is granted. Instead, the difference between the fair market value of the Common Stock subject to the Option and the exercise price paid is taxed as ordinary compensation income when the Option is exercised. The difference is measured and taxed as of the date of exercise if the stock is not subject to a 'substantial risk of forfeiture,' or as of the date or dates on which the risk terminates in other cases. An Optionee may elect to be taxed on the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, even though some or all of the Common Stock acquired is subject to a substantial risk of forfeiture. Gain on the subsequent sale of the Common Stock is taxed as capital gain. The Company receives no tax deduction on the grant of an Option, but is entitled to a tax deduction when the Optionee recognizes taxable income on or after exercise of the Option, in the same amount as the income recognized by the Optionee.

     Parachute Payments. Under certain circumstances, an accelerated vesting or the cash out of Options in connection with the events discussed below might be deemed an 'excess parachute payment' for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, an Optionee may be subject to a 20% excise tax and the Company may be denied an income tax deduction.

     Effect of Certain Corporate Transactions. Unless otherwise provided in any Option Agreement, each outstanding Option shall become immediately and fully exercisable (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), which has the result that stockholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or of any entity which results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any form of corporate transaction; (ii) if the stockholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or (iii) if the stockholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned). The Stock Option Committee may, in its sole discretion, accelerate the date on which any Option may be exercised and may accelerate the vesting of an Option that is not immediately exercisable. The Stock Option Committee, in its sole discretion, by giving a written cancellation notice to all Optionees may cancel, effective upon the date of the consummation of any corporate transaction described in clauses
(ii) and (iii), above, any Option which remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after stockholder approval of such corporate transaction.

     Amendments to Stock Option Plan. The Board of Directors may modify, revise or terminate the Stock Option Plan at any time and from time to time, except that no amendment of the Stock Option Plan or any Option issued under the Stock Option Plan shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee, or make any other change that requires stockholder approval under applicable law.

  Options Issuable to Directors

     Pursuant to a resolution of the Board of Directors, in April of each year commencing in April 1996, each non-employee Director who is then serving in such capacity is granted options exercisable for

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
15,000 shares of Common Stock at an exercise price equal to the market price of the Common Stock prevailing on the date such options are granted.

  Employment Contracts

     The Company entered into a separate employment agreement with each of Mr. Barry Peters and Mr. E. William Savage providing for Mr. Peters' employment as Chairman of the Board and Chief Executive Officer of the Company and for Mr. Savage's employment as President of the Company, respectively. Each such agreement provides for an initial term of employment of three years expiring on June 30, 1998 and is renewable for an additional three-year term at the discretion of the employee covered thereby, subject to termination as provided therein. The base salary for Mr. Peters during the term of his employment agreement is $137,500 for the first year, $195,000 for the second year and $270,500 for the third year. The base salary for Mr. Savage during the term of his employment agreement is $125,000 for the first year, $175,000 for the second year and $245,000 for the third year. In addition, pursuant to the terms of the relevant employment agreement, each of Mr. Peters and Mr. Savage has options to acquire 300,000 shares of Common Stock at an exercise price of $2.50 per share for the first 150,000 shares and $3.00 per share for the remaining 150,000 shares. In connection with the Recapitalization, the options granted to Mr. Peters exercisable for 150,000 shares of Common Stock at an exercise price of $3.00 per share and the options granted to Mr. Savage exercisable for 150,000 shares of Common Stock at an exercise price of $3.00 per share, in each case under their respective employment agreements, were cancelled at no cost to the Company. See 'The Recapitalization.' At the end of each year, or as otherwise may be deemed appropriate in the sole discretion of the Board of Directors, each of Mr. Peters and Mr. Savage may be paid a bonus, payable in whole or part in Common Stock at the election of the employee. In addition, each year the Board of Directors may grant to each of Mr. Peters and Mr. Savage such number of options to purchase shares of Common Stock at such prices as the Board of Directors may determine from time to time to be appropriate. During the first year of his employment, Mr. Peters elected to receive less than the full amount of cash salary due to him under his employment agreement and was paid a total of $100,626 in cash and $32,058 in the form of 16,029 shares of Common Stock. During the second year of Mr. Peters' employment up to and including September 30, 1996, Mr. Peters again elected to receive less than the full amount of cash salary due to him under his employment agreement and was paid a total of $18,750 in cash. Similarly, during the first year of his employment, Mr. Savage elected to receive less than the full amount of cash salary due to him under his employment agreement and was paid a total of $100,626 in cash and $32,058 in the form of 16,029 shares of Common Stock. During the second year of Mr. Savage's employment up to and including September 30, 1996, Mr. Savage again elected to receive less than the full amount of cash salary due to him under his employment agreement and was paid a total of $18,750 in cash. The Company has not entered into any supplemental arrangements with Messrs. Peters and/or Savage to compensate either of them for accepting less than the cash salaries due to them under their respective employment agreements. Each of Mr. Peters and Mr. Savage has agreed in his respective employment agreement not to compete with the Company or engage in any business similar to that of the Company during the term of such employment agreement. In the event the employment of Mr. Peters or Mr. Savage, as the case may be, is terminated for other than good cause, or if Mr. Peters or Mr. Savage, as the case may be, resigns for 'good reason' (as defined below), then Mr. Peters or Mr. Savage, as the case may be, will be entitled to receive severance pay in an amount equal to (i) one year's base salary then in effect, payable in accordance with normal payroll practices for the remainder of the term, plus (ii) the amount determined under clause (i) but payable in a lump sum on the effective date of such termination.

     For purposes of each of Mr. Peters' and Mr. Savage's respective employment agreement, 'good reason' includes a Change in Control of the Company (as defined therein), which is deemed to occur if (a) after a merger or consolidation, the Company is not the surviving corporation and the Company's stockholders do not continue to own at least 80% of the Company's assets, (b) there is a sale of substantially all of the assets of the Company, (c) the stockholders approve a plan for the liquidation or dissolution of the Company, (d) any person becomes a 30% or more beneficial owner of the outstanding Common Stock, or (e) the employee ceases to be a Director for any reason, other than his voluntary resignation or voluntary election not to stand for re-election as a Director.

     Effective as of April 25, 1995, SD&A entered into a separate employment agreement with each of Mr. Stephen Dunn and Mr. Thomas Scheir providing for Mr. Dunn's employment as President of SD&A and Mr. Scheir's employment as Chief Financial Officer of SD&A, respectively. Each such agreement provides for an initial term expiring on April 25, 1997 and is renewable for an additional one-year term at the discretion of the employee covered thereby, subject to termination as provided therein. The base salary for Mr. Dunn during the term of his employment agreement is $225,000 for the first year, $250,000 for the second year and $275,000 for the third year. The base salary for Mr. Scheir during the term of his employment is $125,000 for the first year, $150,000 for the second year and $175,000 for the third year. At the end of each year, in the sole discretion of the board of directors of SD&A, each of Mr. Dunn and Mr. Scheir may be paid a cash bonus. The agreements also provide for other fringe benefits as may be approved by the board of directors of SD&A. Each of Mr. Dunn and Mr. Scheir has agreed in his respective employment agreement not to (i) own, become employed by, or become a partner of any similar business during the term of his employment agreement, except that each may own 1% or less of any similar business or (ii) compete with SD&A for a period of three years after the termination of his employment.

     Effective as of October 1, 1996, Metro entered into a separate employment agreement with each of Mr. Jeremy Barbera, Mr. Robert Budlow and Ms. Janet
Sautkulis providing for Mr. Barbera's employment as President and Chief Executive Officer of Metro, Mr. Budlow's employment as Executive Vice President and Chief Operating Officer of Metro and Ms. Sautkulis' employment as Executive Vice President and General Manager of Metro, respectively. Each such agreement provides for an initial term expiring on September 30, 1999 (the 'Employment Term') and is renewable for an additional three-year term unless Metro or the employee gives written notice to the other party, at least sixty (60) days prior to the expiration of the Employment Term, of its intention not to renew the employment agreement. The base salary for Mr. Barbera during the Employment Term is $150,000 for the first year, $200,000 for the second year and $250,000 for the third year. Pursuant to the relevant employment agreement, the base salary for each of Mr. Budlow and Ms. Sautkulis during the Employment Term is $125,000 for the first year, $165,000 for the second year and $200,000 for the third year. Pursuant to the terms of the relevant agreement, during each year of the Employment Term, Mr. Barbera, Mr. Budlow and Ms. Sautkulis are each eligible to receive raises and bonuses based upon the achievement of earnings and other targeted criteria if and as determined by the Compensation Committee of the Board of Directors. The agreements also provide for the granting to Mr. Barbera, Mr. Budlow and Ms. Sautkulis of options to acquire Common Stock if and as determined by the Option Plan Committee. Each of Mr. Barbera, Mr. Budlow and Ms. Sautkulis has agreed in his or her respective employment agreement (i) not to compete with Metro or to be associated with any other similar business during the Employment Term, except that Mr. Barbera, Mr. Budlow and Ms. Sautkulis may each own up to 5% of the outstanding common stock of certain corporations, as described more fully in the relevant employment agreement, and (ii) upon termination of employment with Metro, not to solicit or encourage certain clients of Metro (as more fully described in the relevant employment agreement), to cease doing business with Metro, and not to do business with any other similar business, for a period of three years from the date of such termination. Metro has the right to terminate the employment of Mr. Barbera, Mr. Budlow or Ms. Sautkulis, as the case may be, 'for cause' (as defined below), after giving notice to such employee, in which event such employee will be entitled only to receive his or her salary at the rate provided above to the date on which termination takes effect, plus any compensation which is accrued but unpaid on the date of termination. In the event of a disposition after October 1, 1996 of the properties and business of Metro by merger, consolidation, sale of assets, sale of stock, or otherwise, Metro has the right to assign each employment agreement and all of Metro's rights and obligations thereunder to the acquiring or surviving corporation. If, for any reason, such employment agreements are not assigned to, or assumed by, such acquiring or surviving corporation, the employee covered thereby may terminate such employment agreement by giving written notice thereof within six months of the date of any such acquisition or disposition, and upon such termination, or, if the employment agreement is terminated by Metro without cause, such employee will be entitled to receive severance pay consisting of a single lump sum distribution (with no present value adjustment) equal to the base salary as provided above then in effect for a period of one year, notwithstanding that such one-year period might extend beyond the Employment Term.

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

     For purposes of each of Mr. Barbera's, Mr. Budlow's and Ms. Sautkulis' respective employment contract, 'for cause' includes circumstances whereby the relevant employee shall (i) be convicted of a felony crime, (ii) commit any act or omit to take any action in bad faith and to the detriment of Metro, (iii) commit an act of moral turpitude to the detriment of Metro, (iv) commit an act of fraud against Metro, or (v) materially breach any term of the employment agreement and fail to correct the breach within 10 days after written notice thereof; provided that in the case of clause (ii), (iii) or (iv) above, such determination must be made by the Board of Directors after a meeting at which such employee shall have been given an opportunity to explain such actions.

  Consulting Agreements

     On April 15, 1996, the Company entered into an agreement with Mr. Seymour Jones to retain his services as a financial consultant and advisor to the Company on a non-exclusive basis for a period of one year. Effective July 1996, the agreement was terminated. Notwithstanding such termination, pursuant to the terms of such agreement, in August 1996 Mr. Jones purchased from the Company, for $2,500 in the aggregate, warrants exercisable for 50,000 shares of Common Stock at an exercise price of $2.50 per share for the first 25,000 shares, $3.00 per share for the next 15,000 shares and $3.50 per share for the remaining 10,000 shares. The warrants are currently exercisable and expire on April 15, 2000.

     On April 17, 1996, the Company entered into an agreement with Mr. S. James Coppersmith to retain his services as a financial consultant and advisor to the Company on a non-exclusive basis for a period of one year. Effective July 1996, the agreement was terminated. Notwithstanding such termination, pursuant to the terms of such agreement, in September 1996 Mr. Coppersmith purchased from the Company, for $2,500 in the aggregate, warrants exercisable for 50,000 shares of Common Stock at an exercise price of $2.50 per share for the first 25,000 shares, $3.00 per share for the next 15,000 shares and $3.50 per share for the remaining 10,000 shares. The warrants are currently exercisable and expire on May 15, 2000.

     On June 3, 1996, the Company entered into an agreement with Mr. C. Anthony Wainwright to retain his services as a financial consultant and advisor to the Company on a non-exclusive basis for a period of two years. As compensation for such services, Mr. Wainwright is entitled to receive the sum of $1,000 per month for the term of the agreement plus all out-of-pocket expenses incurred by Mr. Wainwright in the performance of such services, provided that prior authorization from the Company shall have been received with respect to any such expense. In addition, pursuant to the terms of such agreement, Mr. Wainwright has the right, which right, as of the date hereof, has not been exercised, to purchase from the Company, for $2,500 in the aggregate, warrants exercisable for 50,000 shares of Common Stock at an exercise price of $4.00 per share for the first 25,000 shares, $4.50 per share for the next 15,000 shares and $5.00 per share for the remaining 10,000 shares. The warrants may be exercised over a four-year period commencing June 3, 1996. The agreement is only assignable without the prior written consent of the other party in the event of a sale of all or substantially all of the business of the party desiring to assign the agreement. The agreement also provides for indemnification of Mr. Wainwright and his affiliates (and their respective directors, officers, stockholders, general and limited partners, employees, agents and controlling persons and the successors and assigns of all of the foregoing) by the Company for any losses or claims arising out of the rendering of the services provided for in the agreement, other than for negligence or willful misconduct.

CHANGE IN CONTROL PROVISIONS OF THE RESTATED ARTICLES AND NEVADA CORPORATE LAW

     Restated Articles. The Restated Articles require certain specified supermajority stockholder approvals (the 'Business Combination Special Vote') for 'Business Combinations' with an 'Other Entity,' which is defined generally as any corporation, person or other entity (excluding certain employee plans) that is not controlled by or under common control with the Company. Such Business Combinations include: (i) any merger or consolidation of the Company, or any of its affiliates, with or into any other corporation; (ii) any sale, lease, exchange, loan, distribution, dividend or other disposition of all, or a substantial part, of the assets of the Company; or (iii) any sale, lease, exchange, loan, distribution, dividend or other disposition of all, or a substantial part, of the assets of another entity in exchange for equity securities of the Company or its affiliates. The Business Combination Special Vote required to approve a Business Combination is the affirmative vote of both
(i) the holders of 75% of the outstanding shares of stock entitled to vote for the election of Directors, and (ii) the

                                       57

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
holders of a majority of the outstanding shares of stock entitled to vote for the election of Directors, other than those beneficially owned by the Other Entity.

     A Business Combination Special Vote is not required to approve a Business Combination, if certain conditions are met which include, but are not limited to: (i) that the consideration to be received by the holders of the Common Stock is not less than (a) the highest per share price paid by such Other Entity in acquiring any shares of Common Stock and (b) the highest market price of the Common Stock (I) during the 30 trading days immediately prior to the public announcement of such Business Combination and (II) during the 30 trading days immediately prior to the public announcement or the commencement, whichever occurs first, of the acquisition of any Common Stock by such Other Entity; (ii) that after such Other Entity has acquired 10% of the Common Stock, and prior to the consummation of such Business Combination, the Board of Directors shall have included at all times one or more Directors of the Company who shall have been in office on October 1, 1988 (a 'Continuing Director'), or a Director designated as a Continuing Director by such Director or other Continuing Directors; (iii) that after such Other Entity has acquired 10% of the Common Stock, the Other Entity has not (a) received the benefit, directly or indirectly (except proportionately, as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company or (b) received the benefit, directly or indirectly, of the extension of trade terms by the Company, which are less favorable to the Company than those made available to a majority of the Company's clients for similar products; and (iv) except as may have been approved by a unanimous vote of the entire Board of Directors, made any major change in the Company's business or equity capital structure.

     The Restated Articles further provide that certain 'Reclassifications' require the affirmative vote (the 'Reclassification Special Vote') of both (i) the holders of 75% of the outstanding shares of stock entitled to vote for the election of Directors and (ii) the holders of a majority of the outstanding shares of stock entitled to vote for the election of Directors other than those beneficially owned by any Other Entity. Such Reclassifications include (a) any reclassification of securities (including any reverse stock split), reverse capitalization, reorganization, issuer tender offer, purchase of shares by the Company or by its affiliates, exchange offer by the Company or by any of its affiliates, or any other transaction designed to reduce materially, or having the effect of reducing materially, the percentage of Common Stock which is not held by affiliates of the Company or (b) the adoption of any plan or proposal for the liquidation or dissolution of the Company. The Reclassification Special Vote is only required if there is an Other Entity for which a Business Combination Special Vote would be required in the event of a Business Combination, and it is not required if any such amendment is unanimously recommended to the stockholders by the Continuing Directors.

     Other provisions of the Restated Articles and the By-Laws may have the effect of limiting, or delaying, a change in control of the Company. These provisions include: provisions of the By-Laws which provide for 60 days' notice by the stockholders of any business they wish to conduct at a stockholders' meeting, a prohibition of stockholder action by written consent, and provisions of the Restated Articles that limit the ability to remove Directors. See 'Risk Factors -- Certain Anti-Takeover Provisions' and ' -- Board of Directors.'

     Nevada Corporate Law. Under Sections 78.378 to 78.3793 (the 'Control Share Act') of the Nevada Revised Statutes (the 'NRS'), an 'acquiring person,' who acquires a 'controlling interest' in an 'issuing corporation,' may not exercise voting rights on any 'control shares' unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. If the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of such stockholder's shares, and the corporation must comply with the demand. For purposes of these provisions, 'acquiring person' means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. 'Controlling interest' means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third,

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
(ii) one-third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshhold is reached and/or exceeded. 'Control Shares' means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. 'Issuing corporation' means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above does not apply if the articles of incorporation or by-laws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. The Restated Articles and the By-laws do not expressly opt out of the restrictions imposed by such provisions.

     Sections 78.411 to 78.444 (the 'Business Combinations Act') of the NRS restrict the ability of a 'resident domestic corporation' to engage in any combination with an 'interested stockholder' for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of these provisions, 'resident domestic corporation' means a Nevada corporation that has 200 or more stockholders. The provisions of the Business Combinations Act do not apply, however, to any combination of a resident domestic corporation which does not, as of the date of acquiring shares, have a class of voting shares registered with the Commission under Section 12 of the Exchange Act, unless the corporation's articles of incorporation provide otherwise. 'Interested stockholder,' when used in reference to any resident domestic corporation, means any person, or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. These provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, does not become effective until 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The Restated Articles do not expressly opt out of the restrictions imposed by such provisions.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 23, 1996 and as adjusted to reflect the sale of shares of Common Stock offered hereby by: (i) each Director and each of the Named Executive Officers; (ii) all executive officers and Directors of the Company as a group; (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (iv) each Selling Stockholder; and (v) each Over-Allotment Selling Stockholder. All of the following information gives effect to the Recapitalization, which occurred on December 23, 1996.


                                                                                       COMMON STOCK             COMMON STOCK
                                                                                    BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                                                                        AFTER THE                AFTER THE
                                                                                       UNDERWRITTEN        UNDERWRITTEN OFFERING
                                                    COMMON STOCK                    OFFERING ASSUMING          ASSUMING FULL
                                                 BENEFICIALLY OWNED                 NO EXERCISE OF THE        EXERCISE OF THE
                                                    PRIOR TO THE                   UNDERWRITERS' OVER-      UNDERWRITERS' OVER-
                                                    UNDERWRITTEN                        ALLOTMENT                ALLOTMENT
                                                      OFFERING          SHARES           OPTIONS                  OPTIONS
                                                --------------------     BEING     --------------------    ----------------------
                   NAME(1)                       NUMBER      PERCENT    OFFERED     NUMBER      PERCENT     NUMBER        PERCENT
----------------------------------------------  ---------    -------    -------    ---------    -------    ---------      -------
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Barry Peters(2)...............................    526,536       6.2%      --         526,536       5.1%      526,536         5.0%
E. William Savage(3)..........................    522,868       6.1       --         522,868       5.1       522,868         5.0
S. James Coppersmith(4).......................     50,000       1.0       --          50,000      *           50,000        *
Seymour Jones(4)..............................     25,000      *          --          25,000      *           25,000        *
C. Anthony Wainwright(5)......................     68,408      *          --          68,408      *           68,408        *
J. Jeremy Barbera(6)..........................  1,199,924      14.3       --       1,199,924      11.9     1,199,924        11.6
Stephen Dunn(7)...............................    140,216       1.7       --         140,216       1.4       140,216         1.4
Thomas Scheir(8)..............................     12,875      *          --          12,875      *           12,875        *
All Directors and executive officers as a
  group (7 persons)...........................  2,434,891      26.6       --       2,434,891      22.3     2,434,891        22.0

5% STOCKHOLDERS(9)
Naomi Bodner(10)..............................  2,040,891      21.8       --       2,040,891      18.3     2,040,891        18.0
Laura Huberfeld(10)...........................  2,040,891      21.8       --       2,040,891      18.3     2,040,891        18.0
Robert Budlow(11).............................    599,962       7.2       --         599,962       6.0       599,962         5.9

SELLING STOCKHOLDERS AND OVER-ALLOTMENT
  SELLING STOCKHOLDERS
Alan I. Annex.................................      3,433      *         3,433        --          --          --            --
Bais Kaila Torah H.S.(12).....................     22,829      *        10,000        12,829      *           12,829        *
Kenneth Berg(13)..............................     36,968      *        16,838        20,130      *           --            --
Marguerite E. Cascio(14)......................     10,492      *         4,621         4,621      *            4,621        *
Congregation Ahavas Tzdokoh Vchesed
  Inc.(15)....................................     68,223      *        20,000        48,223      *           48,223        *
Congregation Beth Shalom......................      2,000      *         2,000        --          --          --            --
Stephen A. Cooper and Randy E. Cooper, as
  joint tenants...............................      9,242      *         4,621         4,621      *            4,621        *
Sheldon Finkel(13)............................      6,722      *         3,062         3,660      *           --            --
ForwardIssue Ltd.(13)(16).....................     18,484      *          --          27,726      *           20,795        *
Juliet Gal....................................      9,242      *         4,621         4,621      *            4,621        *
Maxine Ganer..................................      9,242      *         4,621         4,621      *            4,621        *
The Hebrew Academy of the Five Towns..........      3,000      *        3,000         --          --          --            --
Barbara M. Henagan............................      9,242      *         4,621         4,621      *            4,621        *
Norton Herrick(13)............................    110,902       1.3     50,513        60,389      *           --            --
Seymour Huberfeld(17).........................     45,658      *        20,000        25,658      *           25,658        *
Harry Karten..................................     18,484      *        18,484        --          --          --            --
Jewish Communal Fund..........................     35,416      *        30,795         4,621      *            4,621        *
Marshall Kiev.................................      1,718      *         1,718        --          --          --            --
The Lederer Family Trust(14)..................     10,492      *         4,621         5,871      *            5,871        *
Thierry Liverman..............................      4,621      *         2,311         2,310      *            2,310        *
Jonathan Mayer(18)............................     13,697      *         6,000         7,697      *            7,697        *
Millennium Capital Corp.(13)(19)..............     19,000      *         4,270        14,730      *            9,625        *
David Miller(13)..............................     18,484      *         8,419        10,065      *           --            --
Moshe Mueller(20).............................     54,789      *         1,000        53,789      *           53,789        *
Charles Nebenzahl(21).........................     45,658      *        16,000        29,658      *           29,658        *
Ohr Somayach Tannbaum Education Center(22)....     45,658      *        20,000        25,658      *           25,658        *
Lee M. Polster(14)............................     10,492      *         4,621         4,621      *            4,621        *
Ronald M. Resch(14)...........................     10,492      *         4,621         4,621      *            4,621        *
Mark Schachner(13)............................     18,484      *         8,419        10,065      *           --            --
Shekel Hakodesh(23)...........................     54,789      *         6,915        47,085      *           47,085        *
Andrea Tessler................................      1,718      *         1,718        --          --          --            --
G. Van Mourik & J. Van Mourik Revocable
  Trust.......................................      4,621      *         2,311         2,310      *            2,310        *
Claudia Kaufmann Walters(13)..................      9,242      *         4,209         5,033      *           --            --
Whale Securities Co., L.P.(13)(24)............     19,300      *         4,270        15,030      *            9,925        *
Yeshiva of Telshe Alumni(25)..................     45,658      *        20,000        25,658      *           25,658        *
Zapco Holdings, Inc...........................      9,242      *         4,621         4,621      *            4,621        *
Zapco Holdings, Inc. Deferred Compensation
  Plan Trust..................................      9,242      *         9,242        --                      --            --
Mark Zborowski(26)............................     14,722      *        13,484         1,238      *            1,238        *


                                                        (footnotes on next page)

(footnotes from previous page)

*    Less than 1%.

 (1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned and all addresses are in care of the Company. All share amounts reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act. All information with respect to beneficial ownership has been furnished by the respective Director, executive officer or stockholder, as the case may be.

 (2) Includes 300,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable options and 31,375 beneficially owned shares of Common Stock owned by family members with respect to which Mr. Peters disclaims beneficial ownership.

 (3) Includes 300,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable options and 21,878 beneficially owned shares of Common Stock owned by family members with respect to which Mr. Savage disclaims beneficial ownership.

 (4) Includes 25,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

 (5) Includes 15,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable options and 50,000 beneficially owned shares of Common Stock issuable upon the exercise of a contractual right to purchase warrants exercisable for such Common Stock pursuant to Mr. Wainwright's consulting agreement with the Company.

 (6) Includes 111,524 beneficially owned shares of Common Stock issuable upon the conversion of a convertible promissory note of the Company in the aggregate face amount of $600,000 issued to Mr. Barbera in connection with the Company's acquisition of Metro.

 (7) Includes 5,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

 (8) Includes 12,500 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

 (9) The address for each of the 5% Stockholders (other than Mr. Budlow) is as follows: c/o Broad Capital Associates, Inc., 152 West 57th Street, New York, New York 10019.

(10) 1,000,000 of this 5% Stockholder's total number of beneficially owned shares of Common Stock are issuable upon the exercise of currently exercisable warrants subject to this 5% Stockholder's sole investment power and 117,500 beneficially owned shares of Common Stock are beneficially owned by the Laura Huberfeld/Naomi Bodner Partnership (the 'Bodner/Huberfeld Partnership') and are issuable upon the exercise of currently exercisable warrants subject to a shared investment power. Each of Naomi Bodner and Laura Huberfeld disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other and the shares of Common Stock beneficially owned by the Bodner/Huberfeld Partnership.

(11) Includes 55,762 beneficially owned shares of Common Stock issuable upon the conversion of a convertible promissory note of the Company in the aggregate face amount of $300,000 issued to Mr. Budlow in connection with the Company's acquisition of Metro.

(12) Includes 12,500 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.


                                              (footnotes continued on next page)

(footnotes continued from previous page)

(13) The number of shares subject to the Underwriters' over-allotment option from this stockholder is as set forth next to such stockholder's name below:

                                                                     SHARES SUBJECT TO
                           NAME                              UNDERWRITERS OVER-ALLOTMENT OPTION
----------------------------------------------------------   ----------------------------------
     Kenneth Berg.........................................                  20,130
     Sheldon Finkel.......................................                   3,660
     ForwardIssue, Ltd....................................                   4,621
     Norton Herrick.......................................                  60,389
     Millennium Capital Corp..............................                   5,105
     David Miller.........................................                  10,065
     Mark Schachner.......................................                  10,065
     Claudia Kaufmann Walters.............................                   5,033
     Whale Securities Co., L.P............................                   5,105
                                                                        ----------
          Total...........................................                 124,173
                                                                        ----------
                                                                        ----------

     In addition, the Company has granted to the Underwriters an option to purchase up to 190,827 shares of Common Stock to cover over-allotments, if any. See 'Underwriting.'

(14) 1,250 of this Selling Stockholder's beneficially owned shares of Common Stock are issuable upon the exercise of currently exercisable warrants.

(15) Includes 37,500 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(16) After the Underwritten Offering, (i) assuming no exercise of the Underwriters' over-allotment option, 9,242, and (ii) assuming full exercise of the Underwriters' over-allotment option, 6,932, of this Over-Allotment Selling Stockholder's total number of beneficially owned shares of Common Stock will be issuable upon the exercise of then exercisable warrants.

(17) Includes 25,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(18) Includes 7,500 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(19) Includes 9,625 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(20) Includes 30,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(21) Includes 25,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(22) Includes 25,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(23) Includes 30,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(24) Includes 9,925 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(25) Includes 25,000 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(26) Includes 1,238 beneficially owned shares of Common Stock issuable upon the exercise of currently exercisable warrants.

                              THE RECAPITALIZATION

     On December 23, 1996, the Company and certain of its securityholders effected changes in the Company's outstanding capital stock and related securities whereby: (i) all 6,200 outstanding shares of the Series B Preferred Stock were converted in accordance with their terms and without the payment of additional consideration into 2,480,000 shares of Common Stock; (ii) all 2,000 outstanding shares of the Series C Preferred Stock were repurchased by the Company for $1.0 million aggregate principal amount of promissory notes; (iii) warrants issued to the holders of the Series C Preferred Stock, which were exercisable for 3,000,000 shares of Common Stock, were exchanged for an aggregate of 600,000 shares of Common Stock; (iv) all accrued interest on the Series B Preferred Stock and the Series C Preferred Stock ($145,753 in the aggregate at December 23, 1996) was converted into 88,840 shares of Common Stock; (v) agreements to issue warrants exercisable for an aggregate of up to 1,038,503 shares of Common Stock, which the Company entered into with certain of its securityholders in consideration for such securityholders' agreement to certain lockup arrangements, were rescinded; and (vi) options held by two of the Company's executive officers to purchase an aggregate of 300,000 shares of Common Stock were cancelled at no cost to the Company. See 'Certain Transactions.' Upon conversion of the Series B Preferred Stock and accumulated interest thereon into Common Stock on December 23, 1996, the Company incurred a non-cash, non-recurring dividend for the difference between the conversion price and the market price of the Common Stock estimated to be $8.5 million. This dividend will not impact net income (loss), but will impact net income (loss) attributable to common stockholders in the calculation of earnings per share.

                              CERTAIN TRANSACTIONS

TRANSACTIONS UNDER CURRENT MANAGEMENT AFTER ALLIANCE ACQUISITION

     The Company believes that all of the following transactions were entered into on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. The Company does not currently have any plans to enter into additional transactions with affiliated parties. Any transactions with affiliates that may be proposed in the future will be subject to the approval of a majority of the disinterested members of the Board of Directors. In connection with future acquisitions, the Company may enter into arrangements with the sellers, who may later become affiliates of the Company as a result of the consummation of such acquisitions.

     Transactions with Mr. Dunn. In connection with the acquisition of SD&A on April 25, 1995, Alliance issued promissory notes in an aggregate principal amount of $4.5 million to Mr. Dunn. Interest on such notes was payable monthly at a rate equal to the prime rate of Bank of America, N.T. & S.A., as in effect from time to time, subject to a maximum of 10% and a minimum of 8%. Principal payments were due quarterly, and originally $1.5 million was due in quarterly installments during fiscal 1996. All of the outstanding common shares of SD&A were initially pledged to collateralize such notes but were released in June 1996. In connection with such notes, an operating covenants agreement between the Company and Mr. Dunn included, among other things, provisions requiring that SD&A have a minimum level of working capital and cash levels, subject to periodic increases based on sales, before dividend payments could be made to the parent company. In June 1996, the operating covenants agreement was terminated.

     Prior to October 1995, the Company made all principal payments in the aggregate amount of $375,000 when due. Each of the principal payments due October 1, 1995, January 1, 1996 and April 1, 1996 were deferred as they became due and thereafter from time to time. In June 1996, principal payments of approximately $2.0 million were made and the remaining obligations were restructured such that the remaining $2.1 million is now payable in installments of $58,333 per month, plus interest at 8%, starting September 19, 1996. All such payments have been made when due.

     In connection with the Company's acquisition of SD&A, additional contingent payments of up to $850,000 per year over the period ending June 30, 1998 may be required to be paid by the Company to Mr. Dunn based on the achievement of certain defined results of operations of SD&A. At the Company's option, up to half of each such additional contingent payment may be paid through the issuance of shares of Common Stock, the number of such shares to be determined based on the then current market price of the Common Stock; the balance of each such contingent payment is required to be paid in cash. In June 1996, the Company paid Mr. Dunn $425,000 in cash in partial payment of the contingent payment earned by Mr. Dunn for the year ended June 30, 1996 and in September 1996, the Company paid the remainder by issuing to Mr. Dunn 96,748 shares of Common Stock.

     SD&A leases its corporate business premises from Mr. Dunn. The lease requires monthly rental payments of $11,805 through January 1, 1999, with an option to renew. SD&A incurs all costs of insurance, maintenance and utilities. Total rent paid by SD&A to Mr. Dunn during 1996 and from the date of acquisition to June 30, 1995 was approximately $138,000 and $26,000, respectively.

     Indebtedness of Management. In February 1996, Mr. Barbera, then a shareholder of Metro, borrowed $50,000 from Metro. Interest on such indebtedness accrues at a rate of 6% per annum. The principal of such indebtedness, together with accrued interest thereon, is repayable in four equal quarterly installments starting March 31, 1998.

     Transactions with Former Shareholders of Metro. In connection with the Company's acquisition of Metro, effective as of October 1, 1996, the Company issued promissory notes in an aggregate face amount of $1,000,000 to Mr. Barbera, Mr. Budlow and Ms. Sautkulis, the former shareholders of Metro. Such promissory notes have a stated interest rate of 6% per annum, mature June 30, 1998 and are convertible at the option of the holders thereof into 185,874 shares of Common Stock, based on a conversion price of $5.38 per share. In addition, the holders of such notes have the right, at any time after the earlier of January 1, 1997 and the consummation by the Company of a public offering of Common Stock, to demand, upon 10 days notice, repayment of all principal of and all accrued interest on such notes.

     Bank Credit Line. Mr. Dunn is currently a guarantor of SD&A's unsecured credit line. If such credit line is replaced with another credit facility, the Company does not currently expect that Mr. Dunn would be a guarantor of such replacement credit facility. See 'Management's Discussion of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- All-Comm Media Corporation.'

     Recapitalization Transactions. On December 23, 1996, the Company and certain of its securityholders effected changes in the Company's outstanding capital stock and related securities whereby: (i) all 6,200 outstanding shares of the Series B Preferred Stock were converted in accordance with their terms and without the payment of additional consideration into 2,480,000 shares of Common Stock, including the shares held by each of Naomi Bodner and Laura Huberfeld, in their individual capacities (each a beneficial holder of more than 10% of the outstanding Common Stock), and the Bodner/Huberfeld Partnership; (ii) all 2,000 outstanding shares of the Series C Preferred Stock were repurchased by the Company from the holders thereof, including Newark Sales Corp. and Saleslink Ltd. (prior to the Recapitalization, each a beneficial holder of more than 10% of the outstanding Common Stock), for promissory notes in an aggregate principal amount of $1.0 million, which promissory notes bear interest at a rate of 8% and are repayable on demand at any time from and after the date of consummation of the Underwritten Offering, or any other underwritten public offering of Common Stock, and in any event mature June 7, 1998; (iii) warrants issued to the holders of the Series C Preferred Stock, including Newark Sales Corp. and Saleslink Ltd., exercisable for 3,000,000 shares of Common Stock, were exchanged for an aggregate of 600,000 shares of Common Stock; (iv) all accrued interest on the Series B Preferred Stock and the Series C Preferred Stock ($145,754 in the aggregate at December 23, 1996) was converted into 88,840 shares of Common Stock; (v) agreements to issue warrants exercisable for an aggregate of up to 1,038,503 shares of Common Stock, which the Company had entered into with certain of its securityholders in consideration for such securityholders' agreement to certain lock-up arrangements, were rescinded; and (vi) options currently held by two of the Company's principal executive officers and Directors, Barry Peters and E. William Savage, to purchase an aggregate of 300,000 shares of Common Stock at an exercise price of $3.00 per share were cancelled at no cost to the Company. See 'The Recapitalization' and 'Certain Transactions.'

TRANSACTIONS UNDER FORMER MANAGEMENT PRIOR TO ALLIANCE ACQUISITION

     Former Company Counsel. Robert L. McDonald, Sr., a former director of the Company who resigned in April 1995, is a senior partner of McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks ('McDonald Carano'), former general counsel to the Company. The total amount of fees paid by the Company for services rendered by McDonald Carano for the fiscal years ended June 30, 1995 and 1994 did not exceed 5% of the firm's total revenues. Additionally, Mr. A.J. Hicks, a partner in McDonald Carano, previously served as Assistant Secretary to the Company and to its subsidiaries.

     Investment Banking Services. Marshall S. Geller, a former director of the Company who resigned in April 1995 and former chairman of its Executive Committee, was a Senior Managing Director of Golenberg & Geller, Inc., a private merchant banking firm. The former management of the Company retained Golenberg & Geller, Inc. during the 1995 and 1994 fiscal years to perform investment banking and financial advisory services. The amount of fees paid by the Company for services rendered by Mr. Geller's firm for the fiscal years ended June 30, 1995 and 1994 were $5,700 and $21,000, respectively. At that time, the Company also retained Golenberg & Geller, Inc. and Whale Securities Co., L.P. ('Whale') to perform investment banking and financial advisory services in connection with the acquisition by the Company of Alliance. In connection with the Company's acquisition of Alliance, a finder's fee in the aggregate amount of $200,000 was paid as follows: $100,000 to Golenberg & Geller, Inc.; $50,000 to Whale; and $50,000 to Millennium Capital Corp., one of the co-finders in the transaction ('Millennium'). In addition, each of Mr. Geller, Mr. Golenberg, Whale and Millennium received 9,375 shares of Common Stock and a warrant exercisable for 6,250 shares of Common Stock over a period of three years from the date of issue at an exercise price of $8.00 per share in further payment for their services.

     Florida Gaming Corporation Loan. On July 15, 1994, in order to fund the exercise price of the warrant which the Company owned to acquire shares of Florida Gaming Corporation ('FGC'), the former management of the Company entered into a loan agreement (the 'FGC Loan') for $1,000,000 with a group of lenders (the 'Lenders'), which included Messrs. Marshall Geller (former director), Arnold Rosenstein (former president), and Neil Rosenstein (former Chairman of the Board and Chief Executive Officer) (the 'Affiliated Lenders'). The Company borrowed the $1,000,000 available under

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the  Loan Agreement on July 22, 1994. Borrowings were secured by a pledge of the common stock of FGC issuable upon exercise of the warrant. Each of the Affiliated Lenders lent the Company 20% of the total FGC Loan, or $200,000.

     Pursuant to the terms of the FGC Loan, borrowings accrued interest at a rate of 7.75% per annum. In addition, the Company was obligated to pay the Lenders, pro rata, a commitment fee of $0.3 million, and to pay the Lenders' attorneys' fees and other expenses incurred in connection with the extension of the FGC Loan. The FGC Loan, including interest of $9,000 and the commitment fee, was repaid prior to September 21, 1994. During the period from July 1994 to March 1995, the Company sold the FGC common stock.

     Mortgage Loan to Subsidiary. On June 9, 1994, under the former management of the Company, All-Comm Holdings, Inc. (formerly named Bullhead Casino Corporation), a wholly-owned subsidiary of the Company, borrowed $350,000 from the Company's former chief executive officer and its president, evidenced by a promissory note and secured by a mortgage on its parcel of land in Laughlin, Nevada. All-Comm Holdings, Inc. loaned the borrowed funds to the Company. The note was due July 31, 1995 with interest at the rate of 7.75% per annum, but was repaid in October 1994.

     Purchase of Property and Equipment. In April 1995, prior to the acquisition of Alliance, the Company's former chairman purchased property and equipment, for $11,000, owned by the Company having a cost of $160,000 and net book value of $6,000.

     Indebtedness of Former Management. Pursuant to the terms of his employment agreement with the Company, which has expired, Arnold Rosenstein was issued 25,000 shares of Common Stock in exchange for a promissory note in the principal amount of $0.2 million. The promissory note accrued interest at 10.5% per annum payable at maturity on November 1, 1994. On January 21, 1994, Mr. Rosenstein paid $133,333, per resolutions of the Board of Directors, for the early retirement of the $0.2 million note receivable for shares issued to him. The $66,667 allowance was charged to additional paid-in capital in the 1994 fiscal year. Also, on December 31, 1993, accrued interest of $87,500 was discounted to $58,334 and paid to the Company.

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
                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material terms of the Company's capital stock which are contained in the Restated Articles and the By-Laws, which are filed as exhibits to the Registration Statement of which this Prospectus is a part. Reference is made to such exhibits for a more complete description of the Company's capital stock.

COMMON STOCK

  General

     The Company is authorized to issue 36,250,000 shares of Common Stock in accordance with an amendment to its Restated Articles approved by the Board of Directors and stockholders effective August 1996. The shares of Common Stock being sold by the Delayed Selling Stockholders in the Delayed Offering and by the Selling Stockholders and the Over-Allotment Selling Stockholders in the Underwritten Offering are, and the shares of Common Stock being sold by the Company in the Underwritten Offering (when issued against payment therefor in accordance with the Underwriting Agreement) will be, legally issued, fully paid and nonassessable.

  Quorum and Voting Rights

     Each share of Common Stock is entitled to one vote on all matters as to which the holders of Common Stock are entitled to vote. The affirmative vote of a majority of the stock having voting power present or represented by a proxy at a meeting at which a quorum is present is required as to any matter which requires the approval of the holders of Common Stock, other than (i) the approval of certain Business Combinations and Reclassifications (as such terms are defined above in 'Management -- Change in Control Provisions of the Restated Articles and Nevada Corporate Law'), (ii) the amendment of certain provisions of the Restated Articles, and (iii) the amendment of certain provisions of the By-Laws, which require the approval of 75% of the outstanding shares of stock entitled to vote for the election of Directors. In the case of certain Business Combinations and Reclassifications, the approval of a majority of the outstanding shares of stock entitled to vote for the election of Directors other than those beneficially owned by the other party to the Business Combination is required.

     At any meeting of the stockholders of the Company at which the holders of Common Stock are entitled to vote, the presence, in person or by proxy, of a majority of the stock issued and outstanding, and entitled to vote thereat, constitutes a quorum. No action may be taken at any meeting, other than to adjourn such meeting, unless a quorum of each class entitled to vote is present.

  Dividends

     The Board of Directors may cause dividends to be paid to the holders of Common Stock from time to time out of funds legally available therefor. When and as dividends are declared, they may be payable in cash, in property or in shares of Common Stock. See 'Risk Factors -- No Intention to Pay Dividends.'

  Registration Rights

     The Company has granted to certain of its securityholders rights to have certain shares of Common Stock held by or issuable to such persons registered for resale under the Securities Act.

PREFERRED STOCK

  General

     The Company has authorized 50,000 shares of Convertible Preferred Stock, which the Company has issued from time to time in the form of designated series as set forth below.

     Series A Preferred Stock. In May 1996, the Company issued 10,000 shares of Series A Convertible Preferred Stock. Subsequently, in June 1996 these shares were repurchased and canceled as a condition precedent to the purchase of the Series B Preferred Stock and the Series C Preferred Stock by the holders thereof, and are currently held by the Company as authorized but unissued shares.

     Series B Preferred Stock. In June 1996, the Company issued 6,200 shares of Series B Preferred Stock. The Company also issued warrants (the 'Series B Warrants') to the holders of Series B Preferred Stock exercisable for 3,100,000 shares of Common Stock at an exercise price of $2.50 per

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
share for three years. In December 1996, all of the outstanding shares of Series B Preferred Stock were converted into 2,480,000 shares of Common Stock, in accordance with the terms thereof, as part of the Recapitalization. See 'The Recapitalization.' Notwithstanding the conversion of all of the shares of Series B Preferred Stock into Common Stock in connection with the Recapitalization, the Series B Warrants remain outstanding and in full force and effect. In addition, pursuant to an agreement dated June 7, 1996 with the holders of the Series B Preferred Stock and the Series B Warrants, the Company agreed to file, on or before October 5, 1996 (120 days after the date of such agreement), a registration statement on Form S-3 or Form S-1 for the public resale by the holders of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock or upon exercise of the Series B Warrants. The holders of the Series B Warrants and the holders of the shares of Common Stock into which the Series B Preferred Stock was converted continue to have these registration rights with respect to the shares of Common Stock issued upon conversion of the Series B Stock and the shares of Common Stock issuable upon the exercise of the Series B Warrants; however, the requirement to have the registration statement relating thereto filed by October 5, 1996 has been waived by the holders of the Series B Warrants. See 'Shares Eligible for Future Sale -- Registration Rights and Certain Lock-Up Arrangements -- Holders of Series B Preferred Stock.'

     Series C Preferred Stock. In September 1996, the Company issued, retroactive to June 1996, 2,000 shares of Series C Preferred Stock. The Company also issued warrants (the 'Series C Warrants') to the holders of the Series C Preferred Stock exercisable for 3,000,000 shares of Common Stock at an exercise price of $3.00 per share for three years. In December 1996, all of the outstanding shares of Series C Preferred Stock were repurchased for promissory notes in an aggregate principal amount of $1.0 million, and the Series C Warrants were exchanged for 600,000 shares of Common Stock, in each case as part of the Recapitalization. See 'The Recapitalization.' In addition, pursuant to an agreement dated September 10, 1996, but effective as of June 7, 1996, with the holders of the Series C Preferred Stock and the Series C Warrants, the Company agreed to file, on or before October 7, 1996, a registration statement on Form S-3 or Form S-1 for the public resale by the holders of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock or upon exercise of the Series C Warrants. The holders of the shares of Common Stock into which the Series C Warrants were exchanged continue to have these registration rights with respect to the shares of Common Stock issued upon exchange of the Series C Warrants; however, the requirement to have the registration statement relating thereto filed by October 7, 1996 has been waived by the holders of the Series B Warrants. See 'Shares Eligible for Future Sale -- Registration Rights and Certain Lock-Up Arrangements -- Holders of Series B Preferred Stock.'

OTHER OPTIONS AND WARRANTS

     In addition to the Series B Warrants and the Series C Warrants described above, the Company, on various dates ranging from April 21, 1995 to September 26, 1996, issued to several persons 383,077 warrants (the 'Warrants') that are fully vested as of the date of this Prospectus including the warrants issued to Mr. Coppersmith and Mr. Jones in connection with their respective consulting agreements with the Company. See 'Management -- Executive
Compensation -- Consulting Agreements,' and the Other Warrants described under 'Shares Eligible for Future Sale -- Registration Rights and Certain Lock-up Arrangements -- Warrants.' Each Warrant entitles the holder to one share of Common Stock at exercise prices ranging from $1.60 to $8.00 per share. The Warrants expire on dates ranging from April 21, 1998 to February 26, 2001. The Company granted to the holders of 118,077 of the Warrants piggyback registration rights, as described more fully below.

     The Company has also granted to Mr. Wainwright, by the terms of his consulting agreement with the Company, the right to purchase from the Company, for $2,500, warrants exercisable for 50,000 shares of Common Stock at an exercise price of $4.00 per share for the first 25,000 shares, $4.50 per share for the next 15,000 shares and $5.00 per share for the remaining 10,000 shares. These warrants, if purchased, will be exercisable at the time of purchase and will expire on June 3, 2000. See 'Management -- Executive Compensation -- Consulting Agreements.'

     In connection with the Company's acquisition of HSGR, in June 1993, the Company issued options to the former owners of HSGR. These options are currently exercisable for 2,250 shares of Common Stock in the aggregate at an exercise price of $16.00 per share. The options expire in June 1998.

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

     Upon consummation of the Underwritten Offering, the Company will issue the Lock-Up Warrants, exercisable for an aggregate of 160,414 shares of Common Stock, to certain stockholders as consideration for such stockholders' agreement to certain of the lock-up arrangements described under 'Shares Eligible for Future Sale.' The Lock-Up Warrants will be exercisable for a period of two or three years after the date of consummation of the Offering (the 'Closing') at an exercise price equal to the initial price to public of the Common Stock in the Underwritten Offering (except that, in the case of warrants exercisable for up to 9,386 shares of Common Stock to be issued to two stockholders, the exercise price with respect to such warrants will be $1.00 above such initial price to public).


     The exercise price of any option for shares of Common Stock granted by the Company after the date of this Prospectus exercisable for shares of Common Stock will be equal to at least 85% of the market value of the Common Stock on the date of such grant.

LIMITATION OF DIRECTORS LIABILITY; INDEMNIFICATION

     The Restated Articles provide that Directors and officers of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a Director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) the payment of dividends in violation of the provisions of Chapter 78 of the NRS. The Restated Articles further provide that, if the NRS is amended to authorize corporate action further eliminating or limiting the personal liability of Directors and officers, then the liability of a Director or officer of the Company shall be eliminated or limited to the full extent permitted by the NRS. Any repeal or modification of all or any portion of the limitation on liability contained in the Restated Articles by the stockholders of the Company shall not adversely affect any right or protection of a Director or officer of the Company with respect to any acts or omissions occurring prior to the time of such repeal or modification.

     The By-Laws provide for indemnification of the officers and Directors of the Company, as the case may be, against any liability, cost or expense incurred by such Director or officer by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, except to the extent that such indemnification is prohibited by Chapter 78 of the NRS.

     Section 78.751 of the NRS provides that a corporation may, and in certain cases, must, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding (other than certain actions by, or in right of, the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, and, in the case of a non-derivative action, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, in connection with the action, suit or proceeding, if, in either type of action, such person acted in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the corporation and that, with respect to any criminal action or proceeding, such person had reasonable cause to believe that such person's conduct was unlawful.

     Indemnification may not be made, in a derivative action, for any claim, issue or matter as to which such a person had been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless, and only to the extent that, the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Company's By-Laws provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred, and in advance of the final disposition of the action, upon receipt of an undertaking by, or on behalf of, the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the corporation. Unless ordered by a

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
court or advanced (as described above), any indemnification must be made by the corporation, only as authorized in the specific case, upon a determination that the indemnification of the Director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, or by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding. If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, or if a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, the determination must be made by independent legal counsel in a written opinion.

     Insofar as indemnification for Directors, officers and controlling persons of the Company with respect to liabilities arising under the Securities Act may be granted pursuant to the provisions described above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company and its address is 2 Broadway, New York, New York 10004.

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
                        SHARES ELIGIBLE FOR FUTURE SALE

     The following discussion of shares eligible for future sale excludes up to 4,901,423 shares of Common Stock (subject to lock-up provisions described below) which may be issued pursuant to currently outstanding options, warrants and contractual rights.


     Upon completion of the Underwritten Offering, the Company will have a total of 10,008,108 shares of Common Stock outstanding (10,189,935 shares if the Underwriters' over-allotment options are exercised in full). As of the date of this Prospectus, 5,321,228 shares of the outstanding Common Stock, including the 2,100,000 shares of Common Stock offered hereby (plus an additional 315,000 shares if the Underwriters' over-allotment options are exercised in full) and the 1,381,056 Delayed Shares being offered by the Delayed Selling Stockholders in the Delayed Offering, are freely tradeable without restriction or registration under the Securities Act or are eligible for sale in the public market without regard to the availability of current public information, volume limitations, manner of sale restrictions or notice requirements under Rule
144(k), in each case by persons other than 'affiliates' (as defined under the Securities Act) of the Company.


     All the remaining 4,686,880 Restricted Shares were issued and sold by the Company in private transactions in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and are restricted securities under Rule 144 of the Securities Act. Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the Underwritten Offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including affiliates of the Company, would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of Restricted Shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 100,081 shares, based on the number of shares to be outstanding after the Underwritten Offering, assuming no exercise of the Underwriters' over-allotment options) or (ii) the average weekly trading volume of the Common Stock on The Nasdaq SmallCap Market'SM' during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned Restricted Shares for at least three years, is currently entitled to sell such Restricted Shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale restrictions or notice requirements. However, under Rule 144, Restricted Shares held by affiliates must continue, after the three-year holding period, to be sold in brokers' transactions or to market makers subject to the volume limitations described above. The above is a summary of Rule 144 and is not intended to be a complete description thereof. As of April 25, 1997, approximately 837,415 Restricted Shares may become eligible for sale pursuant to Rule 144, or continue to be eligible for sale under other exemptions from registration, under the Securities Act.


     Holders of an aggregate of up to 7,832,897 shares of Common Stock, consisting of 4,068,532 Restricted Shares outstanding as of the date of this Prospectus and up to 3,774,365 Restricted Shares issuable upon conversion or exercise of other securities or other contractual rights then outstanding and then convertible or exercisable, in each case depending on the extent to which the Underwriters' over-allotment options are exercised, if at all, will have demand and/or piggyback rights to have such Restricted Shares registered under the Securities Act pursuant to various registration rights agreements with the Company. See ' -- Registration Rights and Certain Lock-Up Arrangements.' The Company, its Directors and officers and certain of its stockholders and holders of options, warrants, conversion or contractual rights to acquire Common Stock, who will hold in the aggregate 1,291,588 of the Delayed Shares, all of which are Freely Tradeable Shares, and up to 10,202,092 Restricted Shares outright or issuable upon exercise of such rights, depending on the extent to which the Underwriters' over-allotment options are exercised, if at all (10,199,782 Restricted Shares if the Underwriters' over-allotment options are exercised in full), have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or announce any offer, sale, offer of sale, pledge, contract of sale, grant of any option to purchase or other disposition or transfer of) any shares of Common Stock or any capital stock or any


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
other securities convertible into or exercisable for, or any right to purchase or acquire, Common Stock or any other capital stock, for a period of nine months after the date of this Prospectus, subject to termination if the final
Prospectus relating to the Underwritten Offering is not filed with the Commission by March 31, 1997 pursuant to Rule 424(b) under the Securities Act (such period being the 'Lock-Up Period'), without the prior written consent of the Lead Representative, on behalf of the Underwriters, except (x) in the case of the Company, with respect to (i) private issuances in connection with acquisitions if the holders thereof agree to be bound by the foregoing nine-month restriction to the same extent as the Company and (ii) grants of Options and other rights pursuant to the Stock Option Plan and issuances of Common Stock pursuant to the exercise of currently outstanding employee options and (y) in the case of the holders, with respect to bona fide gifts of shares of Common Stock or securities convertible into or exchangeable for Common Stock provided that the donee agrees in writing to be bound by the foregoing provisions. See ' -- Registration Rights and Certain Lock-up Arrangements.'

     The Lead Representative may from time to time in its sole discretion release some or all of the stockholders who have executed such a lock-up agreement from the restrictions thereof. The determination whether to grant such a release will be made by the Lead Representative on a case-by-case basis, based on such considerations as the Lead Representative may deem relevant, including but not limited to market conditions and public demand for additional securities of the Company. In connection with any such release, the Lead Representative may negotiate with any such stockholder for the purchase (for the Lead Representative's own account or the account of others) of the securities held by such stockholder at prices which may or may not relate to the then current market price of the Common Stock. Although as of the date of this Prospectus, no definitive agreement has been reached between the Lead Representative and any stockholder regarding the release of any such lock-up agreement, the Lead Representative has indicated to the Company and certain representatives of the holders (the 'Holders') of the shares of Common Stock into which the Series B Preferred Stock was converted and the Series B Warrants that it would be willing to release, following consummation of the Underwritten Offering, some or all of the Common Stock held or beneficially owned by such Holders from the provisions of the lock-up agreements entered into by such Holders prior to the expiration of the Lock-up Period in the event that: (i) the financial performance of the Company following the Underwritten Offering is satisfactory to the Lead Representative, in its sole discretion; and (ii) the Lead Representative determines, in its sole discretion, that the level of investor interest in the Common Stock is sufficient so as to permit the sale of shares of Common Stock released from the provisions of such lock-up agreements on terms that the Lead Representative determines would not adversely affect the prevailing market price of the Common Stock at the time of any such sale. Although no agreement (oral or written) exists between the Lead Representative and such Holders for the sale of any Common Stock upon release of shares from the provisions of such lock-up agreements by or through the Lead Representative, in the event that the Lead Representative were to act as placement agent in respect of any such sale of Common Stock on behalf of such Holders, such services would be provided on customary terms and conditions with a standard commission. As of the date of this Prospectus, there is no agreement (oral or written) with any of such Holders as to the specific date that any release of shares from the provisions of such lock-up arrangements would be granted or as to the number of shares subject to such lock-up arrangements that would be so released.

     The Company currently expects to file a registration statement under the Securities Act to register shares reserved for issuance under the Stock Option Plan. Shares issued pursuant to the Stock Option Plan or upon exercise of outstanding Options after the effective date of such registration statement, other than shares held by affiliates of the Company (which are subject to the resale restrictions of Rule 144), generally will be tradeable without restriction under the Securities Act, subject to the lock-up provisions described above.

REGISTRATION RIGHTS AND CERTAIN LOCK-UP ARRANGEMENTS

     The following summaries are qualified in their entirety by the full text of the various registration rights ageements and other registration rights provisions filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     There are ten sources of registration rights applicable to the Company as of the date of this Prospectus: (1) the registration rights granted to the holders of Alliance common stock (the 'Reg D Investors') pursuant to the Placement Memorandum dated February, 1995 (the 'Placement Memorandum'); (2) the registration rights granted to Mr. Glenn Golenberg, Mr. Marshall Geller, Whale and Millennium pursuant to an aggrement dated February 7, 1995 among the Company, Whale and Golenberg and Geller, Inc., and a letter dated March 21, 1995 from Whale to the Company (the 'Finder's Fee Agreements') in connection with certain finder's fees related to the Company's acquisition of Alliance; (3) the registration rights granted to Mr. Golenberg and Mr. Geller pursuant to two agreements (the 'Golenberg/Geller Agreements') dated May 19, 1995 between the Company and Mr. Golenberg and the Company and Mr. Geller, respectively; (4) the registration rights attached to the 62,500 shares issued to Mighty Net, Inc. (previously named Membership Development, Inc.) ('MNI') by the Company pursuant to a Settlement and Release Agreement dated June 17, 1994 between the Company, Sheldon Kasower ('Kasower') and MNI; (5) the registration rights granted to the holders of the Series B Preferred Stock; (6) the registration rights granted to the holders of the Series C Preferred Stock; (7) the registration rights attached to the warrants issued by the Company pursuant to various warrant certificates; (8) the registration rights granted to Mr. Stephen Dunn pursuant to the Stock Purchase Agreement (the 'Stock Purchase Agreement') dated January 31, 1995 between Mr. Dunn and Alliance; (9) the registration rights granted to Mr. Barbera, Mr. Budlow and Ms. Sautkulis pursuant to the Registration Rights Agreement (the 'Registration Agreement') dated as of October 9, 1996 between the Company, Mr. Barbera, Mr. Budlow and Ms. Sautkulis; and (10) the registration rights attached to the Representatives' Warrants.

     Reg D Investors. Subject to certain conditions and limitations, in connection with the issuance of 563,750 shares of Common Stock pursuant to the Placement Memorandum (the 'Reg D Registrable Securities'), the holders of an aggregate of at least two-thirds of the Reg D Registrable Securities have the right to require one time that the Company use its best efforts to effect a registration of all the Reg D Registrable Securities. This demand registration right may not be exercised before the date which is the earlier of (i) nine months from the date of the closing of the 'Offering' (as defined in the Placement Memorandum) and (ii) six months after a 'Qualified Public Offering' (as defined in the Placement Memorandum).

     Subject to certain conditions and limitations, the Reg D Investors also have piggyback registration rights pursuant to which the Company must notify the Reg D Investors of the Company's intention to register any Common Stock for its own account and include in such registration all Reg D Registrable Securities requested by the Reg D Investors to be so included.


     Certain of the Reg D Registrable Securities of the Reg D Investors who are also Delayed Selling Stockholders (an aggregate of 78,556 shares of Common Stock) are being registered under the Securities Act by the Registration Statement of which this Prospectus forms a part for resale on a delayed basis pursuant to Rule 415 under the Securities Act. See 'The Delayed Offering.'



     Certain of the Reg D Registrable Securities of the Reg D Investors who are also Selling Stockholders (an aggregate of 183,881 shares of Common Stock) are being registered under the Securities Act by the Registration Statement of which this Prospectus forms a part for resale as part of the Underwritten Offering. See 'Principal and Selling Stockholders.'


     Reg D Investors who are also Selling Stockholders have agreed, except as set forth in the next sentence, to irrevocably waive any and all of their piggyback and demand registration rights and not to sell any shares of Common Stock or certain related securities except: (i) pursuant to the Underwritten Offering or the exercise of the Underwriters' over-allotment options; (ii) in accordance with all of the applicable provisions of Rule 144 under the
Securities  Act;  or  (iii)  in   transactions  exempt  from  the   registration
requirements  of  the Securities  Act. Such  agreements  terminate if  the final
Prospectus relating to the Underwritten Offering is not filed with the Commission by March 31, 1997 pursuant to Rule 424(b) under the Securities Act.

     All of the Reg D Investors (other than the Reg D Investors who are Delayed Selling Stockholders or the Selling Stockholders described in the preceding paragraph), including the Reg D Investors who are also Over-Allotment Selling Stockholders, have agreed not to exercise their demand or piggyback registration rights and not to make sales of Common Stock or certain related securities during the Lock-Up Period with respect to any Reg D Registrable Securities held by them that are not sold pursuant to the Underwritten Offering or the exercise of the Underwriters' over-allotment options. As consideration for these lock-ups, upon consummation of the Underwritten Offering, the Company will issue to the Reg D Investors agreeing thereto (other than to such Reg D Investors who are Selling Stockholders), Lock-Up Warrants exercisable for one share of Common Stock for each two shares of Common Stock that are subject to such lock-ups (such Lock-Up Warrants to be exercisable for an aggregate of up to 77,142, shares of Common Stock). Such Lock-Up Warrants will be exercisable for a period of two years from the date of the Closing at an exercise price equal to the initial price to public of the Common Stock in the Underwritten Offering (except that, in the case of Lock-Up Warrants exercisable for up to 9,386 shares of Common Stock issued to two stockholders, the exercise price with respect to such Lock-Up Warrants will be $1.00 above such initial price to public). Reg D Investors who are Selling Stockholders are not entitled to any Lock-Up Warrants.


     Recipients of Finder's Fee. Subject to certain conditions and limitations and pursuant to the Finder's Fee Agreements, Whale, Millennium, Mr. Golenberg and Mr. Geller have piggyback registration rights with respect to an aggregate of 37,500 shares of Common Stock owned outright and an aggregate of 25,000 shares of Common Stock issuable upon the exercise of warrants (the 'Finder's Fee Warrants').

     Whale and Millennium have agreed, except as set forth in the next sentence, to irrevocably waive any and all of their piggyback registration rights and not to sell any shares of Common Stock or certain related securities except: (i) pursuant to the Underwritten Offering or the exercise of the Underwriters' over-allotment options; (ii) in accordance with all of the applicable provisions of Rule 144 under the Securities Act; or (iii) in transactions exempt from the registration requirements of the Securities Act. Such agreements terminate if the final Prospectus relating to the Underwritten Offering is not filed with the Commission by March 31, 1997 pursuant to Rule 424(b) under the Securities Act.


     Mr. Golenberg and Mr. Geller have agreed not to exercise their piggyback registration rights and not to make sales of Common Stock or certain related securities during the Lock-Up Period. As consideration for these lock-ups, upon consummation of the Underwritten Offering, the Company will issue to each of Mr. Golenberg and Mr. Geller Lock-Up Warrants exercisable for one share of Common Stock for each two shares of Common Stock that are subject to such lock-ups (such Lock-Up Warrants to be exercisable for an aggregate of 15,626 shares of Common Stock). Such Lock-Up Warrants will be exercisable for a period of three years from the date of the Closing at an exercise price equal to the initial price to public of the Common Stock in the Underwritten Offering.


     Golenberg and Geller. Subject to certain conditions and limitations and pursuant to the Golenberg/Geller Agreements, the Company agreed to include an aggregate of 56,250 shares of Common Stock held by Mr. Golenberg and Mr. Geller outright or issuable upon the exercise of warrants (the 'Golenberg/Geller Warrants') in a registration statement to be filed on or before December 1, 1995.


     Mr. Golenberg and Mr. Geller have agreed not to exercise their registration rights and not to make sales of Common Stock or certain related securities during the Lock-Up Period. As consideration for these lock-ups, upon consummation of the Underwritten Offering, the Company will issue to each of Mr. Golenberg and Mr. Geller Lock-Up Warrants exercisable for one share of Common Stock for each two shares of Common Stock that are subject to such lock-ups (such Lock-Up Warrants to be exercisable for an aggregate of 28,125 shares of Common Stock). Such Lock-Up Warrants will be exercisable for a period of three years from the date of the Closing at an exercise price equal to the initial price to public of the Common Stock in the Underwritten Offering.


     Kasower and MNI. Pursuant to a Settlement and Release Agreement dated June 17, 1994 between the Company, Kasower and MNI, the Company agreed to file a registration statement with respect to 62,500 shares of Common Stock delivered to MNI in connection with such settlement and release not later than sixty (60) days after the filing of the Company's Form 10-K for the fiscal year ended June 30, 1994.

     Pursuant to such obligations, the Company filed a registration statement on Form S-3 on June 17, 1995 and Amendment No. 1 thereto on July 25, 1996 (as amended, the 'S-3') with respect to which the Company has submitted a letter to the Commission requesting withdrawal. See ' -- S-3.' Kasower and MNI have agreed to the Company's withdrawal of the S-3 and MNI has included all remaining 52,500 shares of Common Stock issued to it in connection with such Settlement and Release Agreement in the Delayed Offering. See 'The Delayed Offering.'

     Holders of Series B Preferred Stock. Pursuant to an agreement dated June 7, 1996 with the holders of the Series B Preferred Stock, the Company agreed to file on or before October 5, 1996 (120 days after the date of such agreement) a registration statement on Form S-3 or Form S-1 for the public resale of all of the shares of Common Stock issuable on conversion of the Series B Preferred Stock and all of the shares of Common Stock issuable upon exercise of the Series B Warrants. Subject to certain conditions and limitations, the Company is required to use its best efforts to cause such registration statement to become effective not later than 90 days after the date of filing, and to keep such registration statement effective for two years, in the case of Common Stock issued upon conversion of the Series B Preferred Stock, and for three years, in the case of Common Stock issued upon exercise of the Series B Warrants.

     In connection with the Recapitalization, (i) all 6,200 outstanding shares of the Series B Preferred Stock were converted without the payment of additional consideration into 2,480,000 shares of Common Stock and (ii) all accrued interest on the Series B Preferred Stock ($101,918 in the aggregate) was converted into 81,534 shares of Common Stock. Holders of the shares of Common Stock into which the Series B Preferred Stock was converted and the Series B Warrants have agreed not to exercise their registration rights and agreed not to make sales of Common Stock or Series B Warrants during the Lock-Up Period, except as part of the Underwritten Offering. See 'Principal and Selling Stockholders' and 'Certain Transactions.'

     Holders of Series C Preferred Stock. Pursuant to an agreement dated September 10, 1996, but effective as of June 7, 1996, with the holders of the Series C Preferred Stock, the Company agreed to file a registration statement on Form S-3 or Form S-1 for the public resale of all of the shares of Common Stock issuable on conversion of the Series C Preferred Stock and all of the shares of Common Stock issuable upon exercise of the Series C Warrants. Subject to certain conditions and limitations, the Company is required to use its best efforts to cause such registration statement to become effective not later than 90 days after the date of filing, and to keep such registration statement effective for two years, in the case of Common Stock issued upon conversion of the Series C Preferred Stock, and for three years, in the case of Common Stock issued upon exercise of the Series C Warrants.

     In connection with the Recapitalization, (i) all 2,000 outstanding shares of the Series C Preferred Stock were repurchased by the Company for $1.0 million aggregate principal amount of promissory notes; (ii) warrants issued to holders of Series C Preferred Stock, exercisable for 3,000,000 shares of Common Stock, were exchanged for an aggregate of 600,000 shares of Common Stock; and (iii) all accrued interest on the Series C Preferred Stock ($43,836 in the aggregate) was converted into 7,306 shares of Common Stock. Holders of the shares of Common Stock for which the Series C Warrants were exchanged have agreed to waive their registration right and not to make sales of Common Stock during the Lock-Up Period.

     Warrants. In addition to the Finder's Fee Warrants, the Golenberg/Geller Warrants, the Series B Warrants and the Series C Warrants, the Company has issued warrants containing registration rights (the 'Other Warrants'), as more fully described below, exercisable for an aggregate of 40,577 shares of Common Stock to various persons (the 'Warrant Holders'). The Other Warrants (and the related registration rights) expire on various dates ranging from January 8, 1999 to July 15, 2000. Pursuant to such Other Warrants, the Company must provide each Warrant Holder with at least forty-five (45) days prior written notice of any registration of any securities of the Company. Subject to certain conditions and limitations, all such Warrant Holders have the right to require the Company to include such number of shares of Common Stock underlying the Other Warrants held by them in any registered offering of Common Stock by the Company.

     Such Warrant Holders have agreed not to exercise their piggyback registration rights and agreed not to make sales of Common Stock or certain related securities during the Lock-Up Period. As consideration for the foregoing lock-ups, upon consummation of the Underwritten Offering, the

Company will issue to such Warrant Holders, Lock-Up Warrants exercisable for one share of Common Stock for each two shares of Common Stock issuable upon exercise of the Other Warrants held by such Warrant Holders that are subject to such lock-ups (such Lock-Up Warrants to be exercisable for an aggregate of 16,068 shares of Common Stock). The Lock-Up Warrants will be exercisable for a period of two years from the date of the Closing at an exercise price equal to the initial price to public of the Common Stock in the Underwritten Offering.


     In addition, pursuant to an option agreement dated October 1, 1995 between the Company and the three individuals named therein, the Company agreed to file with the Commission, on or before December 1, 1995, a shelf registration statement with regard to 30,000 shares of Common Stock issuable to such persons upon exercise of warrants granted to them in such option agreement. Subject to certain conditions and limitations, the Company agreed to use its best efforts to have such registration statement declared effective as soon as possible after the filing thereof and to keep the shelf registration statement continuously effective thorough December 31, 1996. In addition, in connection with the extension of such option agreement in April 1996, the Company issued to such three individuals warrants exercisable for 22,500 shares of Common Stock in the aggregate, together with piggyback registration rights having terms and conditions similar to those given to the Warrant Holders.


     Each of such persons has agreed not to exercise his registration rights and not to make sales of Common Stock or certain related securities during the Lock-Up Period. As consideration for each of the foregoing lock-ups, the Company will issue, upon consummation of the Underwritten Offering, to each of such persons, Lock-Up Warrants exercisable for one share of Common Stock for each two shares of Common Stock issuable upon exercise of the warrants granted to such person under the option agreement that are subject to such lock-ups (such Lock-Up Warrants to be exercisable for an aggregate of 26,250 shares of Common Stock). The Lock-Up Warrants will be exercisable for a period of two years from the date of the Closing at an exercise price equal to the initial price to public of the Common Stock in the Underwritten Offering.


     Stephen Dunn. Pursuant to a Stock Purchase Agreement dated January 31, 1995, the Company may satisfy up to one-half of any contingent payment due in respect of the purchase price for SD&A with restricted Common Stock. With respect to any such Common Stock issued to Mr. Dunn in satisfaction of any such contingent payment, Mr. Dunn has the right to make two demands, commencing in September 1997, that the Company prepare, file and cause to become effective a registration statement as to such number of shares of Common Stock so issued to Mr. Dunn as he may request to be included therein in a notice to the Company.

     Mr. Dunn has agreed not to exercise such registration rights and agreed not to make sales of Common Stock or certain related securities during the Lock-Up Period.

     Metro. In connection with the Company's acquisition of Metro, the Company issued 1,814,000 shares of Common Stock to the former shareholders of Metro. Pursuant to a Registration Rights Agreement dated as of October 9, 1996, subject to certain conditions and limitations contained therein, commencing nine months after the consummation of an underwritten public offering by the Company of its securities (or, if such an underwritten public offering has not been consummated by March 31, 1997, commencing December 31, 1997), such former shareholders or any permitted transferee or assignee thereof have piggyback registration rights with respect to the Common Stock so issued to them in the event the Company files a registration statement on any form that would permit the registration of their Common Stock (other than on Form S-4 or S-8 or in connection with an exchange offer or an offering of securities solely to the Company's existing stockholders). The Company is required to give such former shareholders or any permitted transferee or assignee thereof at least 40 days' prior written notice of the filing of any such registration statement. In addition, in the event that such a registration statement is not filed within nine months of the consummation of an underwritten public offering by the Company of its securities (or, if such an underwritten public offering has not been consummated by March 31, 1997, prior to December 31, 1997), such former shareholders or any permitted transferee or assignee thereof have the right to demand one time that the Company file a registration statement with respect to the Common Stock so issued to them and use its best efforts to have such registration statement declared effective.

     The former shareholders of Metro have agreed not to exercise their demand registration rights and their piggyback registration rights and agreed not to make sales of Common Stock or certain related securities during the Lock-Up Period.

     Representatives' Warrants. Upon the completion of the Underwritten Offering, the Company will sell to the Representatives, individually and not as representatives of the Underwriters, the Representatives' Warrants for consideration of one mil ($.001) per Representatives' Warrant, exercisable for 210,000 shares of Common Stock in the aggregate. Each Representatives' Warrant shall (i) entitle the holder thereof to purchase one share of Common Stock at an exercise price equal to 120% of the initial price to public per share of the Common Stock offered by the Company hereby; (ii) be exercisable for a period of four years commencing one year after the date of this Prospectus; and (iii) contain appropriate anti-dilution provisions. Such anti-dilution provisions include protection against dilution in both price and percentage of the Company (to the extent permitted by the rules and regulations of the NASD) upon (a) any issuance of Common Stock, warrants or other securities convertible into Common Stock at a price below the then market value of the Common Stock during a period of five years from the date of this Prospectus; (b) any issuance of Common Stock, warrants or other securities convertible into Common Stock as a dividend; or (c) a subdivision or combination of the outstanding Common Stock, warrants or other securities convertible into Common Stock as the result of a merger, consolidation, spin-off or otherwise.

     During the four-year period commencing one year from the date of this Prospectus, the Company is required to use its best efforts to assist the holders of the Representatives' Warrants and the underlying securities in publicly selling such Representatives' Warrants and the underlying securities, when and if requested by the holders of a majority thereof. These best efforts include the preparation and filing of one or more registration statements during such four-year period at the demand of the holders of not less than a majority of the Representatives' Warrants or underlying securities (treated as one class), and the maintenance of the effectiveness thereof for at least six months, the first of which such filings is at the Company's sole cost and expense, including, without limitation, blue sky fees and expenses and the fees and expenses (not to exceed $15,000) of one counsel to the holders of the Representatives' Warrants or underlying securities, but not including any underwriting or selling commissions, discounts or other charges of any broker-dealer acting on behalf of such holders. In addition, for the period from the first through the seventh anniversary of the date of this Prospectus, the Company is required to notify all holders of the Representatives' Warrants and underlying securities of the Company's intention to undertake another public offering of the Company's securities (whether by the Company or by any security holder of the Company). If requested by any holder of Representatives' Warrants, the Company is required to include in such public offering any Representatives' Warrants and underlying securities of such requesting holder at the Company's sole cost and expense (other than (i) fees and disbursements of counsel for any holder of Representatives' Warrants and (ii) any applicable underwriting discounts or commissions, but including, without limitation, blue sky fees and expenses) and maintain the effectiveness of any registration statement relating to such public offering for at least six months after the date such registration statement is declared effective. The Representatives' Warrants will not be transferable, saleable, assignable or hypothecatable except that they may be assigned in whole or in part to any officer, director or principal of, or successor to, either of the Representatives.

     S-3. In addition to Kasower and MNI, all of the other persons referred to in the S-3 as 'Selling Stockholders' have agreed to the Company's withdrawal of the S-3.

     Other Lock-Up Arrangements. The Company and its Directors and executive officers have agreed not to make sales of Common Stock or certain related securities during the Lock-Up Period.


     New Warrants. All of the Lock-Up Warrants to be issued by the Company upon consummation of the Underwritten Offering as consideration for certain of the lock-up arrangements described above, exercisable for an aggregate of up to 160,414 shares of Common Stock, depending on the extent to which the Underwriters' over-allotment options are exercised, will grant to the holders thereof the same registration rights as the underlying securities subject to the lock-up arrangement in respect of which such Lock-Up Warrants are being issued.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom Cruttenden Roth Incorporated and LT Lawrence & Co., Inc. are acting as the Representatives, have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and the Selling Stockholders have severally agreed to sell to the Underwriters, the aggregate respective number of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                                     NUMBER
                                  UNDERWRITERS                                      OF SHARES
---------------------------------------------------------------------------------   ---------

Cruttenden Roth Incorporated ....................................................
LT Lawrence & Co., Inc. .........................................................







                                                                                    ---------
          Total..................................................................   2,100,000
                                                                                    ---------
                                                                                    ---------

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all the shares of Common Stock if any are purchased.

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the price to public set forth on the cover page of this Prospectus and to certain
securities dealers at such price less a concession not in excess of $.       per
share.  The Underwriters  may allow,  and such  selected dealers  may reallow, a
concession not in excess of $.       per  share to certain brokers and  dealers.
After the Underwritten Offering, the price to public, concession, allowance and reallowance may be changed by the Lead Representative.

     The Company, the Selling Stockholders and the Over-Allotment Selling Stockholders have granted to the Underwriters options to purchase up to 315,000 additional shares of Common Stock solely to cover over-allotments, if any. The options are exercisable within 45 days from the date of this Prospectus at the initial price to public, less the underwriting discount set forth on the cover page of this Prospectus. To the extent the Underwriters exercise the options, the Underwriters will be committed, subject to certain conditions, to purchase the additional shares. The Company has agreed with the Selling Stockholders and the Over-Allotment Selling Stockholders that the first 124,173 shares as to which the Underwriters' over-allotment options are exercised will be sold by such Selling Stockholders and Over-Allotment Selling Stockholders on a pro rata basis based on the relative amounts subject to sale by such persons as set forth under 'Principal and Selling Stockholders,' and any of the remaining 190,827 shares as to which the Underwriters' over-allotment options are exercised will be sold by the Company.

     See 'Shares Eligible for Future Sale' for a description of certain lock-up agreements.

     The Underwriting Agreement provides that the Company, the Selling Stockholders and the Over-Allotment Selling Stockholders will indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act, or contribute to payments the Underwriters and their controlling persons may be required to make in respect thereof.

     The Company has paid the Other Representative $50,000 on account of the Underwriters' expenses in connection with the Underwritten Offering to be applied to a non-accountable expense allowance equal to 3% of the aggregate offering price of the shares of Common Stock to be sold in the Underwritten Offering.

     The Company has agreed to issue to the Representatives, for total consideration of one mill ($.001), the Representatives' Warrants. The Representatives' Warrants have an exercise price equal to 120% of the initial price to public in the Underwritten Offering, are exercisable for a period of four years commencing one year from the date of this Prospectus, and are not transferable except to officers, directors or principals of, or successors to, either of the Representatives. The Representatives' Warrants include net exercise provisions permitting the holders to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the Representatives' Warrants. The holders of the Representatives' Warrants will have no voting, dividend or other stockholders rights until the Representatives' Warrants are exercised. In addition, the Company has granted certain rights to holders of the Representatives' Warrants to register the Representatives' Warrants and the Common Stock underlying the Representatives' Warrants. The Representatives may allow to certain dealers, and such dealers may reallow, a portion of the Representatives' Warrants.

     In the ordinary course of its investment banking activities, the Lead Representative was paid by the Company (i) $25,000 (in two equal installments of $12,500 each in November 1995 and January 1996) for services rendered in connection with a proposed private placement of debt securities of the Company, which was never consummated, and (ii) $33,750 in July 1996 in connection with rendering a fairness opinion relating to the sale by the Company of the Series B Preferred Stock and Series C Preferred Stock and related transactions (see 'Description of Capital Stock -- Preferred Stock').

     LT Lawrence & Co., Inc. was organized in February 1992 and was registered as a broker-dealer in 1994. Prior to this Offering, LT Lawrence & Co., Inc. has participated as a sole or co-manager in four public offerings. See 'Risk Factors -- Lack of Underwriting History.'

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

                               VALIDITY OF SHARES

     The validity of the securities offered hereby is being passed upon for the Company by Lionel, Sawyer & Collins, Las Vegas, Nevada and for the underwriters by Gordon & Silver Ltd., Las Vegas, Nevada. Certain other legal matters in connection with the Underwritten Offering will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York and for the Underwriters by Rubin Baum Levin Constant & Friedman, New York, New York.

                                    EXPERTS

     The Company's consolidated balance sheet as of June 30, 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. The balance sheet of SD&A as of December 31, 1994 and the statements of income, shareholder's equity and cash flows for the year ended December 31, 1994 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. Metro's balance sheet as of December 31, 1995 and the statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1995 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission, Washington, D.C. 20549 a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the securities offered hereby and to the Company, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in the Prospectus concerning the provisions of any document to which reference is made are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission in Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission.

     The Company is subject to the informational reporting requirements of the Exchange Act, and accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1025, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission, located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60621 and 7 World Trade Center, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. In addition, the Commission maintains a website that contains reports, proxy statements and other information filed with the Commission. The address of such site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF ALL-COMM MEDIA CORPORATION
     Condensed Consolidated Balance Sheets
       June 30, 1996 (unaudited) and September 30, 1996 (unaudited)........................................    F-2
     Condensed Consolidated Statements of Operations
       Three Months Ended September 30, 1995 (unaudited) and 1996 (unaudited)..............................    F-3
     Condensed Consolidated Statements of Cash Flows
       Three Months Ended September 30, 1995 (unaudited) and 1996 (unaudited)..............................    F-4
     Notes to Interim Condensed Consolidated Financial Statements (unaudited)..............................    F-6
ANNUAL FINANCIAL STATEMENTS OF ALL-COMM MEDIA CORPORATION
     Report of Independent Accountants.....................................................................    F-9
     Consolidated Balance Sheet
       June 30, 1996.......................................................................................   F-10
     Consolidated Statements of Operations
       Years Ended June 30, 1995 and 1996..................................................................   F-11
     Consolidated Statements of Stockholders' Equity
       Years Ended June 30, 1995 and 1996..................................................................   F-12
     Consolidated Statements of Cash Flows
       Years Ended June 30, 1995 and 1996..................................................................   F-13
     Notes to Consolidated Financial Statements............................................................   F-15

FINANCIAL STATEMENTS OF METRO SERVICES GROUP, INC.
     Report of Independent Accountants.....................................................................   F-28
     Balance Sheets
       December 31, 1995 and September 30, 1996 (unaudited)................................................   F-29
     Statements of Operations
       Years Ended December 31, 1994 and 1995 and Nine Months Ended September 30, 1995 (unaudited) and 1996
      (unaudited)..........................................................................................   F-30
     Statements of Shareholders' Equity (Deficit)
       Years Ended December 31, 1994 and 1995 and Nine Months Ended September 30, 1996 (unaudited).........   F-31
     Statements of Cash Flows
       Years Ended December 31, 1994 and 1995 and Nine Months Ended September 30, 1995 (unaudited) and 1996
      (unaudited)..........................................................................................   F-32
     Notes to Financial Statements.........................................................................   F-33

SELECTED FINANCIAL STATEMENTS OF STEPHEN DUNN & ASSOCIATES, INC.
  Audited
     Report of Independent Accountants.....................................................................   F-37
     Balance Sheet
       December 31, 1994...................................................................................   F-38
     Statement of Income
       Year Ended December 31, 1994........................................................................   F-39
     Statement of Shareholder's Equity
       Year Ended December 31, 1994........................................................................   F-40
     Statement of Cash Flows
       Year Ended December 31, 1994........................................................................   F-41
     Notes to Financial Statements.........................................................................   F-42
  Unaudited
     Balance Sheet
       March 31, 1995......................................................................................   F-46
     Statement of Operations
       Three Months Ended March 31, 1995...................................................................   F-47
     Statement of Shareholder's Equity
       Three Months Ended March 31, 1995...................................................................   F-48
     Statement of Cash Flows
       Three Months Ended March 31, 1995...................................................................   F-49
     Notes to Interim Financial Statements.................................................................   F-50

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                   AS OF JUNE 30, 1996 AND SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                                                       JUNE 30,      SEPTEMBER 30,
                                                                                         1996            1996
                                                                                      -----------    -------------

                                      ASSETS
Current assets:
     Cash and cash equivalents.....................................................   $ 1,393,044     $ 1,180,129
     Accounts receivable, net of allowance for doubtful accounts of $34,906 at June
      30 and $6,000 at September 30................................................     2,681,748       1,864,425
     Land held for sale at cost....................................................       921,465
     Other current assets..........................................................       107,658         560,968
                                                                                      -----------    -------------
          Total current assets.....................................................     5,103,915       3,605,522
Property and equipment at cost, net................................................       299,045         494,031
Intangible assets at cost, net.....................................................     7,851,060       7,755,414
Other assets.......................................................................        47,046          35,846
                                                                                      -----------    -------------
          Total assets.............................................................   $13,301,066     $11,890,813
                                                                                      -----------    -------------
                                                                                      -----------    -------------

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term borrowings.........................................................   $   500,000     $   102,224
     Trade accounts payable........................................................       470,706         317,228
     Accrued salaries and wages....................................................       706,039         420,773
     Other accrued expenses........................................................       758,112         485,404
     Income taxes payable..........................................................        10,000
     Long-term obligations to related party, current portion.......................       583,333         700,000
     Related party payable.........................................................       425,000
                                                                                      -----------    -------------
          Total current liabilities................................................     3,453,190       2,025,629
Long-term obligations to related party less current portion........................     1,516,667       1,341,667
Other liabilities..................................................................        80,315         111,105
                                                                                      -----------    -------------
          Total liabilities........................................................     5,050,172       3,478,401
                                                                                      -----------    -------------
Commitments and contingencies
Redeemable Convertible Preferred Stock, $.01 par value, consisting of: 6,200 shares of Series B Convertible Preferred Stock issued and outstanding; 2,000 shares of
  Series C Convertible Preferred Stock issued and outstanding......................     1,306,358       1,667,434
                                                                                      -----------    -------------
Stockholders' equity:
     Convertible Preferred Stock, $.01 par value; 50,000 Shares authorized; 8,200
      redeemable shares issued and outstanding.....................................            --              --
     Common stock -- authorized 6,250,000 shares of $.01 par value at June 30,
      1996, increased in August 1996 to 36,250,000; 3,198,534 and 3,303,207 shares
      issued, respectively.........................................................        31,985          33,032
     Additional paid-in capital....................................................    13,173,520      14,967,396
     Accumulated deficit...........................................................    (6,125,500)     (8,119,981)
     Less 11,800 shares of common stock in treasury, at cost.......................      (135,469)       (135,469)
                                                                                      -----------    -------------
          Total stockholders' equity...............................................     6,944,536       6,744,978
                                                                                      -----------    -------------
               Total liabilities and stockholders' equity..........................   $13,301,066     $11,890,813
                                                                                      -----------    -------------
                                                                                      -----------    -------------

       See Notes to Interim Condensed Consolidated Financial Statements.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                                           1995          1996
                                                                                        ----------    -----------

Revenues.............................................................................   $3,926,438    $ 3,932,030
                                                                                        ----------    -----------
Operating costs and expenses:
     Salaries and benefits...........................................................    3,161,669      4,953,499
     Direct costs....................................................................      129,713        145,230
     Selling, general and administrative.............................................      386,575        544,636
     Professional fees...............................................................      145,428        168,187
     Amortization of intangible assets...............................................       90,226         95,646
                                                                                        ----------    -----------
          Total operating costs and expenses.........................................    3,913,611      5,907,198
                                                                                        ----------    -----------
          Income (loss) from operations..............................................       12,827     (1,975,168)
                                                                                        ----------    -----------
Other income (expense):
     Gain from sale of land..........................................................                      90,021
     Interest income.................................................................        3,244          9,561
     Interest expense................................................................      (98,802)      (114,917)
                                                                                        ----------    -----------
          Total......................................................................      (95,558)       (15,335)
                                                                                        ----------    -----------
Loss before income taxes.............................................................      (82,731)    (1,990,503)
Provision for income taxes...........................................................      (53,295)        (3,978)
                                                                                        ----------    -----------
          Net loss...................................................................   $ (136,026)   $(1,994,481)
                                                                                        ----------    -----------
                                                                                        ----------    -----------
Net loss per common share............................................................   $     (.05)   $      (.62)
                                                                                        ----------    -----------
                                                                                        ----------    -----------

Weighted average common and common equivalent shares outstanding.....................    3,016,028      3,214,884
                                                                                        ----------    -----------
                                                                                        ----------    -----------

       See Notes to Interim Condensed Consolidated Financial Statements.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                                                       1995          1996
                                                                                                    ----------    -----------

Operating activities:
     Net loss....................................................................................   $ (136,026)   $(1,994,481)
     Adjustments to reconcile loss to net cash provided by (used in) operating activities:
          Gain from sale of land.................................................................                     (90,021)
          Depreciation...........................................................................       44,863         38,086
          Amortization...........................................................................       90,226         95,646
          Option issuances to two principal executive officers...................................                   1,650,000
          Warrant issuances to consultants.......................................................                      76,000
          Accrued interest on redeemable convertible preferred stock.............................                      66,500
     Changes in assets and liabilities:
          Accounts receivable....................................................................      208,627        817,323
          Other current assets...................................................................       (9,326)      (128,310)
          Other assets...........................................................................       (4,087)        (6,500)
          Trade accounts payable.................................................................      (28,106)      (153,478)
          Accrued expenses and other current liabilities.........................................      (64,249)      (749,942)
          Income taxes payable...................................................................      (19,838)       (10,000)
                                                                                                    ----------    -----------
          Net cash provided by (used in) operating activities....................................       82,084       (389,177)
                                                                                                    ----------    -----------
Investing activities:
     Net proceeds from sale of land..............................................................                     860,443
     Proceeds from issuances of warrants.........................................................                       5,000
     Purchase of property and equipment..........................................................      (13,696)      (233,072)
     Payments relating to acquisition of Alliance and SD&A.......................................      (40,806)
                                                                                                    ----------    -----------
          Net cash provided by (used in) investing activities....................................      (54,502)       632,371
                                                                                                    ----------    -----------
Financing activities:
     Repayments of bank loans....................................................................      (19,588)      (397,776)
     Repayments of notes payable other...........................................................      (18,000)
     Repayment of acquisition debt...............................................................     (375,000)       (58,333)
                                                                                                    ----------    -----------
          Net cash used in financing activities..................................................     (412,588)      (456,109)
                                                                                                    ----------    -----------
Net decrease in cash and cash equivalents........................................................     (385,006)      (212,915)
     Cash and cash equivalents at beginning of period............................................    1,217,772      1,393,044
                                                                                                    ----------    -----------
Cash and cash equivalents at end of period.......................................................   $  832,766    $ 1,180,129
                                                                                                    ----------    -----------
                                                                                                    ----------    -----------

       See Notes to Interim Condensed Consolidated Financial Statements.

Supplemental Schedule of Non-Cash Investing and Financing Activities:

          In October 1995, in accordance with the acquisition agreement between Alliance Media Corporation and the former owner of SD&A the purchase price was increased by $92,702.

          In September 1996, the Company issued 96,748 shares of common stock, valued at $425,000, as an earn out payment to the former owner of SD&A for achieving certain targeted earnings for the fiscal year ended June 30, 1996.

          In September  1996, the  Company  incurred approximately  $325,000  in
     accrued   professional  fees  related   to  acquisitions  and  registration
     statement preparation which were deferred as of September 30, 1996.

          Accrued and unpaid interest on shares of Redeemable Convertible Preferred Stock during the three months ended September 30, 1996 totaled $66,500 which is payable in common stock.

       See Notes to Interim Condensed Consolidated Financial Statements.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying unaudited Interim Condensed Consolidated Financial Statements include the accounts of All-Comm Media Corporation and Subsidiaries (the 'Company'). They have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending June
30, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 1996. Certain reclassifications have been made in the fiscal 1996 interim financial statements to conform with the fiscal 1997 presentation. Certain amounts have been reclassified to conform with industry standards.

2. NET LOSS PER COMMON SHARE

     Net loss per common share is computed based upon the weighted average number of shares outstanding during the periods presented and common stock equivalents unless antidilutive. Primary and fully diluted loss per share are the same in the periods presented.

3. ACQUISITION OF ALLIANCE MEDIA CORPORATION AND STEPHEN DUNN & ASSOCIATES, INC.

     On April 25, 1995, the Company acquired all of the outstanding common shares of Alliance Media Corporation ('Alliance') which simultaneously acquired Stephen Dunn & Associates, Inc. ('SD&A').

     These acquisitions were accounted for using the purchase method. The operating results of these acquisitions are included in the results of operations from the date of acquisition.

4. LONG-TERM OBLIGATIONS TO RELATED PARTY

     In connection with the acquisition of SD&A on April 25, 1995, Alliance issued promissory notes totaling $4,500,000 to SD&A's current president and former sole shareholder. The notes bore interest at the prime rate, not to exceed 10% or drop below 8%, payable monthly. Principal payments were due quarterly, and originally $1,500,000 was due in quarterly installments during fiscal 1996. During 1996, principal payments of $2,400,000 were made and the long-term obligations were restructured such that the remaining obligations of $2,100,000 are now payable at $58,333 per month, plus interest at 8%, starting September 19, 1996.

5. INCOME TAXES

     In the three month periods ended September 30, 1995 and 1996, the income tax provision totaled $53,000 and $4,000 on losses from operations of $83,000 and $1,991,000, respectively. The provisions resulted from state and local income taxes incurred on taxable income at the operating subsidiary level which could not be offset by losses incurred at the corporate level.


6. GAIN FROM SALE OF LAND

     The Company, through its wholly-owned subsidiary, All-Comm Holdings, Inc., owned approximately seven acres of undeveloped land in Laughlin, Nevada, which had a carrying value of $921,465 as of June 30, 1996. During fiscal 1996, a bond measure was passed by Clark County, Nevada authorities, resulting in a special assessment to fund improvements which would benefit the land. The principal balance assessed to the Company totaled $154,814 plus interest at 6.4% and was payable in semi-annual

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
  NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

installments over twenty years. The principal was capitalized by the Company in fiscal 1996. On August 16, 1996, the land was sold to, and liability assumed by, an unaffiliated third party, by auction, for $952,000 in cash, resulting in a net gain after commissions and other selling costs of approximately $90,000.

7. STOCK OPTIONS


     On September 26, 1996, the Board of Directors approved the increase in the number of shares available under the 1991 Stock Option Plan by 600,000 shares, to 1,450,000, and granted options exercisable for 300,000 shares of common stock, par value $.01 per share (the 'Common Stock') to each of the Company's Chief Executive Officer and Chief Operating Officer. Options exercisable for the first 150,000 shares were granted to each such officer at an exercise price of $2.50 per share, and the remaining 150,000 each were granted at an exercise price of $3.00 per share. The options vest and are exercisable immediately and expire on July 1, 2001. In connection with the grant of these options, the Company incurred a non-recurring, non-cash charge of $1,650,000 to compensation expense. (See Note 9).


8. SUBSEQUENT EVENTS

     Effective as of October 1, 1996, the Company acquired Metro Services Group, Inc. ('Metro') pursuant to a merger agreement. In exchange for all of the then outstanding shares of Metro, the Company issued 1,814,000 shares of its Common Stock valued at $7,256,000 and promissory notes (the 'Notes') totaling $1,000,000. The Notes shall be due and payable, together with interest thereon at the rate of 6% per annum, on June 30, 1998, subject to earlier repayment, at the option of the holder, upon completion by the Company of a public offering of its equity securities. The Notes are convertible on or before maturity, at the option of the holder, into shares of Common Stock at an exchange rate of $5.38 per share. Metro develops and markets information-based services, used primarily in direct marketing by a variety of commercial and not-for-profit organizations, principally in the United States.

     On October 17, 1996, the Company filed a Form SB-2 registration statement (the 'Registration Statement') with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering (the 'Underwritten Offering') of 2,100,000 shares of Common Stock, of which 1,750,000 shares are being offered by the Company and 350,000 are being offered by certain stockholders of the Company. It also relates to the sale of 1,381,056 shares (the 'Delayed Shares') of Common Stock by certain selling stockholders on a delayed basis pursuant to Rule 415 of the Securities Act of 1933, as amended, none of whom are members of, or affiliated with, the Board or management. Of such Delayed Shares, 1,291,588 shares will be subject to 'lock up' provisions that prohibit resale of such shares for a period of nine months from the date of consummation of the Underwriten Offering.


     In connection with the Company's filing on Form SB-2, the Convertible Preferred Stock in the accompanying financial statements has been reclassified in accordance with the Securities and Exchange Commission's requirements. Accordingly, the Redeemable Convertible Preferred Stock is no longer presented as part of stockholders' equity and its initial carrying value is being increased to its redemption value by periodic accretions against paid in capital. (See Note 9).


     The Company and certain of its securityholders have agreed, on December 23, 1996, to effect a recapitalization of the Company's capital stock, whereby: (i) the Company's Series B Convertible Preferred Stock, par value $.01 per share (the 'Series B Preferred Stock'), will be converted, in accordance with its terms without the payment of additional consideration, into 2,480,000 shares of Common Stock; (ii) the Company's Series C Convertible Preferred Stock, par value $.01 per share (the 'Series C Preferred Stock'), will be repurchased for promissory notes in an aggregate principal amount of $1.0 million, which promissory notes will bear interest at a rate of 8% per annum and will be repayable on demand at any time from and after the date of the consummation of an underwritten

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
  NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

public offering by the Company of Common Stock, but in any event such notes will mature June 7, 1998; (iii) all accrued interest on the Series B Preferred Stock and the Series C Preferred Stock will be converted into 88,840 shares of Common Stock (assuming conversion on December 23, 1996); (iv) warrants related to the Series C Preferred Stock, currently exercisable for 3,000,000 shares of Common Stock, will be exchanged for 600,000 shares of Common Stock; (v) agreements with certain of the Company's securityholders to issue, upon consummation of the Underwritten Offering, warrants exercisable for 1,038,503 shares of Common Stock in consideration for such securityholders' agreement to certain lock-up arrangements will be rescinded at no cost to the Company; and (vi) options held by two of the Company's principal executive officers to purchase 300,000 shares of common stock will be cancelled at no cost to the Company. Upon conversion of the Series B Preferred Stock and accumulated interest thereon into Common Stock on December 23, 1996, the Company incurred a non-cash, non-recurring dividend for the difference between the conversion price and the market price of the Common Stock estimated to be $8.5 million. This dividend will not impact net income (loss), but will impact net income (loss) attributable to common stockholders in the calculation of earnings per share.

     In connection with the Underwritten Offering, the Company will incur a non-recurring non-cash charge estimated to be $75,000 in the fiscal quarter in which the Underwritten Offering is consummated, as a result of the issuance by the Company of warrants exercisable for an aggregate of up to 160,414 shares of Common Stock to certain stockholders of the Company as consideration for the agreement of such stockholders to certain lock-up arrangements.


9. RESTATEMENTS FOR CORRECTIONS OF ERRORS



     The accompanying financial statements for the three months ended September 30, 1996 have been restated for corrections of two errors.



     As originally filed, the financial statements for the three months ended September 30, 1996 did not include compensation expense for the stock options granted to officers (as discussed in Note 7) as the Company intended the options to be granted in May 1996 when the market price of the stock was $2.50. The net loss attributable to common stockholders was originally reported at $344,481 and related net loss per share was $(0.11).



     Subsequently, the Company has determined that the grant of these options was not effective until ratification by the Board on September 26, 1996 when the market price was $5.50. Accordingly, the Company has amended the financial statements for the three months ended September 30, 1996 to record a non-recurring, non-cash charge of $1,650,000 for compensation expense in connection with the grant of these options which has increased the net loss to $1,994,481 and net loss per share to $(0.62).



     Additionally, as originally filed, the Company reported its Convertible Preferred Stock as equity. The Preferred Stock contains two provisions for mandatory redemption which the Company had considered remote and not within the control of the holders. Subsequently, in accordance with the Securities and Exchange Commission requirements, these securities were reclassified as mezzanine financing and the accompanying financial statements have been
restated   accordingly.   In   conjunction   with   this,   previously  recorded
dividends of $66,500 have been reclassified as interest and the net loss of $277,981 increased to $344,481. There was no impact on earnings per share as the dividends had previously increased the net loss attributable to common stockholders to $344,481.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Stockholders of
ALL-COMM MEDIA CORPORATION

     We have audited the consolidated balance sheet of All-Comm Media Corporation and Subsidiaries as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1996. These financial statements are the responsibility of All-Comm Media Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of All-Comm Media Corporation and Subsidiaries as of June 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

Los Angeles, California
September 19, 1996, except
for Note 19 as to which
the date is December 17, 1996

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996

                                              ASSETS
Current assets:
     Cash and cash equivalents.....................................................................   $ 1,393,044
     Accounts receivable, net of allowance for doubtful accounts of $34,906........................     2,681,748
     Land held for sale at cost....................................................................       921,465
     Other current assets..........................................................................       107,658
                                                                                                      -----------
          Total current assets.....................................................................     5,103,915
Property and equipment at cost, net................................................................       299,045
Intangible assets at cost, net.....................................................................     7,851,060
Other assets.......................................................................................        47,046
                                                                                                      -----------
          Total assets.............................................................................   $13,301,066
                                                                                                      -----------
                                                                                                      -----------

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term borrowings.........................................................................   $   500,000
     Trade accounts payable........................................................................       470,706
     Accrued salaries and wages....................................................................       706,039
     Other accrued expenses........................................................................       758,112
     Income taxes payable..........................................................................        10,000
     Long-term obligations to related party, current portion.......................................       583,333
     Related party payable.........................................................................       425,000
                                                                                                      -----------
          Total current liabilities................................................................     3,453,190
Long-term obligations to related party less current portion........................................     1,516,667
Other liabilities..................................................................................        80,315
                                                                                                      -----------
          Total liabilities........................................................................     5,050,172
                                                                                                      -----------
Commitments and contingencies
Redeemable Convertible Preferred Stock, $.01 par value, consisting of: 6,200 shares of Series B
  Convertible Preferred Stock issued and outstanding, involuntary liquidation preference of
  $3,112,130; 2,000 shares of Series C Convertible Preferred Stock issued and outstanding,
  involuntary liquidation preference of $1,005,360.................................................     1,306,358
                                                                                                      -----------
Stockholders' equity:
     Convertible Preferred Stock, $.01 par value; 50,000 shares authorized, 8,200 redeemable shares
      issued and outstanding.......................................................................            --
     Common stock -- authorized 6,250,000 shares of $.01 par value at June 30, 1996, increased in
      August 1996 to 36,250,000; 3,198,534 shares issued...........................................        31,985
     Additional paid-in capital....................................................................    13,173,520
     Accumulated deficit...........................................................................    (6,125,500)
     Less 11,800 shares of common stock in treasury, at cost.......................................      (135,469)
                                                                                                      -----------
          Total stockholders' equity...............................................................     6,944,536
                                                                                                      -----------
               Total liabilities and stockholders' equity..........................................   $13,301,066
                                                                                                      -----------
                                                                                                      -----------

                See Notes to Consolidated Financial Statements.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       YEARS ENDED JUNE 30, 1995 AND 1996

                                                                                         1995           1996
                                                                                      -----------    -----------

Revenues...........................................................................   $ 3,630,828    $15,889,210
                                                                                      -----------    -----------
Operating costs and expenses:
     Salaries and benefits.........................................................     3,139,232     12,712,150
     Direct costs..................................................................       102,052        807,057
     Selling, general and administrative...........................................     1,121,023      1,843,236
     Professional fees.............................................................       459,344        625,667
     Amortization of intangible assets.............................................        65,101        361,537
                                                                                      -----------    -----------
          Total operating costs and expenses.......................................     4,886,752     16,349,647
                                                                                      -----------    -----------
          Loss from operations.....................................................    (1,255,924)      (460,437)
                                                                                      -----------    -----------
Other income (expense):
     Gain from sales of securities.................................................     1,579,539             --
     Loan commitment fee...........................................................      (300,000)            --
     Interest income...............................................................        13,679         12,276
     Interest expense..............................................................       (94,200)      (505,128)
     Other, net....................................................................         1,047             --
                                                                                      -----------    -----------
          Total....................................................................     1,200,065       (492,852)
                                                                                      -----------    -----------
     Loss from continuing operations before income taxes...........................       (55,859)      (953,289)
     Provision for income taxes....................................................       (75,000)      (141,084)
                                                                                      -----------    -----------
Loss from continuing operations before discontinued operations.....................      (130,859)    (1,094,373)
Gain on sale of discontinued operations............................................       322,387             --
Loss from discontinued operations..................................................       (81,131)            --
                                                                                      -----------    -----------
          Net income (loss)........................................................   $   110,397    $(1,094,373)
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Income (loss) per common share:
     From continuing operations....................................................   $      (.07)   $      (.36)
     From discontinued operations..................................................   $       .13             --
                                                                                      -----------    -----------
Net income (loss) per common share.................................................   $       .06    $      (.36)
                                                                                      -----------    -----------
                                                                                      -----------    -----------

Weighted average common and common equivalent shares outstanding...................     1,807,540      3,068,278
                                                                                      -----------    -----------
                                                                                      -----------    -----------

Primary and fully diluted income (loss) per common share are the same in fiscal years 1995 and 1996.

                See Notes to Consolidated Financial Statements.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       YEARS ENDED JUNE 30, 1995 AND 1996

                                            CONVERTIBLE
                                          PREFERRED STOCK     COMMON STOCK     ADDITIONAL
                                          ---------------  ------------------    PAID-IN
                                          SHARES   AMOUNT   SHARES    AMOUNT     CAPITAL
                                          -------  ------  ---------  -------  -----------

Balance June 30, 1994                                      1,436,833  $14,368  $ 5,928,542
Effect of change in accounting
  principle..............................
Change in net unrealized gain on
  available-for-sale investments.........
Issuance of restricted shares for
  litigation settlement..................                     37,500      375      149,625
Issuance of restricted shares for merger
  with Alliance Media Corporation........                  1,025,000   10,250    2,734,750
Issuance of restricted shares as finder's
  fees...................................                     42,500      425      138,325
Private placement of shares -- cash......                    413,759    4,138    1,014,537
Shares issued upon exercise of stock
  options and warrants...................                     72,500      725      207,193
Discounts granted on exercise of
  options................................                                          127,875
Net income...............................
                                                           ---------  -------  -----------

Balance June 30, 1995....................                  3,028,092   30,281   10,300,847
Issuance of common shares as compensation
  to employees, directors and
  consultants............................                     95,442      954      218,974
Sale of shares (including 12,500 to
  related parties).......................                     75,000      750      119,250
Sale of Series A Convertible Preferred
  Stock..................................  10,000  $ 100                           686,669
Repurchase of Series A Convertible
  Preferred Stock........................ (10,000)  (100 )                        (812,400)
Warrants issued with Series B and Series
  C Convertible Preferred Stock..........                                        2,672,522
Warrants issued to consultants...........                                           82,626
Accretion of Redeemable Convertible
  Preferred Stock........................                                          (94,968)
Net loss.................................
                                          -------  ------  ---------  -------  -----------
Balance June 30, 1996....................   --     $--     3,198,534  $31,985  $13,173,520
                                          -------  ------  ---------  -------  -----------
                                          -------  ------  ---------  -------  -----------

                                              NET
                                           UNREALIZED
                                            GAIN ON
                                           AVAILABLE-                  TREASURY STOCK
                                            FOR-SALE    ACCUMULATED  ------------------
                                          INVESTMENTS     DEFICIT    SHARES    AMOUNT      TOTALS
                                          ------------  -----------  -------  ---------  -----------
Balance June 30, 1994                                   $(5,141,524) (11,800) $(135,469) $   665,917
Effect of change in accounting
  principle.............................. $  1,579,539                                     1,579,539
Change in net unrealized gain on
  available-for-sale investments.........   (1,579,539)                                   (1,579,539)
Issuance of restricted shares for
  litigation settlement..................                                                    150,000
Issuance of restricted shares for merger
  with Alliance Media Corporation........                                                  2,745,000
Issuance of restricted shares as finder's
  fees...................................                                                    138,750
Private placement of shares -- cash......                                                  1,018,675
Shares issued upon exercise of stock
  options and warrants...................                                                    207,918
Discounts granted on exercise of
  options................................                                                    127,875
Net income...............................                  110,397                           110,397
                                          ------------  -----------  -------  ---------  -----------
Balance June 30, 1995....................      --       (5,031,127 ) (11,800)  (135,469)   5,164,532
Issuance of common shares as compensation
  to employees, directors and
  consultants............................                                                    219,928
Sale of shares (including 12,500 to
  related parties).......................                                                    120,000
Sale of Series A Convertible Preferred
  Stock..................................                                                    686,769
Repurchase of Series A Convertible
  Preferred Stock........................                                                   (812,500)
Warrants issued with Series B and Series
  C Convertible Preferred Stock..........                                                  2,672,522
Warrants issued to consultants...........                                                     82,626
Accretion of Redeemable Convertible
  Preferred Stock........................                                                    (94,968)
Net loss.................................               (1,094,373 )                      (1,094,373)
                                          ------------  -----------  -------  ---------  -----------
Balance June 30, 1996.................... $    --       $(6,125,500) (11,800) $(135,469) $ 6,944,536
                                          ------------  -----------  -------  ---------  -----------
                                          ------------  -----------  -------  ---------  -----------

                See Notes to Consolidated Financial Statements.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       YEARS ENDED JUNE 30, 1995 AND 1996

                                                                                                        1995          1996
                                                                                                     -----------   -----------
Operating activities:
     Net income (loss).............................................................................  $   110,397   $(1,094,373)
     Adjustments to reconcile loss to net cash used in operating activities:
          Gains from sales of securities...........................................................   (1,579,539)      --
          Gain on sale of discontinued operations..................................................     (322,387)      --
          Depreciation.............................................................................       52,348       139,881
          Amortization.............................................................................       65,101       361,537
          Loss on disposal of assets...............................................................       30,319       --
          Discount on exercise of options..........................................................      127,875       --
          Stock issuances to employees, directors and consultants..................................      --            193,677
          Warrant issuances to consultants.........................................................      --             82,626
          Accrued interest on redeemable convertible preferred stock...............................      --             17,490
     Changes in assets and liabilities net of effects from acquisition:
          Accounts receivable......................................................................     (377,631)     (613,771)
          Other current assets.....................................................................      (16,844)       38,710
          Other assets.............................................................................       20,519        (8,346)
          Trade accounts payable...................................................................     (147,360)      105,068
          Accrued expenses and other current liabilities...........................................        6,757       (21,674)
          Income taxes payable.....................................................................       55,000       (84,565)
          Discontinued operations, net.............................................................     (152,662)      --
                                                                                                     -----------   -----------
          Net cash used in operating activities....................................................   (2,128,107)     (883,740)
                                                                                                     -----------   -----------
Investing activities:
     Proceeds from sales of investments in securities..............................................    2,682,811       --
     Purchase of investment in securities..........................................................   (1,063,272)      --
     Proceeds from sale of discontinued operations.................................................      800,000       --
     Proceeds from sales of fixed assets...........................................................       11,000       --
     Acquisition of Alliance Media Corporation, net of cash acquired of $567,269...................      259,088       --
     Payments relating to acquisition of Alliance and SD&A.........................................      --           (477,704)
     Purchase of property and equipment............................................................      (43,905)      (94,772)
     Land development costs........................................................................      (10,526)      --
                                                                                                     -----------   -----------
          Net cash provided by (used in) investing activities......................................    2,635,196      (572,476)
                                                                                                     -----------   -----------
Financing activities:
     Repurchase of Series A Convertible Preferred Stock............................................      --           (812,500)
     Proceeds from issuances of common stock.......................................................    1,226,593       120,000
     Proceeds from issuances of Series B and Series C Redeemable Convertible Preferred Stock and
      warrants.....................................................................................      --          4,570,682
     Proceeds from land option.....................................................................      --            150,000
     Proceeds from bank loans......................................................................      --            500,000
     Repayments of bank loans......................................................................     (513,059)      (49,694)
     Proceeds from note payable other..............................................................    1,000,000       --
     Repayments of note payable other..............................................................   (1,072,000)      (72,000)
     Related party repayment.......................................................................     (350,000)   (2,775,000)
                                                                                                     -----------   -----------
     Net cash provided by financing activities.....................................................      291,534     1,631,488
                                                                                                     -----------   -----------
Net increase in cash and cash equivalents..........................................................      798,623       175,272
     Cash and cash equivalents at beginning of year................................................      419,149     1,217,772
                                                                                                     -----------   -----------
Cash and cash equivalents at end of year...........................................................  $ 1,217,772   $ 1,393,044
                                                                                                     -----------   -----------
                                                                                                     -----------   -----------
Supplemental disclosures of cash flow data:
     Cash paid during the year for:
          Interest.................................................................................  $    60,422   $   455,276
          Financing charge.........................................................................  $   300,000       --
          Income taxes.............................................................................  $    15,000   $   155,025

                See Notes to Consolidated Financial Statements.

Supplemental Schedule of Non-cash Investing and Financing Activities:

          In fiscal 1995, the Company purchased all of the capital stock of Alliance Media Corporation for 1,025,000 shares of common stock valued at $2,745,000. Additionally, 37,500 shares of common stock valued at $100,000 were issued as a finder's fee. Other direct costs of the acquisition totaled approximately $500,000. In conjunction with the acquisition, net assets acquired and liabilities assumed, less payments prior to year end, were:

Working capital, other than cash...............................................   $   601,729
Property and equipment.........................................................      (326,320)
Costs in excess of net assets of companies acquired............................    (7,337,870)
Other assets...................................................................       (23,451)
Long-term debt.................................................................     4,500,000
Common stock issued............................................................     2,845,000
                                                                                  -----------
                                                                                  $   259,088
                                                                                  -----------
                                                                                  -----------

          Five thousand shares of common stock valued at $38,750 were issued as a commission on the sale of Sports-Tech International, Inc. during 1995.

          The Company issued 37,500 shares of common stock valued at $150,000 in fiscal 1995 in settlement of a 1994 liability for early termination of a consulting agreement.

          In October, 1995, in accordance with the acquisition agreement between Alliance Media Corporation and the former owner of SD&A, the purchase price was increased by $85,699.

          In October, 1995, the Company issued 6,250 shares of common stock in settlement of a liability of $26,250.

          In November, 1995, a special county bond measure, with principal totaling $154,814, was assessed on the Company's land and was recorded as a land improvement, offset by a liability in accrued other expenses.

          In April, 1996, the Company issued 89,192 shares of common stock in settlement of liabilities to employees, directors and consultants of $193,678.

          During the year ended June 30, 1996, the Company issued warrants to consultants valued at $82,626.

          Accrued and unpaid interest on shares of Redeemable Convertible Preferred Stock during fiscal 1996 totaled $17,490.

          On June 30, 1996, intangible assets were increased by $425,000 for accrued restricted common stock payable to the former owner of SD&A as an additional payment resulting from achievement of defined results of operations. See Note 3.

                See Notes to Consolidated Financial Statements.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

     All-Comm   Media  Corporation   (the  'Company')  was   formerly  known  as
Sports-Tech, Inc. The name change was approved at a Special Meeting of Stockholders held on August 22, 1995. On April 25, 1995, the Company, through a wholly-owned subsidiary, was merged with Alliance Media Corporation ('Alliance') and its wholly-owned subsidiary, Stephen Dunn & Associates, Inc. ('SD&A'). The shareholders of Alliance received 1,025,000 shares of the Company's common stock, par value $.01 per share ('Common Stock'). Upon consummation of the merger, the members of the board of directors of the Company ('Directors') resigned and a new board was appointed. Through SD&A, the Company currently operates in one industry segment, providing telemarketing and telefundraising to not-for-profit arts and other organizations principally in the United States. The Company's mission is to create a growth-oriented direct marketing and media services company through acquisitions and internal growth. The Company also owned approximately seven acres of undeveloped land in Laughlin, Nevada, which was sold on August 16, 1996.

     Prior to the merger with Alliance, the Company's principal activities were the investigation of non-gaming acquisitions. In fiscal 1992, the Company acquired a 100% interest in Sports-Tech International, Inc. ('STI'), and in fiscal 1993 acquired 100% of the assets and certain liabilities of High School Gridiron Report ('HSGR'). STI was engaged in the development, acquisition, integration and sale of advanced computer software, computer equipment and computer aided video systems used by sports programs at the professional, collegiate and high school levels. HSGR provided academic and video data to aid in pre-qualifying high school athletes to colleges and universities. In fiscal 1995, the Company discontinued the operations of STI and HSGR.

     The Company believes that funds available from operations and from the August, 1996 sale of the Laughlin, Nevada land will be adequate to finance its current operations and meet interest and debt obligations in its fiscal year ending June 30, 1997. Thereafter, and in conjunction with the Company's acquisition and growth strategy, additional financing may be required to meet potential acquisition payment requirements. The Company believes that it has the ability to raise funds through private placements or public offerings of debt and/or equity securities to meet these requirements. There can be no assurance, however, that such capital will be required or available at terms acceptable to the Company, if at all.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, All-Comm Holdings, Inc. (formerly Bullhead Casino Corporation), All-Comm Acquisition Corporation (formerly BH Acquisitions, Inc.), STI (sold during fiscal year 1995), HSGR (dissolved during fiscal year
1996),  Alliance, SD&A  and BRST  Mining Company  (dissolved during  fiscal year
1996). STI and HSGR are presented as discontinued operations in the consolidated financial statements. All material intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions made in the preparation of the consolidated financial statements relate to the assessment of the carrying value of assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents/Statement of Cash Flows

     Highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Available-for-sale Investments

     Pursuant to SFAS No. 115, 'Accounting for Certain Investments in Debt and Equity Securities,' the Company's marketable equity securities are accounted for at market value (Note 15). The fair market value of short- and long-term investments is determined based on quoted market prices for those investments.

Land Held for Sale

     The cost of acquiring, improving and planning the development of land was capitalized. Costs related to development were written off when such plans were abandoned. Interest cost was capitalized in periods in which activities specifically related to the development of the land took place. The land was valued at lower of cost or market. The land was sold on August 16, 1996. See
Note 6.

Property and Equipment

     Property and equipment is recorded at cost less accumulated depreciation. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation and amortization of property and equipment sold or retired are removed from the accounts and resulting gains or losses are included in current operations. Depreciation and amortization are provided on a straight-line basis over the useful lives of the assets involved, limited as to leasehold improvements by the term of the lease, as follows:

Equipment.....................................  5 years
Furniture and fixtures........................  2 to 7 years
Computer equipment and software...............  3 to 5 years
Leasehold improvements........................  over the useful life of the assets or term of the lease, whichever is shorter

Intangible Assets

     Excess of cost over net assets acquired in connection with the Alliance and SD&A acquisitions are being amortized over the period of expected benefit of 40 years. Covenants not to compete are stated at cost and are amortized over the period of expected benefit of five years. For each of its investments, the Company assesses the recoverability of its goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future cash flows over the remaining amortization period. If projected future cash flows indicate that unamortized goodwill will not be recovered, an adjustment will be made to reduce the net goodwill to an amount consistent with projected future cash flows discounted at the Company's incremental borrowing rate. Cash flow projections are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Revenue Recognition

     Revenues represent fees earned by SD&A which are recorded when pledged cash is received by SD&A's clients for on-site campaigns and when services are provided for off-site campaigns.

Income taxes

     Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates and laws applicable to the years in which the differences are expected to reverse. Valuation allowances, if any, are established when necessary to reduce deferred tax assets to the amount that is more likely than not to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base.

Earnings (Loss) Per Share

     Primary earnings (loss) per common and common equivalent share and earnings per common and common equivalent share assuming full dilution are computed based on the weighted average number of common shares outstanding and common share equivalents attributable to the effects, if dilutive, of the assumed exercise of outstanding stock options and warrants, and the conversion of all Redeemable Convertible Preferred Stock.

Reclassifications

     Certain prior year items have been reclassified to conform with current year presentation. Certain amounts have been reclassified to conform with industry standards.

3. ACQUISITION OF ALLIANCE AND SD&A

     On April 25, 1995, the Company, through a statutory merger, acquired all of the outstanding common shares of Alliance. The purchase price was approximately $2,745,000, consisting of issuance of 1,025,000 shares of restricted Common Stock to former stockholders of Alliance valued at $2.68 per share. These shares have registration rights as of December 1, 1995. Direct costs of the acquisition approximated $500,000. Pursuant to the terms of the merger agreement, upon consummation of the merger the then current Directors resigned, and a new board consisting of six persons designated by Alliance was appointed.

     The assets of Alliance acquired by the Company consisted primarily of: (i) all the issued and outstanding stock of SD&A, which Alliance had acquired simultaneously with the merger; (ii) a five year covenant not to compete with the former owner of SD&A; and (iii) the cash proceeds of $1,509,750 (net of certain payments, including the payment of $1.5 million made pursuant to the acquisition of SD&A) of a private placement of equity securities of Alliance, which securities, upon consummation of the merger, were converted into Common Stock. The purchase price of SD&A paid by Alliance was $1.5 million in cash, plus $4.5 million in long-term obligations yielding prime rate, payable over four years. Additional contingent payments of up to $850,000 per year over the period ending June 30, 1998 may be required based on the achievement of defined results of operations of SD&A after its acquisition. At the Company's option, up to one half of the additional contingent payments may be made with restricted Common Stock. These additional shares have demand registration rights commencing in September 1997. Alliance and SD&A entered into an operating covenant agreement relating to the operations of SD&A and Alliance pledged all of the common shares of SD&A acquired to collateralize its obligations under that agreement.

     These acquisition terms were revised pursuant to the Company private placement financing which occurred on June 7, 1996 (see 'Stockholders' Equity -- Preferred Stock') whereby the long-term obligations were revised and approximately $2.0 million was paid in June, 1996. The balance of $2.1 million is payable in 36 monthly principal payments of $58,333, plus interest at 8%, starting September 19, 1996.

     The assets of SD&A acquired by Alliance (and therefore by the Company upon consummation of the merger) consisted primarily of cash and cash equivalents, accounts receivable and furniture, fixtures and equipment.

     These acquisitions were accounted for using the purchase method. The purchase price was allocated to assets acquired based on their estimated fair value. This treatment initially resulted in

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

approximately $6.3 million of costs in excess of net assets required, after recording a covenant not to compete of approximately $1.0 million. The excess was increased by $850,000 on June 30, 1996, $425,000 of which was paid in cash in June 1996 and $425,000 of which is payable in 96,748 shares of Common Stock, due to achievement of defined results of operations of SD&A for the year ended June 30, 1996. Such excess, which may increase for any further contingent payments, is being amortized over the remainder of the expected period of benefit of 40 years.

     The operating results of these acquisitions are included in the consolidated results of operations from the date of acquisition. The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if Alliance and SD&A had been acquired as of the beginning of the period presented, after including the impact of certain adjustments, such as: amortization of intangibles, increased interest on the acquisition debt, and adjustment of officer salary for new contract.

                                                                           1995
                                                                        -----------
                                                                        (UNAUDITED)

Revenues.............................................................   $15,013,000
Income (loss) from continuing operations.............................      (113,911)
Income (loss) from continuing operations per common share............        $(.04)

     The unaudited pro forma information is provided for informational purposes only. It is based on historical information and is not necessarily indicative of the actual results that would have occurred nor is it necessarily indicative of future results of operations of the combined entities.

4. DISCONTINUED OPERATIONS

     On December 7, 1994, the Company entered into a definitive agreement for the sale of the Company's subsidiary, STI. The proposed purchase price for STI's operations was $1,100,000 of which $300,000 was paid as of the agreement date.

     By mutual agreement, the closing date was accelerated to March 8, 1995, and the purchase price reduced to $800,000, a reduction of $300,000 on the original sales price, out of which $80,000 was paid as a commission to STI's former president. The former president of STI also received $38,750 in Common Stock and warrants to purchase 2,500 shares of Common Stock at $8.00 per share in connection with such transaction. The Company realized a gain on the sale of $322,387. No tax is allocable to this gain due to net operating loss carryforwards.

     Concurrent with the closing of the sale of STI, all operations of HSGR ceased and all unrecoverable assets were written off, which amounted to approximately $22,000. Accordingly, STI and HSGR are reported as discontinued operations at June 30, 1995, and the consolidated financial statements have been reclassified to report separately the net assets, operating results, gain on disposition and cash flows of these operations.

     Revenues of these discontinued operations for fiscal 1995 were $1,147,829.

5. PROPERTY AND EQUIPMENT

     Property and equipment of continuing operations at June 30, 1996 consisted of the following:

Office furnishings and equipment........................................   $302,607
Leasehold improvements..................................................    169,771
                                                                           --------
                                                                            472,378
Less accumulated depreciation and amortization..........................   (173,333)
                                                                           --------
                                                                           $299,045
                                                                           --------
                                                                           --------

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. LAND HELD FOR SALE

     The Company, through its wholly-owned subsidiary, All-Comm Holdings, Inc., owned approximately seven acres of undeveloped land in Laughlin, Nevada, which had a carrying value of $921,465 as of June 30, 1996. During fiscal 1996, a bond measure was passed by Clark County, Nevada authorities, resulting in a special assessment to fund improvements which would benefit the land. The principal balance assessed to the Company totaled $154,814 plus interest at 6.4% and was payable in semi-annual installments over twenty years. The principal was capitalized by the Company in fiscal 1996. On August 16, 1996, the land was sold to, and liability assumed by, an unaffiliated third party, by auction, for $952,000 in cash, resulting in a net gain of approximately $90,000.

7. INTANGIBLE ASSETS

     Intangible assets at June 30, 1996, consisted of the following:

Covenant not to compete...............................................   $1,000,000
Goodwill..............................................................    7,277,698
                                                                         ----------
                                                                          8,277,698
Less accumulated amortization.........................................     (426,638)
                                                                         ----------
                                                                         $7,851,060
                                                                         ----------
                                                                         ----------

     Intangible assets increased during fiscal 1996 principally due to recording of a contingent payment of $850,000 due to the former owner of SD&A subsequent to the achievement of defined results of operations of SD&A during the year ended June 30, 1996.

8. SHORT-TERM BORROWINGS AND NOTE PAYABLE TO BANK

     During fiscal 1996, SD&A's $350,000 line of credit from a bank was increased to $500,000 and was fully used at June 30, 1996. The line bears interest at prime plus 1/2% (8.75% at June 30, 1996), is collateralized by substantially all of SD&A's assets and is personally guaranteed by SD&A's president. The line of credit also contains certain financial covenants, including current ratio, working capital, debt and net worth, capital expenditure, and cash flow requirements.

     At June 30, 1995, SD&A had a note payable outstanding totaling $49,694, which bore interest at the bank's prime rate plus 1.75%. The note payable required monthly principal repayments of $6,529 plus interest and was paid in full during 1996.

9. OTHER ACCRUED EXPENSES

     Accrued expenses at June 30, 1996 consisted of the following:

Accrued professional fees...............................................   $290,897
Other...................................................................    467,215
                                                                           --------
     Total..............................................................   $758,112
                                                                           --------
                                                                           --------

10. LONG-TERM OBLIGATIONS TO RELATED PARTY

     In connection with the acquisition of SD&A on April 25, 1995, Alliance issued promissory notes totaling $4,500,000 to SD&A's current president and former sole shareholder. The notes bore interest at prime rate, not to exceed 10% or drop below 8%, and were payable monthly. Principal payments were due quarterly, and originally $1,500,000 was due in quarterly installments during fiscal 1996. All the outstanding common shares of SD&A were initially pledged to collateralize these notes but were released in June 1996. In connection with these notes, an operating covenant agreement included, among other things, provisions requiring that SD&A have a minimum level of working capital and cash levels, subject to periodic increases based on sales, before dividend payments could be made to the parent company. In June 1996 the operating covenant agreement was terminated.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1996 the July 1, 1996 principal payment of $375,000 was made and the long-term obligations were restructured to defer principal payments due October 1, 1995, January 1, 1996 and April 1, 1996, until June 1996. In June, 1996, principal payments of $2,025,000 were made and the remaining obligations of $2,100,000 are now payable at $58,333 per month, plus interest at 8%, starting September 19, 1996.

11. EMPLOYMENT CONTRACTS

     Subject to execution of definitive agreements, the Company has entered into three-year employment arrangements with current officers of the Company. The arrangements provide for annual base salaries, base increases, cash and option bonuses which are payable if specified management goals are achieved, and certain termination benefits. The aggregate liability in the event of termination by the Company without cause or by the executives for 'good cause' as defined in such employment agreements of these employees is approximately $1,000,000 based on current salary levels.

     The Company also had employment contracts with certain members of the prior management of the Company. In fiscal 1995 severance payments totaling approximately $60,000 were fully paid under the contracts. A contract with a prior key member of management also required the issuance of 25,000 shares of Common Stock in exchange for a $200,000 non-recourse promissory note receivable. The note receivable was due on November 1, 1994, along with accrued interest at 10.5% per annum. In fiscal 1994, the Company's Directors approved discounting the interest receivable and note receivable by one third. The discount of the interest receivable of $29,166 was charged against operations and the $66,667 discount of the note receivable was charged to additional paid in capital.

12. COMMITMENTS AND CONTINGENCIES

Leases

     SD&A leases its corporate business premises from its former owner, who is a current stockholder and officer of the Company. The lease requires monthly rental payments of $11,805 through January 1, 1999, with an option to renew. SD&A incurs all costs of insurance, maintenance and utilities. Also, the Company leases its corporate office space, copier, phones and automobiles under long-term leases.

     Future minimum rental commitments under all non-cancelable leases, as of fiscal years ending June 30, are as follows:

1997........................................................   $  324,978
1998........................................................      310,968
1999........................................................      199,609
2000........................................................      130,858
2001........................................................      130,858
                                                               ----------
                                                               $1,097,271
                                                               ----------
                                                               ----------

     Rent expense for continuing operations was approximately $89,000 and $297,000 for fiscal years 1995 and 1996, respectively. Total rent paid by SD&A to its former owner from the date of acquisition to June 30, 1995 and during 1996 was approximately $26,000 and $138,000, respectively.

Litigation

     Pursuant to a Settlement and Release Agreement dated June 17, 1994 with Membership Development, Inc. ('MDI'), a non-affiliated direct marketing company that was providing marketing services to STI, in fiscal 1994 the Company issued 25,000 shares of STI stock valued at $250,000, executed an unsecured non-interest bearing promissory note for $144,000 and in fiscal 1995 issued an additional 37,500 shares of stock valued at $150,000. In May 1995, MDI exercised its right to require the Company to file a registration statement registering these securities for sale. A registration statement was filed but has not yet been declared effective. The entire $544,000 of consideration was expensed in fiscal 1994 in discontinued operations.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is party to various routine legal proceedings incidental to its business. The outcomes of these legal proceedings are not expected to have a material adverse effect on the financial condition or operation of the Company based on the Company's current understanding of the relevant facts and law.

13. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On June 7, 1996, the Company completed the private placements with accredited investors of 6,200 shares of Series B Redeemable Convertible Preferred Stock, par value $.01 per share (the 'Series B Preferred Stock') for $3,100,000. In addition, the Company issued warrants in connection with the issuance of the Series B Preferred Stock for 3,100,000 shares of Common Stock exercisable for three years at $2.50 per share. The Series B Preferred Stock is preferred as to the Company's assets over the Common Stock in the event of liquidation, dissolution or winding-up of the Company, prior to distribution of assets to the Company's common stockholders. The holders of the Series B Preferred Stock are entitled to their original investment, plus accrued, unpaid dividends or, if unavailable, a ratable distribution of existing assets. The holders of Series B Preferred Stock are entitled to receive a dividend payable only on redemption or credited against conversion, which shall accrue at the rate of 6% per annum. The holders of the Series B Preferred Stock have the right, at any time prior to the second anniversary of the date of issuance, to convert, first, the outstanding accrued dividends, and then the Series B Preferred Stock, in whole or in part. The outstanding accrued dividends on each share of Series B Preferred Stock are convertible into that number of shares of Common Stock equal to the quotient of the amount of such outstanding accrued dividends divided by the lesser of (i) $1.25 and (ii) 80% of the average of the closing bid price of the Common Stock during the five trading days prior to such conversion. Each share of Series B Preferred Stock is convertible into that number of shares of Common Stock equal to the quotient of $500, which is the redemption value per share of Series B Preferred Stock, divided by the lesser of
(i) $1.25 and (ii) 80% of the average of the closing bid price of the Common Stock during the five trading days prior to such conversion. If not theretofore converted, the Series B Preferred Stock is automatically deemed converted at such price on the second anniversary of the date of issuance, unless (i) the Common Stock is not then trading on NASDAQ or another U.S. securities exchange or (ii) the Company has not theretofore had declared effective a registration statement with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock or the exercise of such warrants. See 'Shares Eligible for Future Sale -- Registration Rights -- Holders of Series Preferred Stock.' In such event, the Company is required to redeem the Series B Preferred Stock at a redemption price payable in cash equal to $500 per share plus all accrued and unpaid dividends thereon.

     On June 7, 1996, the Company completed the private placements with accredited investors of $1,000,000 of convertible notes and warrants for 3,000,000 shares of Common Stock. Subsequent to year end, the notes and warrants were rescinded retroactive to June 7, 1996 and replaced with 2,000 shares of Series C Redeemable Convertible Preferred Stock, par value $.01 per share (the 'Series C Preferred Stock') for $1,000,000. In addition, the Company issued warrants in connection with the issuance of the Series C Preferred Stock for 3,000,000 shares of Common Stock exercisable at $3.00 per share for three years. The Series C Preferred Stock is preferred as to the Company's assets over the Common Stock in the event of liquidation, dissolution or winding-up of the Company, prior to distribution of assets to the Company's common stockholders. The holders of the Series C Preferred Stock are entitled to their original investment, plus accrued unpaid dividends or, if unavailable, a ratable distribution of existing assets. The holders of the Series C Preferred Stock are entitled to receive a dividend payable only on redemption or credited against conversion, which shall accrue at the rate of 8% per annum. The holders of the Series C Preferred Stock have the right, at any time prior to June 7, 1998, to convert, first, the outstanding accrued dividends, and then the Series C Preferred Stock, in whole or in part. The outstanding accrued dividends on each share of Series C Preferred Stock are convertible into that number of shares of Common Stock equal to the quotient of the amount of such outstanding accrued dividends divided by $6.00. Each share of Series C Preferred Stock is convertible into that number of

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

shares of Common Stock equal to the quotient of $500, which is the redemption value per share of Series C Preferred Stock, divided by $6.00. If not theretofore converted, the Series C Preferred Stock is automatically deemed converted at such price on June 7, 1998, unless (i) the Common Stock is not then listed on NASDAQ (or another U.S. securities exchange) or (ii) the Company has not theretofore had declared effective a registration statement with respect to the Common Stock issuable upon conversion of the Series C Preferred Stock or the exercise of such warrants. See 'Shares Eligible for Future Sale -- Registration Rights -- Holders of Series C Preferred Stock.' In such event, the Company is required to redeem the Series C Preferred Stock at a redemption price payable in cash equal to $500 per share plus all accrued and unpaid dividends thereon. In addition, if the Company has not had declared effective by October 7, 1996 such registration statement, the dividend rate is increased to 24% per annum and at the option of the holders of the Series Preferred Stock, the Series C Preferred Stock shall not be redeemable by the Company, and shall remain convertible and accrue dividends, until the earlier of (x) the date designated by such holders and (y) the date 180 days after such registration statement is declared effective.

     The Company allocated the net proceeds received on the sales of each series of preferred shares and warrants based on the relative fair values of the securities at the time of issuance.

14. STOCKHOLDERS' EQUITY

Preferred Stock

     On May 9, 1996, the Company completed the private placement with an institutional investor of 10,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the 'Series A Preferred Stock') for $750,000, $687,000 net after offering costs. The Series A Preferred Stock was convertible into shares of Common Stock at the lesser of the price paid divided by $2.50, or 80% of the average closing bid price of the Common Stock for the five trading days immediately prior to the conversion date, and was subject to certain restrictions.

     In connection with the June 7, 1996 transactions as described above, the Company reacquired the 10,000 shares of Series A Preferred Stock for $800,000 plus fees of $12,500.

Common Stock

     The Directors approved a one-for-four reverse stock split of the Company's authorized and issued Common Stock, effective August 22, 1995. The Directors also approved reducing the number of authorized shares of Common Stock to 6,250,000 with a par value of $.01 per share, from the 25,000,000 shares of Common Stock previously authorized. Accordingly, all share and per share data, as appropriate, reflect the effect of the reverse split.

     Effective August 1996, the number of authorized shares of Common Stock was increased from 6,250,000 to 36,250,000.

     During 1996, the Company issued 95,442 shares of restricted Common Stock as compensation to various employees, Directors and consultants.

     In March 1996, the Company sold 75,000 shares of restricted Common Stock for $120,000 to four individuals, including 12,500 shares to related parties.

     In May 1995, the Company completed a private placement of 413,759 shares of restricted Common Stock, at $2.68 per share. These shares have registration rights as of December 1, 1995. Net proceeds from this offering totaled $1,018,675.

     As discussed in Note 3, in connection with the acquisition of Alliance and SD&A, the Company issued 1,025,000 restricted shares of Common Stock to the former shareholders of Alliance. These shares have registration rights. Also in connection with the acquisition, the Company issued 37,500 restricted shares of Common Stock valued at $100,000 and warrants to purchase 43,077 shares of Common Stock at exercise prices ranging from $6.00 to $8.00 per share to investment banking firms, a

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

shareholder, a director and a law firm which represented the Company. These warrants expire between April 25, 1998 and April 25, 2000.

     In connection with the sale of STI, the Company approved the issuance to its former president of 5,000 restricted shares of Common Stock valued at $38,750 and warrants to purchase 2,500 shares of Common Stock at an exercise price of $8.00 per share through April 25, 1995.

     On July 26, 1991, the Company sold warrants to purchase up to 62,500 shares of Common Stock to a private investor for $250 in cash, exercisable at $6.00 per share through July 31, 1996. This investor was subsequently elected to the Company's board of directors. On January 31, 1994, this Director exercised warrants to purchase 25,000 shares of Common Stock at $4.00 per share (which had previously been reduced by the Directors from $6.00 to $4.00) by paying $100,000 to the Company. On June 9, 1994, this Director sold, in a private transaction, 18,750 of these warrants to another stockholder of the Company. In May, 1995, the Directors approved the temporary reduction of the exercise price of these warrants from $6.00 to $2.68 and, on May 31, 1995, these 37,500 warrants were exercised for $100,500 in cash payments.

     As of June 30, 1996, the Company has the following outstanding warrants to purchase 6,370,577 shares of Common Stock:

                                            DATE          SHARES OF COMMON       EXERCISE PRICE PER
DATE ISSUED                              EXERCISABLE     STOCK UPON EXERCISE    SHARE OF COMMON STOCK
------------------------------------   ---------------   -------------------    ---------------------

April 1995..........................   April 1995                33,750               $6.00  - $8.00
May 1995............................   May 1995                  11,827                   $6.00
October 1995........................   October 1995              30,000                   $2.50
January 1996........................   January 1996              32,500               $3.375 - 8.00
February 1996.......................   February 1996             15,000                $3.00 - 4.00
April 1996..........................   April 1996                22,500                   $1.60
May 1996............................   May 1996                 100,000                   $4.50
June 1996...........................   June 1996                 25,000                   $4.50
June 1996...........................   August 1996            6,100,000               $2.50 - $3.00
                                                         -------------------
     Total as of June 30, 1996........................        6,370,577
                                                         -------------------
                                                         -------------------

     In addition, warrants for 150,000 shares at exercise prices ranging from $2.50 to $3.50 per share, and exercisable at dates through May 2000, may be purchased for a total of $7,500.

Stock Options

     In 1991, the Company adopted a non-qualified stock option plan (the 'Stock Option Plan') for key employees, officers, directors and consultants to purchase up to 250,000 shares of Common Stock. In November, 1995, the Directors increased the number of available shares by 600,000. The Stock Option Plan is administered by the Directors, who have the authority to determine which officers and key employees of the Company will be granted options to acquire Common Stock ('Options'), the exercise price of the Options and the term of the Options. In no event shall an Option expire more than 10 years after grant.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following summarizes the Option transactions under the Stock Option Plan for the two fiscal years ended June 30, 1996:

                                                                             NUMBER       OPTION PRICE
                                                                            OF SHARES       PER SHARE
                                                                            ---------    ---------------

Outstanding at June 30, 1994.............................................    107,892     $6.00 to $22.00
     Granted.............................................................      8,750     $5.24 to $7.00
     Exercised...........................................................    (22,500)    $2.68 to $5.24
     Canceled............................................................     (3,334)         $6.00
                                                                            ---------
Outstanding at June 30, 1995.............................................     90,808
     Granted.............................................................    525,003     $2.00 to $3.00
     Canceled............................................................    (91,004)    $6.00 to $22.00
                                                                            ---------
Outstanding at June 30, 1996.............................................    524,807
                                                                            ---------
                                                                            ---------

     All the outstanding Options under the Stock Option Plan are exercisable and expire as follows: fiscal 1998 -- 2,084, fiscal 2000 -- 5,000 and fiscal 2003 -- 517,723. All Options granted in fiscal years 1995 and 1996 were issued at fair market value. In May, 1995, a $128,000 discount was given to a former Director of the Company to exercise 18,750 Options and was recognized as compensation expense. At June 30, 1996, 179,504 Options were available for grant.

     In addition to the Stock Option Plan, the Company has other option agreements with former officers, directors, employees and owners of an acquired company.

     The following summarizes transactions outside the Stock Option Plan for the two fiscal years ended June 30, 1996:

                                                                             NUMBER       OPTION PRICE
                                                                            OF SHARES       PER SHARE
                                                                            ---------    ---------------

Outstanding at June 30, 1994.............................................     73,791     $3.00 to $16.00
     Exercised...........................................................    (12,500)         $3.00
     Canceled............................................................    (28,875)    $6.00 to $16.00
                                                                            ---------
Outstanding at June 30, 1995.............................................     32,416
     Canceled............................................................    (30,166)    $4.50 to $6.00
                                                                            ---------
Outstanding at June 30, 1996.............................................      2,250
                                                                            ---------
                                                                            ---------

     All the outstanding Options under these agreements are exercisable and expire in fiscal 1999. A one-third discount, totaling $86,334 was given to non-affiliates when 36,083 Options were exercised in January 1994 and was recognized as compensation expense.

Common Stock in Treasury

     The Company has purchased 26,800 shares of its Common Stock for a total cost of $214,579 (or an average of $8.00 per share). In connection with the acquisition of HSGR assets, 15,000 shares were issued from the treasury stock. The remaining treasury shares have a total cost of $135,469 (or an average of $11.48 per share).

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15. INCOME TAXES

     Income tax expense from continuing operations is as follows:

                                                                                 YEARS ENDED JUNE 30,
                                                                                 ---------------------
                                                                                  1995          1996
                                                                                 -------      --------
Current:
     Federal..................................................................     --            --
     State and local..........................................................   $75,000      $141,084
Deferred......................................................................     --            --
                                                                                 -------      --------

          Total...............................................................   $75,000      $141,084
                                                                                 -------      --------
                                                                                 -------      --------

     A reconciliation of the federal statutory income tax rate to the effective income tax rate based on pre-tax loss from continuing operations follows:

                                                                                  1995          1996
                                                                                 -------       -------

Statutory rate................................................................     (34)%         (34)%
Increase (decrease) in tax rate resulting from:
     Loss limitations and valuation allowance.................................      34            34
     State income taxes.......................................................     134            15
                                                                                 -------       -------

     Effective rate...........................................................     134%           15%
                                                                                 -------       -------
                                                                                 -------       -------

     Deferred tax assets and liabilities at June 30, are as follows:

                                                                                 1995           1996

Deferred tax assets:
     Net operating loss carryforwards.........................................   $ 374,000    $ 691,100
     Amortization of intangibles..............................................     133,000      142,300
     Other....................................................................     158,800       95,900
                                                                                 ---------    ---------
Total deferred tax assets.....................................................     665,800      929,300
     Valuation allowance......................................................    (364,400)    (789,800)
                                                                                 ---------    ---------
Net deferred tax assets.......................................................     301,400      139,500
                                                                                 ---------    ---------
Deferred tax liabilities:
     Cash to accrual adjustment...............................................    (262,500)    (139,500)
     Other....................................................................     (38,900)      --
                                                                                 ---------    ---------
          Total deferred tax liabilities......................................    (301,400)    (139,500)
                                                                                 ---------    ---------
          Total deferred taxes, net...........................................   $  --        $  --
                                                                                 ---------    ---------
                                                                                 ---------    ---------

     The Company has a net operating loss of approximately $2,032,000 available which expires from 2008 through 2011. These losses can only offset future income.

     No income taxes are allocable to the gain on sale of discontinued operations during 1995 due to utilization of net operating loss carryforwards.

16. GAINS FROM SALES OF SECURITIES

     In July, 1994, the Company borrowed $1,000,000 to fund the exercise by the Company of a common stock purchase warrant. The loan was collateralized by a pledge of such common stock pursuant to the terms of a pledge agreement. The parties to the $1,000,000 loan included, among others, the Company's former chairman, former president, a former director and a stockholder, who each provided $200,000. The other lenders were non-affiliates. The lenders received the repayment of the $1,000,000 loan, interest at 7.75% totaling $9,493 and a $300,000 commitment fee from the proceeds of the subsequent sales of such common stock. Effective July 1, 1994, the Company adopted SFAS No. 115, 'Accounting for Certain Investments in Debt and Equity Securities.' In accordance with SFAS No. 115, the Company's marketable equity securities were considered 'available-for-sale' investments and were

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

carried at market value with the difference between cost and market value recorded as a component of stockholders' equity. The cost of available-for-sale investments that were sold was based on specific identification. The Company subsequently sold all these securities and recognized a gain of $1,580,000 in fiscal 1995.

17. RELATED PARTY TRANSACTIONS

     A former Director of the Company is the senior managing director of a private merchant banking firm, which was paid approximately $5,700 for investment advisory services in fiscal 1995. In connection with the acquisition of Alliance, a finder's fee totaling $100,000 was paid in fiscal 1995 to the merchant banking firm. In addition, the former director and the other principal owner of the merchant banking firm each received 9,375 restricted shares of Common Stock valued at $2.67 per share and warrants to purchase 6,250 shares of Common Stock exercisable at $8.00 per share.

     On June 9, 1994, the Company borrowed $350,000 from the Company's former chief executive officer and its former president and pledged its equity interest in the Laughlin land as security for repayment of the loan. The note was due July 31, 1995 with interest at the rate of 7.25% (the Bank of America Nevada prime rate at the time of execution). The promissory note and interest of $8,695 were repaid in advance on October 4, 1994.

     A former Director of the Company, and another person serving as assistant secretary in 1993, were each partners in different law firms that provided legal services for which the Company recognized expenses aggregating approximately $31,000 in 1995.

     In April 1995, the former chairman of the Company purchased property and equipment owned by the Company with a cost of $160,109 and net book value of $5,870 for a discounted appraised value of $11,000 in cash.

     See Notes 3, 10, 11, 12, 13 and 15 for additional related party transactions.

18. NEW ACCOUNTING PRONOUNCEMENTS

     Adoption of the Financial and Accounting Standards Board ('FASB') Statement of Financial Accounting No. 121, 'Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed of,' which is effective for financial statements for fiscal years beginning after December 15, 1995, is not anticipated to have a material effect on the Company's consolidated financial statements.

     The FASB recently issued Statement of Financial Accounting No. 123, 'Accounting for Stock-Based Compensation' ('SFAS 123'), which is effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation cost for stock-based compensation under SFAS 123 or APB Opinion No. 25, 'Accounting for Stock Issued to Employees.' The Company has elected to continue the accounting treatment of such compensation pursuant to APB Opinion No. 25. However, starting in the first quarter of fiscal 1997, the Company will be required to make pro forma disclosure of net income and earnings per share as if the provisions of SFAS 123 had been applied.

19. SUBSEQUENT EVENTS

     Effective as of October 1, 1996, the Company acquired Metro Services Group, Inc. ('Metro') pursuant to a merger agreement. In exchange for all of the then outstanding shares of Metro, the Company issued 1,814,000 shares of its Common Stock valued at $7,256,000 and promissory notes (the 'Notes') totaling $1,000,000. The Notes shall be due and payable, together with interest thereon at the rate of 6% per annum, on June 30, 1998, subject to earlier repayment, at the option of the holder, upon completion by the Company of a public offering of its equity securities. The Notes are convertible on or before maturity, at the option of the holder, into shares of Common Stock at a conversion rate of $5.38 per share. Metro develops and markets information-based services, used primarily in direct marketing by a variety of commercial and not-for-profit organizations, principally in the United States.

                  ALL-COMM MEDIA CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On October 17, 1996, the Company filed a Form SB-2 registration statement (the 'Registration Statement') with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering (the 'Underwritten Offering') of 2,100,000 shares of Common Stock, of which 1,750,000 shares are being offered by the Company and 350,000 are being offered by certain stockholders of the Company. It also relates to the sale of 1,381,056 shares (the 'Delayed Shares') of Common Stock by certain selling stockholders on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, as amended, none of whom are members of, or affiliated with, the Board or management. Of such Delayed Shares, 1,291,588 shares will be subject to 'lock up' provisions that prohibit resale of such shares for a period of nine months from the date of consummation of the Underwritten Offering.

     In connection with the Company's filing on Form SB-2, the Convertible Preferred Stock in the accompanying financial statements has been reclassified in accordance with the Securities and Exchange Commission's requirements. Accordingly, the Redeemable Convertible Preferred Stock is no longer presented a part of stockholders' equity and its initial carrying value is being increased to its redemption value by periodic accretions against paid in capital.

     The Company and certain of its securityholders have agreed, on December 23, 1996, to effect a recapitalization of the Company's capital stock, whereby: (i) the Company's Series B Preferred Stock, will be converted, in accordance with its terms without the payment of additional consideration, into 2,480,000 shares of the Company's common stock, par value $.01 per share (the 'Common Stock');
(ii) the Company's Series C Preferred Stock, will be repurchased for promissory notes in an aggregate principal amount of $1.0 million, which promissory notes will bear interest at a rate of 8% per annum and will be repayable on demand at any time from and after the date of the consummation of an underwritten public offering by the Company of Common Stock, but in any event such notes will mature June 7, 1998; (iii) all accrued interest on the Series B Preferred Stock and the Series C Preferred Stock will be converted into 88,840 shares of Common Stock (assuming conversion on December 23, 1996); (iv) warrants related to the Series C Preferred Stock, currently exercisable for 3,000,000 shares of Common Stock, will be exchanged for 600,000 shares of Common Stock; (v) agreements with certain of the Company's securityholders to issue, upon consummation of the Underwritten Offering, warrants exercisable for 1,038,503 shares of Common Stock in consideration for such securityholders' agreement to certain lock-up arrangements will be rescinded at no cost to the Company; and (vi) options held by two of the Company's principal executive officers to purchase 300,000 shares of common stock will be cancelled at no cost to the Company. Upon conversion of the Series B Preferred Stock and accumulated interest thereon into Common Stock on December 23, 1996, the Company incurred a non-cash, non-recurring dividend for the difference between the conversion price and the market price of the Common Stock estimated to be $8.5 million. This dividend will not impact net income (loss), but will impact net income (loss) attributable to common stockholders in the calculation of earnings per share.

     In connection with the Underwritten Offering, the Company will incur a non-recurring non-cash charge estimated to be $75,000 in the fiscal quarter in which the Underwritten Offering is consummated, as a result of the issuance by the Company of warrants exercisable for an aggregate of up to 160,414 shares of Common Stock to certain stockholders of the Company as consideration for the agreement of such stockholders to certain lock-up arrangements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
METRO SERVICES GROUP, INC.:

     We  have audited  the accompanying balance  sheet of  Metro Services Group,
Inc. as of December 31, 1995, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metro Services Group, Inc. at December 31, 1995, and the results of its operations, and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

New York, New York
August 29, 1996.

                           METRO SERVICES GROUP, INC.
                                 BALANCE SHEETS
           AS OF DECEMBER 31, 1995 AND SEPTEMBER 30, 1996 (UNAUDITED)

                                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                                          1995            1996
                                                                                      ------------    -------------
                                                                                                       (UNAUDITED)
                                      ASSETS
Current assets:
     Cash..........................................................................    $    7,918      $   349,446
     Accounts receivable billed, net of allowance of $82,118 and $39,700
      (unaudited), respectively....................................................     1,168,602        1,009,584
     Accounts receivable, unbilled.................................................     1,233,596          829,547
     Other.........................................................................         7,663           54,537
                                                                                      ------------    -------------
          Total current assets.....................................................     2,417,779        2,243,114
     Due from shareholder..........................................................            --           50,000
     Fixed assets, net.............................................................        87,522          242,726
                                                                                      ------------    -------------
          Total assets.............................................................    $2,505,301      $ 2,535,840
                                                                                      ------------    -------------
                                                                                      ------------    -------------

                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable..............................................................    $2,142,688      $ 2,189,188
     Due to shareholders and other related parties, net............................        31,797           25,000
     Capital lease obligation, current.............................................                         59,258
     Sales and income taxes payable................................................        65,273            9,532
                                                                                      ------------    -------------
          Total current liabilities................................................     2,239,758        2,282,978
Capital lease obligation, non-current..............................................                        112,837
Deferred rent......................................................................        30,583           34,146
                                                                                      ------------    -------------
          Total liabilities........................................................     2,270,341        2,429,961
                                                                                      ------------    -------------
Commitments
Shareholders' equity (deficit):
     Common stock, no par value; 200 shares authorized, 100 shares issued and
      outstanding..................................................................         1,000            1,000
     Retained earnings.............................................................       233,960          104,879
                                                                                      ------------    -------------
          Total shareholders' equity...............................................       234,960          105,879
                                                                                      ------------    -------------
               Total liabilities and shareholders' equity (deficit)................    $2,505,301      $ 2,535,840
                                                                                      ------------    -------------
                                                                                      ------------    -------------

    The accompanying Notes are an integral part of the financial statements.

                           METRO SERVICES GROUP, INC.
                            STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
         THE (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                                            NINE MONTHS ENDED
                                                                  DECEMBER 31,                SEPTEMBER 30,
                                                            ------------------------    --------------------------
                                                               1994          1995          1995           1996
                                                            ----------    ----------    -----------    -----------
                                                                                               (UNAUDITED)

Revenues.................................................   $5,914,079    $8,096,307    $ 5,713,514    $ 5,768,664
                                                            ----------    ----------    -----------    -----------
Operating expenses:
     Direct costs........................................    3,290,265     4,652,820      3,330,490      3,174,946
     Salaries and benefits...............................    1,672,496     1,792,203      1,314,522      1,567,365
     Selling, general and administrative.................      867,845       899,323        651,502        746,071
     Professional fees...................................      133,073       175,855        151,499        173,660
                                                            ----------    ----------    -----------    -----------
          Total operating expenses.......................    5,963,679     7,520,201      5,448,013      5,662,042
                                                            ----------    ----------    -----------    -----------
          Income (loss) before provision for income
            taxes........................................      (49,600)      576,106        265,501        106,622
Provision for income taxes...............................        7,072        35,490         15,930          5,280
                                                            ----------    ----------    -----------    -----------
          Net income (loss)..............................   $  (56,672)   $  540,616    $   249,571    $   101,342
                                                            ----------    ----------    -----------    -----------
                                                            ----------    ----------    -----------    -----------
Pro forma data (unaudited) (Note 10):
     Historical income (loss) before provision for income
       taxes.............................................   $  (49,600)   $  576,106    $   265,501    $   106,622
                                                            ----------    ----------    -----------    -----------
     Pro forma provision for income taxes................        7,072       224,681        103,545         33,314
                                                            ----------    ----------    -----------    -----------
     Pro forma net income (loss).........................   $  (56,672)   $  351,425    $   161,956    $    73,308
                                                            ----------    ----------    -----------    -----------
                                                            ----------    ----------    -----------    -----------

    The accompanying Notes are an integral part of the financial statements.

                           METRO SERVICES GROUP, INC.
                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
              THE (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                           RETAINED
                                                                       COMMON STOCK        EARNINGS
                                                                     ----------------    (ACCUMULATED
                                                                     SHARES    AMOUNT      DEFICIT)         TOTAL
                                                                     ------    ------    -------------    ---------

Balance at January 1, 1994........................................     100     $1,000      $(249,984)     $(248,984)
     Net loss.....................................................      --        --         (56,672)       (56,672)
                                                                     ------    ------    -------------    ---------
Balance at December 31, 1994......................................     100     1,000        (306,656)      (305,656)
     Net income...................................................      --        --         540,616        540,616
                                                                     ------    ------    -------------    ---------
Balance at December 31, 1995......................................     100     1,000         233,960        234,960
     Dividends paid...............................................      --        --        (230,423)      (230,423)
     Net income...................................................      --        --         101,342        101,342
                                                                     ------    ------    -------------    ---------
Balance at September 30, 1996 (unaudited).........................     100     $1,000      $ 104,879      $ 105,879
                                                                     ------    ------    -------------    ---------
                                                                     ------    ------    -------------    ---------

    The accompanying Notes are an integral part of the financial statements.

                           METRO SERVICES GROUP, INC.
                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
         THE (UNAUDITED) NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                                             NINE MONTHS ENDED
                                                                    DECEMBER 31,               SEPTEMBER 30,
                                                               ----------------------    --------------------------
                                                                 1994         1995          1995           1996
                                                               ---------    ---------    -----------    -----------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
     Net income (loss)......................................   $ (56,672)   $ 540,616     $ 249,571      $ 101,342
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
          Provision for allowances..........................      32,414       56,342        53,063         65,551
          Depreciation......................................      63,263       59,436        44,578         49,015
          Deferred rent.....................................      10,833       19,750        14,813          3,563
          Changes in assets and liabilities:
               (Increase) decrease in accounts receivable...    (331,821)    (483,614)     (478,821)       497,516
               Increase in other assets.....................      (1,176)        (848)         (848)       (46,874)
               Increase in accounts payable.................     266,272       18,917       327,990         46,498
               Increase (decrease) in accrued expenses......      87,915     (219,952)     (219,952)             0
               (Decrease) increase in sales and income taxes
                 payable....................................     (17,425)      48,086        19,380        (55,741)
                                                               ---------    ---------    -----------    -----------
                    Net cash provided by operating
                      activities............................      53,603       38,733         9,774        660,870
                                                               ---------    ---------    -----------    -----------
Cash flows from investing activities:
     Purchase of fixed assets...............................     (78,344)     (42,704)      (17,475)       (22,938)
                                                               ---------    ---------    -----------    -----------
                    Net cash used in investing activities...     (78,344)     (42,704)      (17,475)       (22,938)
                                                               ---------    ---------    -----------    -----------
Cash flows from financing activities:
     Principal payments on capital lease obligation.........          --           --            --         (9,184)
     Repayment of related party loan........................          --           --            --         (6,797)
     Advance to shareholder.................................          --           --            --        (50,000)
     Dividends paid.........................................          --           --            --       (230,423)
                                                               ---------    ---------    -----------    -----------
                    Net cash used in financing activities...          --           --            --       (296,404)
                                                               ---------    ---------    -----------    -----------
                    Net (decrease) increase in cash.........     (24,741)      (3,971)       (7,701)       341,528
Cash, beginning of period...................................      36,630       11,889        11,889          7,918
                                                               ---------    ---------    -----------    -----------
Cash, end of period.........................................   $  11,889    $   7,918     $   4,188      $ 349,446
                                                               ---------    ---------    -----------    -----------
                                                               ---------    ---------    -----------    -----------
Supplemental disclosure of cash flow information:
     Cash paid during the period for:
          Interest..........................................   $  14,070    $  24,405
          Income taxes......................................   $     665    $  13,054

Supplemental Schedule of Non-cash Financing and Investment Activities:

          In July 1996, the Company acquired computer equipment, financed by the vendor, for $181,281.

    The accompanying Notes are an integral part of the financial statements.

                           METRO SERVICES GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS
    (INFORMATION PERTAINING TO SEPTEMBER 30, 1996 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. DESCRIPTION OF THE BUSINESS

     Metro Services Group, Inc. ('Metro' or the 'Company') develops and markets information-based services used primarily in direct marketing by a variety of commercial and not-for-profit organizations principally in the United States.

2. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     Metro recognizes revenue when its services have been fully performed and completed (the 'Service Date') but does not bill for such services, in accordance with industry practices, until all services relating to a client's campaign, including services to be performed by unrelated third parties, have been completed. The client's obligation to pay Metro for its completed services is not contingent upon completion of the services to be performed by these unrelated third parties. In any event, clients are billed no later than a predetermined mailing date for their respective campaigns, which date is generally not more than thirty days after the Service Date. Unbilled receivables represent the portion of revenues recognized in excess of revenues billed in accordance with this practice.

Fixed Assets

     Fixed assets are stated at cost. Computer equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful lives of three to seven years.

     Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in income.

Income Taxes

     The Company has elected to be treated as an S corporation for income tax reporting purposes, which requires the Company's income or loss for federal and certain state tax jurisdictions to be recognized by its shareholders. Consequently, the Company provides for income taxes only in those jurisdictions which do not recognize its S corporation status, mainly New York City. See Note 11.

     The Company recognizes deferred taxes by the asset and liability method of accounting for those jurisdictions which do not recognize its S corporation status. Under the asset and liability method deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at enacted tax rates applicable to the years in which the differences are expected to reverse. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Recently Issued Pronouncements

     In  March 1995,  the Financial  Accounting Standards  Board ('FASB') issued
Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-

                           METRO SERVICES GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
    (INFORMATION PERTAINING TO SEPTEMBER 30, 1996 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

Lived Assets to be Disposed of' ('SFAS 121'). SFAS 121 requires that an impairment loss be recognized for long-lived assets and certain identifiable intangibles when the carrying amount of these assets may not be recoverable. The Company believes that the adoption of SFAS 121 in fiscal 1996 will not have a material impact on the Company's results of operations or financial position.

3. FIXED ASSETS

     Fixed assets comprise

                                                        DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                        -----------------    ------------------
                                                                                (UNAUDITED)
Furniture and fixtures...............................       $  37,327             $ 49,180
Computer equipment...................................         273,463              465,829
                                                        -----------------    ------------------
     Total...........................................         310,790              515,009
Less: Accumulated depreciation.......................        (223,268)            (272,283)
                                                        -----------------    ------------------
                                                            $  87,522             $242,726
                                                        -----------------    ------------------
                                                        -----------------    ------------------

     Depreciation expense for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 was $63,263, $59,436, $44,578
(unaudited) and $49,015 (unaudited), respectively.

4. COMMITMENTS

Operating Lease

     Metro is obligated under a 10-year lease for office space. Rent expense for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and 1996 amounted to $108,365, $162,262, $124,505 (unaudited), and
$133,379 (unaudited), respectively.

     Modified in June 1994, this lease includes rent escalation at the end of the third, fourth and eighth years of this lease. At December 31, 1995 and September 30, 1996, Metro has recorded deferred rent expense of $19,750 and $3,563 (unaudited), respectively.

     Minimum annual lease commitments under the terms of the noncancellable operating leases are as follows:

              YEAR ENDING
             DECEMBER 31,                 COMMITMENTS
---------------------------------------   -----------

   1996................................   $  155,250
   1997................................      164,000
   1998................................      164,000
   1999................................      164,000
   2000................................      167,708
   Thereafter..........................      269,958
                                          -----------
                                          $1,084,916
                                          -----------
                                          -----------

Employment Contracts

     In 1993, Metro had entered into a contractual arrangement with a consultant to provide services to the Company. The contract provides for approximately $11,000 per year in future minimum consulting compensation through 1997.

                           METRO SERVICES GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
    (INFORMATION PERTAINING TO SEPTEMBER 30, 1996 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

5. RELATED PARTIES

     In January 1990, a related party loaned $50,000 to the Company in the form of a promissory note (the '1990 Note'). The loan is collateralized by a portion of the Company's receivables. The Note bears interest at 12% per annum and is due in equal monthly installments on the last day of each month. The principal balance is payable at any time upon 30 days' written notice by either party. In 1993, the Company made a $25,000 advance to a party related to the owner of the 1990 Note, and in 1994, recorded the advance as a reduction of the 1990 Note. Additionally, in 1993, approximately $18,000 of Metro's expenses were paid by a shareholder related to the owner of the 1990 Note, and, in 1994, this receivable was applied against the 1990 Note to reduce its outstanding principal balance to approximately $7,000 at December 31, 1995. In 1996, the $7,000 (unaudited) was paid in full. Interest expense incurred and paid in connection with this loan for the years ended December 31, 1994 and 1995, was approximately $6,000 and $4,000, respectively.

     In December 1992, a minority shareholder loaned $50,000 to the Company in the form of a promissory note. The loan is collateralized by certain accounts receivable. The note bears interest at 12% per year and is due in equal monthly installments on the last day of each month. The principal balance is payable at any time upon 30 day's written notice by either party. As of December 31, 1995, the outstanding principal balance relating to the loan was $25,000. Interest expense incurred and paid relating to this note was $3,000 per year in 1994 and 1995.

6. MAJOR CUSTOMERS

     For the years ended December 31, 1994 and 1995, sales to a single customer amounted to 12% and 10% of revenues, respectively. Accounts receivable from this customer at December 31, 1995 and September 30, 1996 totaled approximately $470,000 and less than $1,000, respectively. Subsequent to 1995, the Company ceased providing services to this customer. However, management believes that there will not be an adverse effect on the Company's financial position due to the loss of this customer.

7. EMPLOYEE BENEFIT PLANS

     On January 1, 1994, the Company established a 401(k) retirement plan (the 'Metro Retirement Plan') for certain of its employees to make qualified contributions, in 1% increments, limited to 20% of the contributing participant's annual compensation. The Company did not match any employee contributions in 1994 and 1995. Effective May 1, 1996, Metro amended the Metro Retirement Plan to provide for employer contributions to match up to 2% of an employee's contribution. Employer contributions for the nine months ended September 30, 1996 was approximatey $12,000 (unaudited).

8. SUBSEQUENT EVENTS

     In February 1996, the Company declared and paid a dividend to its shareholders in the aggregate amount of $230,423. In May 1996, Metro entered into a non-binding letter of intent to be acquired by All-Comm Media Corporation.

9. INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     (a) Basis of presentation -- The interim unaudited financial statements reflect adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Revenues and net income (loss) for any interim period are not necessarily indicative of the results for a full year.

     (b) In February 1996, a shareholder of the Company borrowed $50,000 from the Company.

                           METRO SERVICES GROUP, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
    (INFORMATION PERTAINING TO SEPTEMBER 30, 1996 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

     (c) The Company is contingently liable for guarantees of lease payments owed by a related party of approximately $28,000. The Company is of the opinion that such related party will be able to perform its payment obligations in connection with such guaranteed lease payments and that no payments will be required and no losses will be incurred by the Company under such guarantees.

     (d) In July, 1996, the Company purchased computer equipment for $181,281 under a capitalized lease obligation.

10. PRO FORMA DATA (UNAUDITED)

     The pro forma financial information is provided to show the significant effects on the historical financial information had the Company operated as a C corporation. Historically, the Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code of 1986, as amended, and comparable provisions of state income tax laws.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of
STEPHEN DUNN & ASSOCIATES, INC.

     We have audited the balance sheet of Stephen Dunn & Associates, Inc. as of December 31, 1994 and the related statements of income, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stephen Dunn & Associates, Inc. as of December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

Los Angeles, California
June 2, 1995

                        STEPHEN DUNN & ASSOCIATES, INC.
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1994

                                               ASSETS
Current assets:
     Cash...........................................................................................   $  164,910
     Accounts receivable, less allowance for doubtful accounts of $8,000............................    1,473,712
     Prepaid expenses and other current assets......................................................       58,818
                                                                                                       ----------
          Total current assets......................................................................    1,697,440
Property and equipment -- at cost, less accumulated depreciation of $702,842 -- Note 2..............      352,309
Deposits............................................................................................       23,452
                                                                                                       ----------
          Total assets..............................................................................   $2,073,201
                                                                                                       ----------
                                                                                                       ----------

                                LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
     Accounts payable...............................................................................   $  195,203
     Accrued wages and payroll taxes................................................................      262,586
     Accrued expenses and other current liabilities.................................................       70,956
     Current portion of long-term debt -- Note 5....................................................       78,353
     Income taxes payable...........................................................................       55,270
     Deferred income taxes -- Note 8................................................................       30,600
                                                                                                       ----------
          Total current liabilities.................................................................      692,968
                                                                                                       ----------
Long-term liabilities:
     Long-term debt, less current portion -- Note 5.................................................       10,517
     Other taxes and licenses -- Note 6.............................................................       72,000
                                                                                                       ----------
          Total long-term liabilities...............................................................       82,517
                                                                                                       ----------
Commitments and contingencies -- Notes 6 and 7
Shareholder's equity:
Common stock:
     Authorized -- 1,000 shares of no par common stock, issued and
       outstanding -- 400 shares....................................................................          400
     Retained earnings..............................................................................    1,464,839
     Loan receivable, shareholder...................................................................     (167,523)
                                                                                                       ----------
          Total shareholder's equity................................................................    1,297,716
                                                                                                       ----------
               Total liabilities and shareholder's equity...........................................   $2,073,201
                                                                                                       ----------
                                                                                                       ----------

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

Revenues...........................................................................................   $13,595,763
                                                                                                      -----------
Salaries and benefits..............................................................................    10,344,131
Direct costs.......................................................................................       497,383
Selling, general and administrative................................................................     1,928,980
Professional fees..................................................................................        99,012
                                                                                                      -----------
          Total operating expenses.................................................................    12,869,506
                                                                                                      -----------
          Income from operations...................................................................       726,257
     Interest income...............................................................................         7,485
     Interest expense..............................................................................       (36,855)
                                                                                                      -----------
          Income before income taxes...............................................................       696,887
Provision for income taxes.........................................................................       (48,405)
                                                                                                      -----------
          Net income...............................................................................   $   648,482
                                                                                                      -----------
                                                                                                      -----------
     Pro forma data (unaudited) (Note 10):
     Historical income before income taxes.........................................................   $   696,887
     Pro forma provision for income taxes..........................................................      (271,786)
                                                                                                      -----------
          Pro forma net income.....................................................................   $   425,101
                                                                                                      -----------
                                                                                                      -----------

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                       STATEMENT OF SHAREHOLDER'S EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                               COMMON     RETAINED      LOANS TO
                                                               STOCK      EARNINGS     SHAREHOLDER       TOTAL
                                                               ------    ----------    -----------    -----------

Balance, December 31, 1993..................................    $400     $  816,357     $  --         $   816,757
     Net income.............................................    --          648,482        --             648,482
     Loans to shareholder...................................    --           --         $(167,523)       (167,523)
                                                               ------    ----------    -----------    -----------
Balance, December 31, 1994..................................    $400     $1,464,839     $(167,523)    $ 1,297,716
                                                               ------    ----------    -----------    -----------
                                                               ------    ----------    -----------    -----------

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

Cash flows from operating activities:
     Net income.......................................................................................   $648,482
     Adjustments to reconcile net income to net cash provided by (used in) operating activities:
          Depreciation................................................................................    166,671
          Provision for doubtful accounts.............................................................      2,000
          Increase in:
               Accounts receivable....................................................................   (380,219)
               Prepaid expense and other current assets...............................................    (31,739)
          Increase (decrease) in:
               Accounts payable.......................................................................    114,740
               Accrued wages and payroll taxes........................................................     73,483
               Accrued expenses and other current liabilities.........................................      6,029
               Income taxes payable...................................................................     54,205
               Deferred income taxes..................................................................      2,300
               Other taxes and licenses...............................................................     (4,300)
                                                                                                         --------
                    Net cash provided by operating activities.........................................    651,652
                                                                                                         --------
Cash flows from investing activities:
     Purchase of equipment............................................................................    (84,444)
                                                                                                         --------
                    Net cash used in investing activities.............................................    (84,444)
                                                                                                         --------
Cash flows from financing activities:
     Payments to shareholder..........................................................................   (293,626)
     Loans to shareholder.............................................................................   (167,523)
     Repayment of notes payable.......................................................................    (78,353)
                                                                                                         --------
                    Net cash used in financing activities.............................................   (539,502)
                                                                                                         --------
                    Net increase in cash..............................................................     27,706
Cash at beginning of year.............................................................................    137,204
                                                                                                         --------
Cash at end of year...................................................................................   $164,910
                                                                                                         --------
                                                                                                         --------
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
          Interest....................................................................................   $ 37,050
          Income taxes................................................................................      4,065

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

1. SIGNIFICANT ACCOUNTING POLICIES

     Stephen Dunn & Associates, Inc. (the 'Company') provides telemarketing and other services related to fund-raising campaigns for non-profit entities located throughout the United States.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions made in the preparation of the consolidated financial statements relate to the assessment of the carrying value of assets and liabilities. Actual results could differ from those estimates.

Recognition of Revenue

     Revenues from on-site campaigns are earned when pledged cash is received. Revenues from off-site campaigns are earned when the Company's services have been provided.

Property and Depreciation

     Property and equipment are reported at cost. Expenditures which improve or extend the life of the asset are capitalized, while maintenance and repairs which do not appreciably extend the useful lives of the related assets are charged to expenses as incurred.

     Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

Income Taxes

     The Company has elected to be taxed under the provision of Subchapter S of the Internal Revenue Code of 1986, as amended, and as a result the Company's federal taxable income or loss and tax credits are passed through to the individual shareholder -- see Note 10. However, the Company does have a liability for income taxes on its net income in prior years to the extent of the built-in gain which existed at the time of the S corporation election -- see
Note 6.

     Some states either do not recognize the Company's S corporation status or require income taxes at a reduced rate. The income tax provision relates to income taxes due on taxable income for those states plus deferred taxes related primarily to the differences that exist between the financial statement and the tax bases of the assets and liabilities. These differences are primarily a result of differences in depreciation methods and the use of the cash basis of accounting for tax reporting.

Cash and Cash Equivalents

     For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                        STEPHEN DUNN & ASSOCIATES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1994

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


Office furniture and equipment..............................   $  805,383
Automobile..................................................       26,581
Leasehold improvements......................................      223,187
                                                               ----------
                                                                1,055,151
Less accumulated depreciation...............................     (702,842)
                                                               ----------
                                                               $  352,309
                                                               ----------
                                                               ----------

     Depreciation expense for the year ended December 31, 1994 was $166,671.

3. RELATED PARTY

     The Company was indebted to its sole shareholder in the amount of $293,626 as of December 31, 1993. Interest was payable at 10%. This amount was repaid in 1994. The debt at December 31, 1993 included unpaid interest of $331. Interest expense for the year ended December 31, 1994 was $9,799.

     The Company advanced funds to its sole shareholder in the amount of $166,179 as of December 31, 1994. The advance accrues interest at 10% per annum, does not have a specified maturity date, and is reflected as a reduction in Shareholder's Equity. At December 31, 1994 the advance included unpaid interest of $1,344. Interest income for the year ended December 31, 1994 was $1,344.

     The Company leases its corporate business premises in Venice, California from its sole shareholder requiring monthly rental payments of $9,905 through January 1994 and $11,805 until the lease term expires on January 1, 1999, with an option for renewal at such time. The Company incurs all costs of insurance, maintenance and utilities. Total rent paid by the Company to its sole shareholder for the year ended December 31, 1994 was $139,754. Future minimum rental payments for this lease are as follows:

1995..........................................................   $141,654
1996..........................................................    141,654
1997..........................................................    141,654
1998..........................................................    141,654
                                                                 --------
                                                                 $566,616
                                                                 --------
                                                                 --------

4. CONCENTRATIONS OF CREDIT RISK

     The   Company  maintains   cash  deposits  with   primarily  one  financial
institution amounting to $254,051 at December 31, 1994. These deposits are insured for up to $100,000 by the U.S. Federal Deposit Insurance Corporation.

     Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different geographical regions within the United States. At December 31, 1994, the Company had no significant concentrations of credit risk.

5. LONG-TERM DEBT

     During the year ended December 31, 1993, the Company refinanced two loans into a single bank loan. The bank note payable requires monthly principal payments of $6,529 plus interest based on the bank's prime rate of interest (8.5% at December 31, 1994) plus 1.75%. The note matures on January 15, 1996. The note is collateralized by substantially all of the Company's assets and is guaranteed by the shareholder. The debt to the shareholder is subordinate to the bank debt. The bank loan contains

                        STEPHEN DUNN & ASSOCIATES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1994

financial covenants including current ratio and working capital, debt/net worth, capital expenditure limits and cash flows.

     Maturity of the bank note payable is as follows:

 YEAR ENDED
DECEMBER 31,
------------

   1995........................................................   $78,353
   1996........................................................    10,517
                                                                  -------
                                                                   88,870
   Less current maturities.....................................    78,353
                                                                  -------
                                                                  $10,517
                                                                  -------
                                                                  -------

     The Company also has available an unsecured $350,000 line of credit at December 31, 1994. There were no borrowings from the line at December 31, 1994.

     Total interest incurred during the year ended December 31, 1994 on bank borrowings was $17,089.

6. COMMITMENTS AND CONTINGENCIES

     Effective October 1, 1990, the Company elected to be taxed as an S corporation. As a result, the Company is required to pay taxes on the built-in gain which existed when the Company converted from a C corporation to an S corporation. The Company estimates that the minimum tax on the built-in gain was $25,500. The actual liability may be higher if goodwill for tax purposes is determined to have existed at October 1, 1990. A provision for the minimum expected liability has been made. Interest and penalties of $15,045 have been estimated and recorded at December 31, 1994. Subsequent to December 31, 1994, the Company will be taxed as a C corporation -- see Note 9.

7. LEASE COMMITMENTS

     In addition to leasing corporate office space (Note 3), the Company leases office space in Berkeley, California, requiring monthly rental payments of $9,135. The lease term expired on October 22, 1994 and was extended to January 31, 1996 at $9,610 per month. There are no further options to renew this lease. Total rent paid by the Company for this location for the year ended December 31, 1994 was $110,570. Future minimum rental payments for this lease are as follows:

1995..........................................................   $115,320
1996..........................................................      9,610
                                                                 --------
                                                                 $124,930
                                                                 --------
                                                                 --------

     The Company also leases office space in New York, requiring monthly rental payments of $550. Total rent paid by the Company for this location for the year ended December 31, 1994 was $6,600.

8. INCOME TAXES

     As of December 31, 1994, deferred state tax liabilities recognized for taxable temporary differences totalled $30,600. There were no deferred state tax assets or valuation allowances recognized as of December 31, 1994.

     The provision for state income taxes consists of the following components:

Current taxes..................................................   $46,105
Deferred taxes.................................................     2,300
                                                                  -------
                                                                  $48,405
                                                                  -------
                                                                  -------

                        STEPHEN DUNN & ASSOCIATES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                      FOR THE YEAR ENDED DECEMBER 31, 1994

     The Company has a capital loss carryforward of $10,000 available for offset against future capital gains.

9. SUBSEQUENT EVENTS

     On April 25, 1995, all of the outstanding common stock of the Company was acquired by Alliance Media Corporation ('Alliance') and subsequently by Sports-Tech, Inc. ('Sports-Tech') upon consummation of the merger between STI Merger Corporation, a wholly-owned subsidiary of Sports-Tech and Alliance. The Company has consequently changed its fiscal year-end from December 31 to June 30, and as a result of the acquisition, the Company will be taxed as a C corporation.

10. PRO FORMA DATA (UNAUDITED)

     The pro forma financial information is provided to show the significant effects on the historical financial information had the Company operated as a C corporation. Historically, the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, and comparable provisions of state income tax laws.

                        STEPHEN DUNN & ASSOCIATES, INC.
                                 BALANCE SHEET
                                 MARCH 31, 1995
                                  (UNAUDITED)

                                               ASSETS
Current assets:
     Cash...........................................................................................   $  445,897
     Accounts receivable, less allowance for doubtful accounts of $6,000............................    1,578,099
     Prepaid expenses and other current assets......................................................       70,636
                                                                                                       ----------
          Total current assets......................................................................    2,094,632
Property and equipment -- at cost, less accumulated depreciation of $744,504........................      317,958
Deposits............................................................................................       23,452
                                                                                                       ----------
          Total assets..............................................................................   $2,436,042
                                                                                                       ----------
                                                                                                       ----------
                                LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
     Accounts payable...............................................................................   $   30,745
     Accrued wages and payroll taxes................................................................      628,413
     Accrued expenses and other current liabilities.................................................      165,508
     Current portion of long-term debt..............................................................       78,353
     Income taxes payable...........................................................................       55,270
     Deferred income taxes..........................................................................       30,600
                                                                                                       ----------
          Total current liabilities.................................................................      988,889
Long-term liabilities:
     Long-term debt, less current portion...........................................................       90,929
     Other taxes and licenses.......................................................................       72,000
                                                                                                       ----------
          Total liabilities.........................................................................    1,151,818
                                                                                                       ----------
Commitments and contingencies
Shareholder's equity:
Common stock:
     Authorized -- 1,000 shares of no par common stock; issued and outstanding  -- 400 shares.......          400
     Retained earnings..............................................................................    1,450,003
     Loan receivable, shareholder...................................................................     (166,179)
                                                                                                       ----------
          Total shareholder's equity................................................................    1,284,224
                                                                                                       ----------
               Total liabilities and shareholder's equity...........................................   $2,436,042
                                                                                                       ----------
                                                                                                       ----------

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

Revenues............................................................................................   $3,551,095
                                                                                                       ----------
Salaries and benefits...............................................................................    2,620,585
Direct costs........................................................................................      187,442
Selling, general and administrative.................................................................      666,322
Professional fees...................................................................................       89,418
                                                                                                       ----------
     Total operating expenses.......................................................................    3,563,767
                                                                                                       ----------
Loss from operations................................................................................      (12,672)
Interest expense....................................................................................       (2,164)
                                                                                                       ----------
Loss before income taxes............................................................................      (14,836)
Provision for income taxes..........................................................................            0
                                                                                                       ----------
Net loss............................................................................................   $  (14,836)
                                                                                                       ----------
                                                                                                       ----------
Pro forma data (Note 10):
Historical loss before income taxes.................................................................   $  (14,836)
Pro forma benefit for income taxes..................................................................        5,786
                                                                                                       ----------
Pro forma net loss..................................................................................   $   (9,050)
                                                                                                       ----------
                                                                                                       ----------

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                       STATEMENT OF SHAREHOLDER'S EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

                                                               COMMON     RETAINED       LOANS TO
                                                               STOCK      EARNINGS      SHAREHOLDER      TOTAL
                                                               ------    -----------    -----------    ----------

Balance, December 31, 1994..................................    $400     $ 1,464,839     $(167,523)    $1,297,716
Net loss....................................................    --           (14,836)       --            (14,836)
Payments by shareholder.....................................    --           --              1,344          1,344
                                                               ------    -----------    -----------    ----------
Balance, March 31, 1995.....................................    $400     $ 1,450,003     $(166,179)    $1,284,224
                                                               ------    -----------    -----------    ----------
                                                               ------    -----------    -----------    ----------

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                            STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

Cash flows from operating activities:
     Net loss.........................................................................................   $(14,836)
     Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
          Depreciation................................................................................     41,952
     Increase in:
          Accounts receivable.........................................................................   (104,387)
          Prepaid expenses and other current assets...................................................    (11,818)
     Increase (decrease) in:
          Accounts payable............................................................................   (164,458)
          Accrued wages and payroll taxes.............................................................    365,827
          Accrued expenses and other current liabilities..............................................     94,552
                                                                                                         --------
               Net cash provided by operating activities..............................................    206,832
                                                                                                         --------
Cash flows from investing activities:
     Purchase of equipment............................................................................     (7,601)
     Payments by shareholder..........................................................................      1,344
                                                                                                         --------
               Net cash used in investing activities..................................................     (6,257)
                                                                                                         --------
Cash flows from financing activities:
     Borrowings on bank line of credit................................................................    100,000
     Payments on bank line of credit..................................................................    (19,588)
                                                                                                         --------
               Net cash provided by financing activities..............................................     80,412
                                                                                                         --------
Net increase in cash..................................................................................    280,987
Cash at beginning of period...........................................................................    164,910
                                                                                                         --------
Cash at end of period.................................................................................   $445,897
                                                                                                         --------
                                                                                                         --------

   The accompanying Notes are an integral part of these financial statements.

                        STEPHEN DUNN & ASSOCIATES, INC.
                     NOTES TO INTERIM FINANCIAL STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

1. GENERAL

     The interim financial statements included herein were prepared by Stephen Dunn & Associates, Inc. (the 'Company') without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the disclosures are adequate to make the information presented not misleading. The interim financial statements reflect all adjustments that are, in the opinion of management, necessary for the fair presentation of the results for the interim period presented. All adjustments are of a recurring nature. These interim financial statements should be read in conjunction with the financial statements of the Company as of December 31, 1994 and the Notes thereto.

2. SUBSEQUENT EVENT

     On April 25, 1995, all of the outstanding common stock of the Company was acquired by Alliance Media Corporation ('Alliance') and subsequently by Sports-Tech, Inc. ('Sports-Tech') upon consummation of the merger between STI Merger Corporation, a wholly-owned subsidiary of Sports-Tech and Alliance. The Company has consequently changed its fiscal year-end from December 31 to June 30 and, as a result of the acquisition, the Company will be taxed as a C corporation.

3. PRO FORMA DATA

     The pro forma financial information is provided to show the significant effects on the historical financial information had the Company operated as a C corporation. Historically, the Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended, and comparable provisions of state income tax laws.

                            [MONTAGE OF CLIENT LOGOS]

_______________________________                  _______________________________

     NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----

Prospectus Summary.............................     4
Risk Factors...................................    10
The Delayed Offering...........................    18
Use of Proceeds................................    19
Price Range of Common Stock....................    20
Dividend Policy................................    20
Capitalization.................................    21
Dilution.......................................    22
Pro Forma Condensed Combined Financial
  Information..................................    23
Selected Financial Data........................    28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    30
Business.......................................    40
Management.....................................    49
Principal and Selling Stockholders.............    60
The Recapitalization...........................    63
Certain Transactions...........................    64
Description of Capital Stock...................    67
Shares Eligible for Future Sale................    71
Underwriting...................................    78
Validity of Shares.............................    79
Experts........................................    79
Available Information..........................    79
Index to Financial Statements..................   F-1


                                2,100,000 SHARES

                                     [LOGO]


                                 ALL-COMM MEDIA
                                  CORPORATION
                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                 CRUTTENDEN ROTH
                                   INCORPORATED

                              LT LAWRENCE & CO., INC.

                                JANUARY   , 1997

_______________________________                  _______________________________

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

PROSPECTUS

                                1,381,056 SHARES
                           ALL-COMM MEDIA CORPORATION                     [Logo]

                                  COMMON STOCK


     This Prospectus relates to an offering (the 'Delayed Offering') of 1,381,056 shares (the 'Delayed Shares') of common stock, par value $.01 per shares ('Common Stock'), of All-Comm Media Corporation (the 'Company'), by certain stockholders of the Company (the 'Delayed Selling Stockholders'). The Delayed Shares offered by this Prospectus may be sold from time to time by the Delayed Selling Stockholders, provided a current registration statement with respect to such securities is then in effect commencing on January , 1997. See 'Delayed Selling Stockholders and Plan of Distribution.' Of the Delayed Shares offered hereby, 1,291,588 shares are subject to certain lock-up arrangements for a period of nine months after the date of this Prospectus, subject to earlier termination if the final Prospectus relating to the Underwritten Offering (as defined below) is not filed with the Securities and Exchange Commission (the 'Commission') by March 31, 1997 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the 'Securities Act'). Cruttenden Roth Incorporated (the 'Lead Representative') has indicated to the Company and certain representatives of the holders of an aggregate of 1,250,000 of the Delayed Shares subject to such lock-up arrangements that, upon consummation of the Underwritten Offering, it would be willing to release some or all of the Common Stock held or beneficially owned by such holders from the provisions of such lock-up arrangements prior to the expiration of such nine-month period under certain circumstances. As of the date of this Prospectus, there is no agreement (oral or written) with any of such holders as to the specific date that any release of shares from the provisions of such lock-up arrangements would be granted or as to the number of shares subject to such lock-up arrangements that would be so released. See 'Shares Eligible for Future Sale.' In addition, pursuant to a separate prospectus (the 'Underwritten Prospectus'), 2,100,000 shares of Common Stock are being offered (the 'Underwritten Offering') by the Company and certain selling stockholders of the Company (the 'Selling Stockholders') in an underwritten public offering, and up to an additional 315,000 shares of Common Stock are being offered by the Company and certain selling stockholders of the Company (the 'Over-Allotment Selling Stockholders') to cover over-allotments, if any. See 'The Underwritten Offering.'



     The distribution of the shares of Common Stock offered hereby by the Delayed Selling Stockholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Delayed Selling Stockholders. The Delayed Selling Stockholders and intermediaries through whom such securities are sold may be deemed 'underwriters' within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.


     The Company will not receive any of the proceeds from the sale of Common Stock by the Delayed Selling Stockholders. Substantially all of the expenses in connection with the registration of the Delayed Shares will be borne by the Company, except for any underwriters', brokers' and/or dealers' commissions and/or discounts. See 'Delayed Selling Stockholders and Plan of Distribution.'


     The Common Stock is traded on The Nasdaq SmallCap Market'SM' under the symbol 'ALCM.' On January 17, 1997, the last sale price of the Common Stock, as reported by The Nasdaq SmallCap Market'SM', was $4 1/8 per share. See 'Price Range of Common Stock.'


SEE 'RISK FACTORS' BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON
                             STOCK OFFERED HEREBY.
                            ------------------------

THESE  SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION
     PASSED  UPON   THE   ACCURACY   OR  ADEQUACY   OF   THIS   PROSPECTUS.
      ANY   REPRESENTATION  TO   THE  CONTRARY  IS   A  CRIMINAL  OFFENSE.

          THE DATE OF THIS PROSPECTUS IS                       , 1997

                                     Alt-1

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

                                  THE OFFERING


Common Stock Offered by the Delayed Selling
  Stockholders..................................  1,381,056 shares(1)(3)
Common Stock to be Outstanding Following the
  Underwritten Offering.........................  10,008,108 shares(1)(2)(3)(4)
Use of Proceeds.................................  The Company will not receive any of the proceeds from the sale of the
                                                  Common  Stock offered hereby. The  net proceeds from the Underwritten
                                                  Offering will  be  used  by the  Company  for  capital  expenditures, repayment  of certain outstanding  indebtedness and general corporate
                                                  purposes,  including  possible  future  acquisitions.  See  'Use   of
                                                  Proceeds.'
Dividend Policy.................................  The Company intends to retain future earnings, if any, to finance the growth  and  development  of  its  business  and  therefore  does not
                                                  anticipate  paying  cash  dividends  on  the  Common  Stock  in   the
                                                  foreseeable future. See 'Dividend Policy.'
The Nasdaq SmallCap Market'SM' Symbol...........  ALCM
Risk Factors....................................  See  'Risk Factors' beginning on page  10 for a discussion of certain material factors that should be considered by prospective  purchasers of the Common Stock.


------------

(1) The Company previously entered into contractual arrangements with certain of its stockholders, including the Delayed Selling Stockholders, whereby it agreed to register certain securities owned by such stockholders for resale under the Securities Act. As a result of negotiations with these stockholders, the Company has agreed to satisfy certain of its obligations by registering these shares of Common Stock on behalf of the Delayed Selling Stockholders.


(2) Does not include 5,380,927 shares of Common Stock issuable upon conversion or exercise of certain securities or other contractual rights, as follows:
    (i) warrants issued to the holders of the Company's Series B Redeemable Convertible Preferred Stock, par value $.01 per share (the 'Series B Preferred Stock') currently exercisable for 3,100,000 shares of Common Stock; (ii) warrants to be isssued to Cruttenden Roth Incorporated (the 'Lead Representative') and LT Lawrence & Co., Inc. (together with the Lead Representative, the 'Representatives'), each in their individual capacity and not as representative of the several underwriters (the 'Underwriters') in the Underwritten Offering, exercisable for 210,000 shares of Common Stock; (iii) warrants (the 'Lock-Up Warrants') to be issued upon consummation of the Underwritten Offering to certain stockholders of the Company as consideration for their agreement to certain lock-up arrangements, exercisable for an aggregate of up to 160,414 shares (the 'Lock-Up Shares') of Common Stock, depending on the extent to which the Underwriters' over-allotment options are exercised in the Underwritten Offering, if at all -- see 'Shares Eligible for Future Sale;' (vi) all other outstanding options, warrants and other contractual rights, which are currently exercisable for an aggregate of 1,245,135 shares of Common Stock;
    (v) the promissory notes issued to the former shareholders of Metro (the 'Metro Notes') in connection with the Company's acquisition of Metro, which are currently convertible into an aggregate of 185,874 shares of Common Stock -- see 'Certain Transactions;' and (vi) 479,504 shares of Common Stock reserved for issuance but not yet issued under the Company's 1991 Stock Option Plan. See 'Management -- Stock Option Plan' and 'Description of Capital Stock.' Although no assurance can be given that any of the foregoing options, warrants or other contractual rights will be exercised, if all of such options, warrants and other contractual rights having exercise prices at or below the assumed initial price to public of $4 per share in the Underwritten Offering were exercised, the aggregate proceeds to the Company resulting therefrom would be approximately $11.2 million. The Company expects that it would use such proceeds, if any, for general corporate purposes, including possible future acquisitions.



(3) Pursuant to the Underwritten Prospectus, an additional 2,100,000 shares of Common Stock are being offered by the Company and the Selling Stockholders and up to 315,000 shares of Common Stock are being offered by the Company and the Over-Allotment Selling Stockholders to cover over-allotments, if any, in the Underwritten Offering, none of which 315,000 shares are included in the Common Stock to be outstanding following the Underwritten Offering.


(4) Includes 3,168,840 shares of Common Stock issued in connection with the Recapitalization. See 'The Recapitalization.'


                                     Alt-2

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

                           THE UNDERWRITTEN OFFERING


     On the date of this Prospectus, the Registration Statement of which this Prospectus forms a part filed under the Securities Act with respect to 2,100,000 shares of Common Stock being offered by the Company and the Selling Stockholders in the Underwritten Offering, and up to an additional 315,000 shares of Common Stock being offered by the Company and the Over-Allotment Selling Stockholders to cover over-allotments, if any, was declared effective by the Commission. The
Company  will receive net proceeds of $               from the sale of 1,750,000
shares included in the Underwritten  Offering and the Selling Stockholders  will
receive net proceeds of $               from the sale of 350,000 shares included
in  the Underwritten Offering. The Company  will receive additional net proceeds
of approximately $                  and the Over-Allotment Selling  Stockholders
will  receive net proceeds of approximately $               if the Underwriters'
over-allotment options are exercised in full. All of such net proceeds are after the payment of underwriting discounts and commissions and estimated expenses of the Underwritten Offering and the Delayed Offering. Sales of securities by the Company, the Selling Stockholders and the Over-Allotment Selling Stockholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock. See 'Risk Factors Shares -- Eligible for Future Sale.'


                                     Alt-3

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,750,000 shares of Common Stock offered by the Company in the Underwritten Offering are estimated to be $5.0 million based on an assumed initial price to public of $4 per share of Common Stock, after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any of the proceeds from the sale of Common Stock by the Delayed Selling Stockholders hereby, or by the Selling Stockholders or the Over-Allotment Selling Stockholders in the Underwritten Offering.



     Of such net proceeds to the Company, approximately $2.8 million will be applied to expand the Company's business by investing approximately $1.7 million for technology (including computer systems, software and telemarketing equipment), approximately $0.8 million for technical support, sales and marketing personnel and approximately $0.3 million for advertising and promotion of the Company's services. In addition, approximately $1.0 million of such proceeds will be used to repay the promissory notes (the 'Series C Notes') issued to the former holders of the Company's Series C Redeemable Convertible Preferred Stock, par value $.01 per share (the 'Series C Preferred Stock') issued in connection with the repurchase thereof as part of the Recapitalization, and approximately $1.0 million will be used to repay the Metro Notes. The Series C Notes bear interest at a rate of 8% per annum and are payable on demand from and after the date of consummation of the Underwritten Offering (or any other underwritten public offering of Common Stock), and in any event mature June 7, 1998. The Metro Notes bear interest at a rate of 6% per annum, mature June 30, 1998 and are convertible at the option of the holders thereof into 185,174 shares of Common Stock, based on a conversion price of $5.38 per share. To the extent the Company does not use all or any portion of the $2.0 million to repay the Metro Notes and/or the Series C Notes, such proceeds will be used to augment general working capital, including, without limitation, for marketing of the Company's services and new business development on behalf of SD&A and Metro. The balance will be used for general corporate purposes, including possible future acquisitions. Pending their application, the net proceeds to be received by the Company from the Underwritten Offering will be invested in short-term, investment-grade, interest bearing securities. The foregoing represents the Company's best estimate of the allocation of the net proceeds from the Underwritten Offering. Future events such as changes in economic or competitive conditions may result in the Company re-allocating such proceeds. In addition, there can be no assurance that the Company's estimates will prove to be accurate or that unforeseen expenses will not occur.



     In addition, up to 5,380,927 shares of Common Stock are issuable upon conversion or exercise of certain securities or other contractual rights as described in footnote (2) to 'Prospectus Summary -- The Offering.' Although no assurance can be given that any of the foregoing options, warrants or other contractual rights will be exercised, if all of such options, warrants and other contractual rights having exercise prices at or below the assumed initial price to public of $4 per share were exercised, the aggregate proceeds to the Company resulting therefrom would be approximately $11.2 million. The Company expects that it would use such proceeds, if any, for general corporate purposes, including possible future acquisitions. The exercise of these options, warrants and contractual rights is not required as a condition to the sale of any of the shares of Common Stock being offered hereby or in the Underwritten Offering and none of such securities is being offered either as part of the Delayed Offering or as part of the Underwritten Offering.


                                     Alt-4

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]


             DELAYED SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

DELAYED SELLING STOCKHOLDERS
     The Company has agreed to include the Delayed Shares, for the benefit of the holders thereof, in the Registration Statement of which this Prospectus is a part.
     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Delayed Selling Stockholders as of December 23, 1996.

                                                                  COMMON STOCK
                                                               BENEFICIALLY OWNED               COMMON STOCK
                                                               AS OF DECEMBER 23,                TO BE SOLD
                                                                     1996(1)                  ON DELAYED BASIS
                     NAME OF DELAYED                        -------------------------      -----------------------
                   SELLING STOCKHOLDER                       NUMBER         PERCENT        NUMBER        PERCENT
---------------------------------------------------------   ---------      ----------      -------      ----------
Seth Antine(2)...........................................     365,260          4.3%         91,000         *
Birdsall Corp., N.V.(2)..................................      45,658         *              6,400         *
Ezra Birnbaum(2).........................................       4,566         *                640         *
Naomi Bodner(2)(3).......................................   2,040,891         21.8         500,000          6.1
Marguerite E. Cascio(4)..................................      10,492         *              4,621         *
Stephen A. Cooper and Randy E. Cooper, as joint
  tenants................................................       9,242         *              4,621         *
Israel A. Englander(2)...................................     182,630          2.2          26,000         *
Bryan I. Finkel(2).......................................      18,263         *              2,500         *
Seth Fireman(2)..........................................      91,315          1.1          20,220         *
Rita Folger(2)...........................................      45,658         *              6,400         *
Friends of Kiryat Meor Chaim, Inc.(2)....................      45,658         *              6,400         *
Juliet Gal...............................................       9,242         *              4,621         *
Irwin L. Gross(2)........................................     273,945          3.3          38,000         *
Barbara M. Henagan.......................................       9,242         *              4,621         *
Laura Huberfeld(2)(3)....................................   2,040,891         21.8         500,000          6.1
Keren M.Y.C.B. Elias Foundation(2).......................      45,658         *              6,400         *
The Lederer Family Trust(4)..............................      10,492         *              4,621         *
Chanie Lerner(2).........................................      45,658         *              6,400         *
Thierry Liverman.........................................       4,621         *              2,310         *
Mighty Net, Inc..........................................      52,500         *             52,500         *
Gloria Lee Morgan........................................       9,242         *              9,242         *
Moshe Mueller(2).........................................      54,789         *              6,000         *
The Nais Corp.(2)........................................      45,658         *              6,400         *
Namax Corp.(2)...........................................      45,658         *              6,400         *
Charles Nebenzahl(2).....................................      45,658         *              1,000         *
Lee M. Polster(4)........................................      10,492         *              4,621         *
Ronald M. Resch(4).......................................      10,492         *              4,621         *
Fred Rudy(2).............................................      45,658         *              6,400         *
Malca Sand(2)............................................      45,658         *              6,400         *
Joshua Schwartz(2).......................................       4,566         *                640         *
Richard Stadtmauer.......................................      45,658         *              6,400         *
G. Van Mourik & J. Van Mourik Revocable Trust............       4,621         *              2,310         *
Gregory Welter...........................................      10,634         *              9,242         *
Brian Welter.............................................       9,242         *              9,242         *
Neil and Betty Joan Welter, as joint tenants.............       9,242         *              9,242         *
Zapco Holdings, Inc......................................       9,242         *              4,621         *

------------
*  Less than 1%

(1) Gives effect to the Recapitalization, but does not give effect to the Underwritten Offering.

(2) This Delayed Selling Stockholder's beneficially owned shares of Common Stock as of December 23, 1996 include the number of shares of Common Stock issuable upon exercise of currently exercisable warrants as is set forth below next to such Delayed Selling Stockholder's name:

                                              (footnotes continued on next page)

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

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

(footnotes continued from previous page)

                                                                                      SHARES OF COMMON STOCK
                                                                                      ISSUABLE UPON EXERCISE
                                       NAME                                                OF WARRANTS
-----------------------------------------------------------------------------------   ----------------------

   Seth Antine.....................................................................            200,000
   Birdsall Corp., N.V.............................................................             25,000
   Ezra Birnbaum...................................................................              2,500
   Naomi Bodner(A).................................................................          1,117,500
   Israel A. Englander.............................................................            100,000
   Bryan I. Finkel.................................................................             10,000
   Seth Fireman....................................................................             50,000
   Rita Folger.....................................................................             25,000
   Friends of Kiryat Meor Chaim, Inc...............................................             25,000
   Irwin L. Gross..................................................................            150,000
   Laura Huberfeld(A)..............................................................          1,117,500
   Keren M.Y.C.B. Elias Foundation.................................................             25,000
   Chanie Lerner...................................................................             25,000
   Moshe Mueller...................................................................             30,000
   The Nais Corp...................................................................             25,000
   Namax Corp......................................................................             25,000
   Charles Nebenzahl...............................................................             25,000
   Fred Rudy.......................................................................             25,000
   Malca Sand......................................................................             25,000
   Joshua Schwartz.................................................................              2,500
   Richard Stadtmauer..............................................................             25,000

     -----------------

     (A) 117,500 of this Delayed Selling Stockholder's total number of beneficially owned shares of Common Stock issuable upon the exercise of warrants currently exercisable are owned by the Bodner/Huberfeld Partnership and are subject to a shared investment power. Each of Naomi Bodner and Laura Huberfeld disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other and the shares of Common Stock beneficially owned by the Bodner/Huberfeld Partnership.

(3) 1,000,000 of this Delayed Selling Stockholder's total number of beneficially owned shares of Common Stock are issuable upon exercise of warrants currently exercisable, subject to this Delayed Selling Stockholder's sole investment power. The remaining 211,500 beneficially owned shares of Common Stock are owned by the Bodner/Huberfeld Partnership, investment power and include 117,500 shares of Common Stock issuable upon exercise of currently exercisable warrants. Each of Naomi Bodner and Laura Huberfeld disclaims beneficial ownership of the shares of Common Stock beneficially owned by the other and the shares of Common Stock beneficially owned by the Bodner/Huberfeld Partnership.

(4) 1,250 of this Delayed Selling Stockholder's total number of beneficially owned shares of Common Stock are issuable upon exercise of currently exercisable warrants.

PLAN OF DISTRIBUTION

     The Delayed Shares covered by this Prospectus are being registered by the Company for the account of the Delayed Selling Stockholders. The Company has been informed by the Delayed Selling Stockholders that they intend to distribute the Delayed Shares in the following manner, subject to the agreement of certain of the Delayed Selling Stockholders, who are selling an aggregate 1,291,588 shares of Common Stock, to refrain from effecting any sales for nine months after the date the final Prospectus relating to the Underwritten Offering has been filed with the Commission. See 'Shares Eligible For Future Sale.'

     The shares may be sold from time to time by the Delayed Selling Stockholders, either directly in privately negotiated transactions or through one or more brokers or dealers (which may include either

                                     Alt-6

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

of the Representatives) on the over-the-counter market, at such prices and upon such terms as may be obtainable. In connection therewith, the Delayed Selling Stockholders and participating brokers or dealers may be deemed to be 'underwriters' as that term is defined in the Securities Act, and commissions or discounts or any profit realized on the sale of shares received by the Delayed Selling Stockholders and such brokers or dealers may be deemed to be underwriting commissions or discounts within the meaning of the Securities Act. The Company has been informed that the Delayed Selling Stockholders do not have, as of the date of this Prospectus, any agreement, arrangement or understanding with any broker or dealer concerning the distribution of the Delayed Shares covered by this Prospectus.

     Notwithstanding the foregoing, the Lead Representative has informed the Company and certain representatives of the Delayed Selling Stockholders who have agreed to the lock-up arrangements, that it would be willing to release, following consummation of the Underwritten Offering, some or all of the shares of Common Stock held or beneficially owned by such Delayed Selling Stockholders under certain circumstances. Although no agreement (oral or written) exists between the Lead Representative and any of the Delayed Selling Stockholders for the sale by or through the Lead Representative of any shares of Common Stock upon release of such shares from the provisions of the lock-up arrangements to which such shares are subject, such services would be provided on customary terms and conditions with a standard commission. See 'Shares Eligible for Future Sale.'


                                     Alt-7

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

                        SHARES ELIGIBLE FOR FUTURE SALE

     The following discussion of shares eligible for future sale excludes up to 4,901,423 shares of Common Stock (subject to lock-up provisions described below) which may be issued pursuant to currently outstanding options, warrants and contractual rights.


     Upon completion of the Underwritten Offering, the Company will have a total of 10,008,108 shares of Common Stock outstanding (10,189,935 shares if the Underwriters' over-allotment options are exercised in full). As of the date of this Prospectus, 5,321,228 shares of the outstanding Common Stock, including the 2,100,000 shares of Common Stock being offered by the Company and the Selling Stockholders in the Underwritten Offering (plus an additional 315,000 shares if the Underwriters' over-allotment options are exercised in full) and the
1,381,056 Delayed Shares offered hereby, are freely tradeable without restriction or registration under the Securities Act or are eligible for sale in the public market without regard to the availability of current public information, volume limitations, manner of sale restrictions or notice requirements under Rule 144(k), in each case by persons other than 'affiliates' (as defined under the Securities Act) of the Company.


     All the remaining 4,686,880 Restricted Shares were issued and sold by the Company in private transactions in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and are restricted securities under Rule 144 of the Securities Act. Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the completion of the Underwritten Offering a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including affiliates of the Company, would be entitled to sell in brokers' transactions or to market makers within any three-month period a number of Restricted shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 100,081 shares, based on the number of shares to be outstanding after the Underwritten Offering, assuming no exercise of the Underwriters' over-allotment options) or (ii) the average weekly trading volume of the Common Stock on The Nasdaq SmallCap Market'SM' during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned Restricted Shares for at least three years, is currently entitled to sell such Restricted Shares under Rule 144(k) without regard to the availability of current public information, volume limitations, manner of sale restrictions or notice requirements. However, under Rule 144, Restricted Shares held by affiliates must continue, after the three-year holding period, to be sold in brokers' transactions or to market makers subject to the volume limitations described above. The above is a summary of Rule 144 and is not intended to be a complete description thereof. As of April 25, 1997, approximately 837,415 Restricted Shares may become eligible for sale pursuant to Rule 144, or continue to be eligible for sale under other exemptions from registration, under the Securities Act.


     Holders of an aggregate of up to 7,832,897 shares of Common Stock, consisting of 4,058,532 Restricted Shares outstanding as of the date of this Prospectus and up to 3,774,365 Restricted Shares issuable upon conversion or exercise of other securities or other contractual rights then outstanding and then convertible or exercisable, in each case depending on the extent to which the Underwriters' over-allotment options are exercised, if at all, will have demand and/or piggyback rights to have such Restricted Shares registered under the Securities Act pursuant to various registration rights agreements with the Company. See ' -- Registration Rights and Certain Lock-Up Arrangements.' The Company, its Directors and officers and certain of its stockholders and holders of options, warrants, conversion or contractual rights to acquire Common Stock, who will hold in the aggregate 1,291,588 of the Delayed Shares, all of which are Freely Tradeable Shares, and up to 10,202,092 Restricted Shares outright or issuable upon exercise of such rights, depending on the extent to which the Underwriters' over-allotment options are exercised, if at all (10,199,782 Restricted Shares if the Underwriters' over-allotment options are exercised in full), have agreed that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or announce any offer, sale, offer of sale, pledge, contract of sale, grant of any option to purchase or other disposition or transfer of) any shares of Common Stock or any capital stock or any



                                     Alt-8

                    [ALTERNATE PAGE FOR DELAYED PROSPECTUS]

_______________________________                  _______________________________

     NO UNDERWRITER, DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----

Prospectus Summary.............................
Risk Factors...................................
The Underwritten Offering......................
Use of Proceeds................................
Price Range of Common Stock....................
Dividend Policy................................
Capitalization.................................
Dilution.......................................
Pro Forma Condensed Combined Financial
  Information..................................
Selected Financial Data........................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................
Business.......................................
Management.....................................
Principal and Selling Stockholders.............
Delayed Selling Stockholders and Plan of
  Distribution.................................
The Recapitalization...........................
Certain Transactions...........................
Description of Capital Stock...................
Shares Eligible for Future Sale................
Validity of Shares.............................
Experts........................................
Available Information..........................
Index to Financial Statements..................   F-1



                                1,381,056 SHARES


                                     [LOGO]


                                 ALL-COMM MEDIA
                                  CORPORATION
                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                               JANUARY    , 1997


_______________________________                  _______________________________

                                    Alt-9

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 78.751 of the Nevada General Corporation Law (the 'NGCL') provides, in effect, that any person made a party to any action by reason of the fact that such person is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by such person as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe such person's conduct was unlawful.

     Article Seventh, Section 6 of the by-laws of the Company, as amended (the 'By-Laws') provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by Chapter 78 of the NGCL.

     In addition, the Company maintains customary directors, officers and corporate liability insurance policies.

     Reference is made to Section 11(b)  of the Underwriting Agreement filed  as
Exhibit 1.1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of the Company against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses, other than underwriting discounts and commissions, paid or payable in connection with the issuance and distribution of the Common Stock being registered hereby (as such expenses are estimated except as noted):


Securities and Exchange Commission Registration Fee.......................................   $  5,015*
National Association of Securities Dealers, Inc. Filing Fee...............................      2,155*
Nasdaq SmallCap Market'SM' Listing Fee....................................................     13,000
Printing and Engraving Expenses...........................................................    350,000
Legal Fees and Expenses...................................................................    350,000
Accounting Fees and Expenses..............................................................    100,000
Blue Sky Fees and Expenses................................................................     52,500
Transfer Agent and Registrar Fees.........................................................      5,000
Miscellaneous Fees and Expenses...........................................................     50,000
                                                                                             --------
     Total................................................................................   $927,670
                                                                                             --------
                                                                                             --------


------------

*  Actual




ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

COMMON STOCK

     In October 1996, the Company issued an aggregate of 1,814,000 shares of its common stock, par value $.01 per share (the 'Common Stock'), valued at $7,256,000 in the aggregate, to the three former shareholders of Metro Services Group, Inc. ('Metro') in connection with the Company's acquisition of Metro. There were no fees, commissions or discounts payable to any person in connection with this issuance. Each of the three investors gave representations to the Company customary for a transaction of this type. All of these shares were issued without registration under the Securities Act of 1933, as amended (the 'Securities Act'), in connection with the Company's acquisition of Metro in an offering not involving a public offering pursuant to the exemption afforded by
Section 4(2) of the Securities Act.

     In April 1996, the Company issued to (i) to an individual, 1,459 shares of Common Stock as payment for consulting fees of $1,750 and having an aggregate value equal to the amount of such consulting fees, (ii) to a public relations firm, 10,000 shares of Common Stock as payment for services rendered over a two-month period and having a value equal to $2.00 per share, the market price of the Common Stock on November 21, 1995 (the date such issuance was approved by the Company's board of directors), (iii) to two former directors who were then serving in such capacity, an aggregate of 6,270 shares of Common Stock as payment for certain directors fees due them in lieu of cash and having a value equal to $2.00 per share, the market price of the Common Stock on November 21, 1995 (the date such issuance was approved by the Company's board of directors), discounted 40% for the restrictions on transferability to which such shares are subject, and (iv) to nine employees, an aggregate of 61,462 shares of Common Stock, valued at $2.00 per share, the market price of the Common Stock on November 21, 1995 (the date such issuance was approved by the Company's board of directors), discounted 40% for the restrictions on transferability to which such shares are subject, as compensation in lieu of cash salary. All of the foregoing shares were issued at a time when, at the parent company level, the Company was experiencing a liquidity crisis and was unable to satisfy its payroll and other compensation obligations as a result of the prohibition on the upstreaming of cash from SD&A contained in the operating covenants agreement, now terminated, with Mr. Dunn, the seller of SD&A. There were no fees or commissions payable to any person in connection with these issuances.

     Each of the investors referred to in clauses (ii) and (iii) above represented to the Company that such investor was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. Three of the employees referred to in clause (iv) above, who were issued an aggregate of 41,147 shares of Common Stock, were directors and/or executive officers of the Company at the time of issuance and were 'accredited investors' as such term is defined in Rule 501(a)(4) of Regulation D of the Securities Act. All of the shares issued to the two former directors, the public relations firm referred to in clause (ii) above and these three employees were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation D of the Securities Act. The remaining six employees and the individual consultant referred to in clause (i) above were all unaccredited investors and the shares issued to them were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In April 1996, the Company issued 62,500 shares of Common Stock, for $100,000, to an individual accredited investor and an aggregate of 12,500 shares of Common Stock to four other unaccredited investors (two as joint tenants), each with a 'purchaser representative,' for aggregate consideration of $20,000. There were no fees, commissions or discounts payable to any person in connection with this issuance, nor was there a placement agent. The individual accredited investor represented to the Company that he was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. The other four unaccredited investors, all of whom were related parties, had a 'purchaser representative' as such term is defined in Rule 501 of Regulation D of the Securities Act. All of these shares were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation D of the Securities Act.

     In May 1995, the Company issued an aggregate of 413,759 shares of Common Stock to six European institutional accredited investors for aggregate consideration of $1,108,375 (or $2.68 per share), less fees, commissions and/or discounts aggregating $89,745. Value Investing Partners Inc. acted as placement agent. Each such investor represented to the Company that such investor was a 'non-U.S. investor' and gave other representations customary for a transaction of this type. Value Investing Partners, Inc., as placement agent, represented to the Company that (i) no offer of such shares was made to any 'U.S. person' as such term is defined in Rule 902 of Regulation S of the Securities Act, (ii) no 'directed selling efforts', as such term is defined in Rule 902 of Regulation S of the Securities Act, occurred in the United States and (iii) the offering of such shares qualified as an 'offshore transaction' as such term is defined in Rule 902 of Regulation S of the Securities Act and gave other representations customary for a transaction of this type. The 413,759 shares of Common Stock were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation S of the Securities Act. In addition, as payment for certain finders' fees related to the issuance of such shares, the Company issued warrants
exercisable  for  an  aggregate  of  11,827  shares  of  Common  Stock  to   six
individuals.   These  warrants  were  issued   without  registration  under  the
Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In April 1995, in connection with the Company's acquisition of Alliance Media Corporation ('Alliance') and immediately prior to the merger (the 'Merger') of a subsidiary of the Company into Alliance, Alliance issued to 36 accredited investors and 6 unaccredited investors an aggregate of 22,000.0505 shares of its common stock, for consideration of $1,509,750 in the aggregate, less fees, commissions and/or discounts aggregating $78,250. Each of W.J. Gallagher & Company, Inc. and Whale Securities Co., L.P., acted as placement agent. Each such accredited investor represented to the Company that such investor was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. Each of the other investors represented to the Company that such investor either alone or with such investor's 'purchaser representative,' as such term is defined in Rule 501 of Regulation D of the Securities Act, had such knowledge and experience in financial and other business matters that such investor was capable of evaluating the merits and risks of the investment in the Common Stock. All of these shares were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation D of the Securities Act.

     In April 1995, immediately after the private placement effected by Alliance, in connection with the Merger and pursuant to the Acquisition Agreement dated as of February 7, 1995, as amended, relating thereto, the Company issued 1,025,000 shares of Common Stock, valued at $2,745,000 in the aggregate (or $2.68 per share), to the former stockholders of Alliance in exchange for such stockholders' shares of Alliance. Each such former stockholder of Alliance represented to the Company that such former stockholder was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act or that such investor either alone or with such investor's 'purchaser representative,' as such term is defined in Rule 501 of Regulation D of the Securities Act, had such knowledge and experience in financial and other business matters that such investor was capable of evaluating the merits and risks of the investment in the Common Stock and gave other representations customary for a transaction of this type. All 1,025,000 shares were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation D of the Securities Act. In addition, as payment for certain finders' fees related to the Merger, the Company paid an aggregate of $200,000 in cash and issued an aggregate of 37,500 shares of Common Stock and warrants exercisable for 25,000 shares of Common Stock, such shares and warrants being valued at $100,000 in the aggregate, to an investment banking firm and its three designees, which investment banking firm and one of its designees were institutional accredited investors and which other two designees were individual accredited investors. Each of such investors represented to the Company that such investor was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. All of these shares were issued without registration under the Securities Act pursuant to the exemption afforded by
Section 4(2) and Regulation D of the Securities Act.

     In April 1995, in connection with the sale of Sports-Tech International, Inc. ('STI'), the Company issued 5,000 shares of Common Stock and warrants exercisable for an aggregate 2,500 shares of Common Stock, valued at $38,750 in the aggregate, to the former president of STI in settlement of the termination of his employment agreement with the Company. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These shares and warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) and Regulation D of the Securities Act.

     Pursuant to a Settlement and Release Agreement dated June 17, 1994, in June 1994, the Company issued 25,000 shares of Common Stock, valued at $250,000, and in September 1994, the Company issued 37,500 shares of Common Stock, valued at $150,000, in each case to a former consulting firm to Sports

Tech International, Inc., a former subsidiary of the Company, as settlement for the termination of its consulting contract. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These shares were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

Convertible Preferred Stock

     On May 9, 1996, the Company issued 10,000 shares of its Series A Convertible Preferred Stock (the 'Series A Preferred Stock'), convertible into 300,000 shares of Common Stock, and warrants exercisable for 100,000 shares of Common Stock, valued at $16,000, to a non-U.S. institutional investor for aggregate consideration of $750,000, less fees, commissions and/or discounts aggregating $63,000. Such investor represented to the Company that such investor was a 'non-U.S. investor' and gave other representations customary for a transaction of this type. These shares were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation S of the Securities Act. On June 7, 1996, in connection with the issuance of the Series B Redeemable Convertible Preferred Stock and the convertible notes referred to below, the Company repurchased all of the outstanding shares of its Series A Preferred Stock for $800,000 plus fees of $12,500. In addition, in July 1996, the Company issued (i) Warrants exercisable for 25,000 shares of Common Stock, valued at $15,000, to the former holder of the Series A Preferred Stock as part of the consideration for the repurchase thereof and (ii) warrants exercisable for 12,500 shares of Common Stock, valued at $7,500, to an investment firm for its assistance in structuring the repurchase. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     On June 7, 1996, the Company issued 6,200 shares of its Series B Redeemable Convertible Preferred Stock (the 'Series B Preferred Stock'), convertible into 2,480,000 shares of Common Stock, and warrants exercisable for an aggregate 3,100,000 shares of its Common Stock to 29 accredited investors, for aggregate consideration of $3,100,000, less fees, commission and/or discounts aggregating $218,914, of which $80,000 was paid Jason Lyons as a finder's fee. Each of such investors represented to the Company that such investor was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. These shares of Series B Preferred Stock and the related warrants were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation D of the Securities Act. On December 23, 1996, all of the shares of the Series B Preferred Stock were converted, in accordance with the terms thereof, into 2,480,000 shares of Common Stock and all accrued interest thereon was converted into 81,534 shares of Common Stock. In connection with such conversions, each of the holders of the Series B Preferred Stock represented to the Company that it was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. The shares of Common Stock were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2), Regulation D and Section 3(a)(9) of the Securities Act.

     Also on June 7, 1996, the Company issued $1,000,000 of convertible notes due June 1, 1998 and warrants exercisable for an aggregate 3,000,000 shares of its common stock to two accredited investors. There were no fees, commissions or discounts payable to any person in connection therewith and there was no placement agent. Each of such investors represented to the Company that such investor was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. These notes and warrants were issued without registration under the Securities Act pursuant to the exemption afforded by
Section 4(2) and Regulation D of the Securities Act.

     On September 10, 1996, the convertible notes and the warrants issued to the holders of the convertible notes referred to above were rescinded retroactive to June 7, 1996 and replaced with (i) 2,000 shares of the Company's Series C Redeemable Convertible Preferred Stock (the 'Series C Preferred Stock'), convertible into 166,666 shares of Common Stock, for aggregate consideration of $1,000,000, and (ii) warrants relating to 3,000,000 shares of Common Stock. There were no fees, commissions or discounts. Each of such investors represented to the Company that such investor was an

'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. These shares and warrants were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2), Regulation D and Section 3(a)(9) of the Securities Act. On December 23, 1996, (i) all of the shares of the Series C Preferred Stock were repurchased for promissory notes in an aggregate principal amount of $1.0 million, (ii) all of the warrants issued in connection with the Series C Preferred Stock were exchanged for 600,000 shares of Common Stock and (iii) all accrued interest on the Series C Preferred Stock was converted into 7,306 shares of Common Stock. In connection with such exchange and conversion, each of the holders of the Series C Preferred Stock represented to the Company that it was an 'accredited investor' as such term is defined in Rule 501 of Regulation D of the Securities Act and gave other representations customary for a transaction of this type. The shares of Common Stock were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2), Regulation D and Section 3(a)(9) of the Securities Act.

Warrants

     Upon successful consummation of the Underwritten Offering, the Company will issue warrants exercisable for an aggregate of 160,414 shares of Common Stock to certain stockholders as consideration for such stockholders' agreement to certain of the lock-up arrangements described under 'Shares Eligible for Future Sale.' Each of the stockholders receiving such warrants will be required to represent to the Company that such person is an 'accredited investor' as defined in Rule 501 of Regulation D of the Securities Act or that such investor either alone or with such investor's 'purchaser representative,' as such term is defined in Rule 501 of Regulation D of the Securities Act, had such knowledge and experience in financial and other business matters that such investor was capable of evaluating the merits and risks of the investment in the warrants and Common Stock and other customary representations customary for a transaction of this type. These securities will be issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) and Regulation D of the Securities Act.

     In September 1996, the Company issued warrants exercisable for 50,000 shares of Common Stock for aggregate consideration of $2,500 to Mr. Coppersmith pursuant to the consulting agreement between Mr. Coppersmith and the Company. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by
Section 4(2) of the Securities Act.

     In August 1996, the Company issued warrants exercisable for 50,000 shares of Common Stock for aggregate consideration of $2,500 to Mr. Jones pursuant to the consulting agreement between Mr. Jones and the Company. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In February 1996, the Company issued warrants exercisable for 5,000 shares of Common Stock, valued at $4,000, to an individual as payment for advisory services rendered. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In February 1996, the Company issued warrants exercisable for 10,000 shares of Common Stock, valued at $7,000, to a law firm, three individuals related to such law firm and a trust of one other individual related to such law firm for legal services provided in connection with the private placement of Alliance common stock pursuant to Regulation D referred to above. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In January 1996, the Company issued warrants exercisable for 12,500 shares of Common Stock, valued at $4,000, to a public relations firm for services rendered. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In January 1996, the Company issued warrants exercisable for 15,000 shares of Common Stock, valued at $7,000, to an investment advisory firm for services rendered. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In January 1996, the Company issued warrants exercisable for 5,000 shares of Common Stock, valued at $3,000, to Mr. Dunn, the former owner of Stephen Dunn & Associates, Inc. ('SD&A'), in consideration for the restructuring of the indebtedness of the Company to Mr. Dunn incurred in connection with Alliance's acquisition of SD&A. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In October 1995 and April 1996, the Company issued warrants exercisable for 52,500 shares of Common Stock in the aggregate, valued at $43,000, to three individuals as an inducement to enter into an option agreement relating to the sale of the Company's land in Laughlin, Nevada and as consideration for the extension of the put right held by the holders of the option, respectively. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

     In May 1995, the Company issued warrants exercisable for 6,250 shares of Common Stock, which warrants were not valued, to a law firm for legal services rendered in connection with the private placement by Alliance of its common stock pursuant to Regulation D referred to above. There were no fees, commissions and/or discounts payable to any person in connection with this issuance. These warrants were issued without registration under the Securities Act in an offering not involving a public offering pursuant to the exemption afforded by Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a) Exhibits




 EXHIBIT
 NUMBER                                         ITEM                                                 EXHIBIT
---------  -------------------------------------------------------------------------------     --------------------
                                                                                                  (SEE NOTES)(*)
 1.1       Form of Underwriting Agreement                                                      A
 1.2       Form of Underwriters' Warrant Agreement                                             A
 2.1       Acquisition Agreement dated as of  February 7, 1995 between Sports-Tech,  Inc.,
           STI Merger Corporation and Alliance Media Corporation                               G (1)
 2.2       Amendment No. 1 to the Acquisition Agreement dated April 21, 1995                   H (2)
 2.3       Merger  Agreement dated as of April 21, 1995 between STI Merger Corporation and
           Alliance Media Corporation                                                          H (3)
 2.4       Stock Purchase Agreement dated  as of January 31,  1995 between Alliance  Media
           Corporation and Mr. Stephen Dunn                                                    H (4)
 2.5       Agreement and Plan of Merger dated as of October 1, 1996 between All-Comm Media
           Corporation,   Metro  Services  Group,   Inc.,  Metro  Merger   Corp.  and  the
           Shareholders named therein                                                          K (2.1)
 3.1       Amended and Restated Articles of Incorporation                                      C (3(a)(1))
 3.2       Certificate of Amendment to the Amended and Restated Articles of Incorporation      A
 3.3       Certificate of Amendment to the Amended and Restated Articles of Incorporation      D (3(iii))
 3.4       Certificate of Amendment to the Amended and Restated Articles of Incorporation      E (3(v))
 3.5       By-Laws                                                                             C (3(c)(2))
 3.6       Certificate of Designation for Series B Convertible Preferred Stock, as amended     A
 3.7       Certificate of Designation for Series C Convertible Preferred Stock                 A
 5.1       Opinion of Lionel Sawyer & Collins                                                  A
10.1       1991 Stock Option Plan                                                              F (28.1)
10.2       Operating Covenants  Agreement  dated April  25,  1995 between  Alliance  Media
           Corporation and Mr. Stephen Dunn                                                    H (5)

 EXHIBIT
 NUMBER                                         ITEM                                                 EXHIBIT
---------  -------------------------------------------------------------------------------     --------------------
                                                                                                  (SEE NOTES)(*)
10.3       Pledge  Agreement dated as of April 25, 1995 between Alliance Media Corporation
           and Mr. Stephen Dunn                                                                H (6)
10.4       Lease Agreement dated January 1, 1989  between Stephen Dunn & Associates,  Inc.
           and Mr. Stephen Dunn relating to 1728 Abbott Kinney Boulevard                       A
10.5       Form  of promissory note  of Alliance Media Corporation  payable to Mr. Stephen
           Dunn with respect to sale of SD&A (included in Exhibit 2.4)                         H (4)
10.6       Memorandums of  Understanding relating  to deferral  of payments  on  long-term
           obligations payable to seller of SD&A                                               J (10.6)
10.7       Letter  from  Mr. Stephen  Dunn agreeing  to  long-term obligation  payment and
           restructuring                                                                       I (10.9)
10.8       Form of Private Placement Purchase Agreement for Convertible Notes                  I (10.8)
10.9       Form of Warrant Certificate (without registration rights)                           A
10.10      Form of  promissory  note  of  All-Comm  Media  Corporation  issued  to  former
           shareholders of Metro Services Group, Inc. (included in Exhibit 2.5)                K (2.1)
10.11(a)   Form  of  Registration Rights  Agreement  dated as  of  October ,  1996 between
           All-Comm Media  Corporation and  the Shareholders  named therein  (included  in
           Exhibit 2.5)                                                                        K
10.11(b)   Amendment  No. 1 to  the Registration Rights  Agreement dated as  of October 9,
           1996                                                                                L (10.3)
10.12      Form of Employment Agreement between  All-Comm Media Corporation and Mr.  Barry
           Peters                                                                              A
10.13      Form  of Employment  Agreement between  All-Comm Media  Corporation and  Mr. E.
           William Savage                                                                      A
10.14      Form of Employment Agreement  between Stephen Dunn &  Associates, Inc. and  Mr.
           Stephen Dunn (included in Exhibit 2.4)                                              H (4)
10.15      Form  of Employment Agreement  between Stephen Dunn &  Associates, Inc. and Mr.
           Thomas Scheir (included in Exhibit 2.4)                                             H (4)
10.16      Form of Employment  Agreement between  Metro Services  Group, Inc.  and Mr.  J.
           Jeremy Barbera (included in Exhibit 2.5)                                            K (2.1)
10.17      Form  of Employment Agreement between Metro Services Group, Inc. and Mr. Robert
           M. Budlow (included in Exhibit 2.5)                                                 K (2.1)
10.18      Form of Employment Agreement between Metro  Services Group, Inc. and Ms.  Janet
           Sautkulis (included in Exhibit 2.5)                                                 K (2.1)
10.19      Form of Consulting Agreement between All-Comm Media Corporation and Mr. Seymour
           Jones                                                                               A
10.20      Form  of Consulting  Agreement between  All-Comm Media  Corporation and  Mr. S.
           James Coppersmith                                                                   A
10.21      Form of  Consulting Agreement  between All-Comm  Media Corporation  and Mr.  C.
           Anthony Wainwright                                                                  A
10.22      Excerpt  from Confidential Private Placement  dated February 1995 Memorandum of
           Alliance Media Corporation relating to Common Stock registration rights             A
10.23(a)   Letter agreement dated  February 7,  1995 between  Alliance Media  Corporation,
           Sports-Tech,  Inc., Whale  Securities Co.,  L.P. and  Golenberg &  Geller, Inc.
           relating in part to Common Stock registration rights                                A
10.23(b)   Letter agreement  dated May  19, 1995  between All-Comm  Media Corporation  and
           Marshall Geller relating in part to Common Stock registration rights                A
10.23(c)   Letter  agreement dated  May 19,  1995 between  All-Comm Media  Corporation and
           Glenn Golenberg relating in part to Common Stock registration rights                A
10.24(a)   Settlement and Release  Agreement dated  as of  June 17,  1994 between  Sheldon
           Kasower, Membership Development, Inc. and Sports-Tech, Inc. relating in part to
           Common Stock registration rights                                                    A
10.24(b)   Letter  agreement dated January  13, 1995 between  Membership Development, Inc.
           and Sports-Tech, Inc. relating to Common Stock registration rights                  A

 EXHIBIT
 NUMBER                                         ITEM                                                 EXHIBIT
---------  -------------------------------------------------------------------------------     --------------------
                                                                                                  (SEE NOTES)(*)
10.25      Form of Series B Convertible Preferred Stock Subscription Agreement relating in
           part to Common Stock registration rights                                            A
10.26      Form of  Series  C  Convertible  Preferred  Stock  Private  Placement  Purchase
           Agreement                                                                           A
10.27      Form of Warrant Certificate (with registration rights)                              A
10.28(a)   Option Agreement dated as of October 1, 1995 between All-Comm Media Corporation
           and certain individuals named therein                                               D (10.4)
10.28(b)   Amendment to Option Agreement dated April 19, 1996                                  J (10.5)
10.29      Form of Transfer and Registration Rights Agreement between Mr. Stephen Dunn and
           Sports-Tech, Inc. (included in Exhibit 2.4)                                         H (4)
10.30      Form of Series B Conversion Agreement                                               A
10.31      Form of Warrant Cancellation Agreement                                              A
10.32      Form of Series C Repurchase and Exchange Agreement                                  A
10.33      Form of Option Cancellation Agreement                                               A
10.34      Form of Amended and Restated Series B Conversion Agreement                          A
10.35      Form of Amended and Restated Series C Repurchase and Exchange Agreement             A
10.36      Form of Amended and Restated Option Cancellation Agreement                          A
11.1       Statement Regarding Computation of Net Income Per Share                             E (11)
21.1       List of Subsidiaries of the Company                                                 E (22.1)
23.1       Consent of Lionel Sawyer & Collins (included in Exhibit 5.1)                        A
23.2       Consent of Coopers & Lybrand L.L.P. (Sherman Oaks)                                  B
23.3       Consent of Coopers & Lybrand L.L.P. (New York)                                      B
23.4       Consent of Jones, Day, Reavis & Pogue                                               A
24.1       Power  of Attorney executed by Barry Peters, E. William Savage, Scott Anderson,
           S. James Coppersmith, Seymour Jones, C. Anthony Wainwright and Jeremy Barbera       A
27.1       Financial Data Schedule                                                             A


(b) Financial Statement Schedules

     None.

Notes relating to Exhibits

      A  Previously filed.

      B  Filed herewith.

      C Incorporated by reference to the Company's Registration Statement on Form S-4 No. 33-45192, declared effective on February 12, 1992.

      D Incorporated by reference to the Company's Report on Form 10-K for the fiscal year ended June 30, 1995.

      E Incorporated by reference to the Company's Report on Form 10-K for the fiscal year ended June 30, 1996.

      F Incorporated by reference to the Company's Registration Statement on Form S-8 No. 33-43520.

      G Incorporated by reference to the Company's Report on Form 8-K dated February 7, 1995.

      H Incorporated by reference to the Company's Report on Form 8-K dated April 25, 1995.

      I Incorporated by reference to the Company's Report on Form 8-K dated June 7, 1996.

      J Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended March 31, 1996.

      K Incorporated by reference to the Company's Report on Form 8-K dated October 11, 1996.

      L Incorporated by reference to the Company's Report on Form 10-Q for the quarter ended September 30, 1996.

*  Numbers in parentheses next to any of the above letters C through L refer  to
   the   exhibit  numbers  within  each  document  from  which  the  Exhibit  is incorporated by reference herein.

ITEM 28. UNDERTAKINGS.

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement; and

             (iii) To include any additional or changed material inform with respect to the plan of distribution previously disclosed in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 6 to the registrant's registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Culver City, in the State of California, on January 21, 1997.


                                          ALL-COMM MEDIA CORPORATION

                                          By:          /s/ BARRY PETERS
                                              .................................
                                                        BARRY PETERS
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 6 to the registrant's registration statement on Form SB-2 has been signed by the following persons in the capacities indicated on January 21, 1997.


                SIGNATURE                                                   TITLE
------------------------------------------  ---------------------------------------------------------------------

             /S/ BARRY PETERS               Chairman of the Board and Chief Executive Officer (Principal
 .........................................    Executive Officer)
               BARRY PETERS

                    *                       Director, President, Chief Operating Officer, Secretary and Treasurer
 .........................................    (Chief Operating Officer)
            E. WILLIAM SAVAGE

                    *                       Chief Financial Officer (Principal Financial and Accounting Officer)
 .........................................
              SCOTT ANDERSON

                    *                       Director
 .........................................
           S. JAMES COPPERSMITH

                    *                       Director
 .........................................
              SEYMOUR JONES

                    *                       Director
 .........................................
          C. ANTHONY WAINWRIGHT

                    *                       Director
 .........................................
              JEREMY BARBERA

                                          *By:          /s/ BARRY PETERS
                                                ................................
                                                        BARRY PETERS
                                               PURSUANT TO POWERS OF ATTORNEY
                                                  FILED PREVIOUSLY WITH THE
                                                          SECURITIES
                                                   AND EXCHANGE COMMISSION

                      Statement of Differences
                      ------------------------
The service mark shall be expressed as .....'SM'
The section symbol shall be expressed as ....'SS'